    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 1996

                                                     REGISTRATION NO. 333-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                 CARSON, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
         DELAWARE                    2844                    06-142-8605
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
     INCORPORATION OR
       ORGANIZATION)

                                 64 ROSS ROAD
                           SAVANNAH INDUSTRIAL PARK
                              SAVANNAH, GA 31405
                                (912) 651-3400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                DR. LEROY KEITH
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 64 ROSS ROAD
                           SAVANNAH INDUSTRIAL PARK
                              SAVANNAH, GA 31405
                                (912) 651-3400
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
           IT IS REQUESTED THAT COPIES OF COMMUNICATIONS BE SENT TO:

        LAWRENCE LEDERMAN, ESQ.               GERALD S. TANENBAUM, ESQ.
     ARNOLD B. PEINADO, III, ESQ.               HELENE R. BANKS, ESQ.
    MILBANK, TWEED, HADLEY & MCCLOY            CAHILL GORDON & REINDEL
       ONE CHASE MANHATTAN PLAZA                   80 PINE STREET
          NEW YORK, NY 10005                     NEW YORK, NY 10005
            (212) 530-5000                         (212) 701-3000
                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                               ----------------

  If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. [_]
                                             ____________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                         ____________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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- -------------------------------------------------------------------------------

                                              PROPOSED
                                              MAXIMUM   PROPOSED
                                              OFFERING   MAXIMUM
                                   AMOUNT      PRICE    AGGREGATE   AMOUNT OF
    TITLE OF EACH CLASS OF          TO BE       PER     OFFERING   REGISTRATION
  SECURITIES TO BE REGISTERED   REGISTERED(1) SHARE(2)  PRICE(2)       FEE
- -------------------------------------------------------------------------------
Class A Common Stock..........    4,472,222    $18.00  $80,500,000   $27,759

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
(1) Includes 583,333 shares subject to options granted to the U.S.
    Underwriters and International Managers to cover any over-allotments.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page and the section entitled "Underwriting." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

                             SUBJECT TO COMPLETION
                     PRELIMINARY PROSPECTUS DATED    , 1996
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                       SHARES

                                  CARSON, INC.

                              CLASS A COMMON STOCK

                                  -----------
  Of the     shares of Class A Common Stock of Carson, Inc. offered hereby,
shares are being offered by Carson, Inc. (the "Company") and    shares are
being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

  Of the shares being offered hereby,    shares are being offered for sale
initially in the United States and Canada by the U.S. Underwriters and
   shares are being offered for sale initially in a concurrent offering outside of the United States and Canada by the International Managers. The initial public offering price and the underwriting discount per share are identical for both Offerings. See "Underwriting."

  Upon consummation of the Offerings, the Company's issued and outstanding capital stock will consist of Class A Common Stock offered hereby, Class B Common Stock and Class C Common Stock, each with a par value of $.01 per share (the "Common Stock"). The Class A Common Stock entitles each holder to one vote per share and the Class C Common Stock entitles each holder to ten votes per share. The Class B Common Stock generally is not entitled to vote on any matter submitted for the vote of stockholders. See "Description of Capital Stock." Immediately after the Offerings, DNL Partners, Limited Partnership and its
affiliates will have approximately    % of the combined voting power with
respect to all matters submitted for the vote of all stockholders. See "Principal and Selling Stockholders."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering
price will be between $    and $    per share. For a discussion relating to the
factors to be considered in determining the initial public offering price, see "Underwriting."

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "CIC," subject to official notice of issuance.

  SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE  SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
 AND  EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR  HAS
 THE  SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                  PROCEEDS TO
                             PRICE TO        UNDERWRITING       PROCEEDS TO         SELLING
                              PUBLIC          DISCOUNT (1)      COMPANY (2)      STOCKHOLDERS
- ---------------------------------------------------------------------------------------------
Per Share..............        $                 $                 $                 $
- ---------------------------------------------------------------------------------------------
Total(3)...............       $                 $                 $                 $
- ---------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted the U.S. Underwriters and the International
    Managers options, exercisable within 30 days after the date hereof, to
    purchase up to an additional     shares and     shares of Class A Common
    Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $   and $   , respectively.
    See "Underwriting."

                                  -----------
  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about    , 1996.

                                  -----------

MERRILL LYNCH & CO.            DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                  -----------

                   The date of this Prospectus is    , 1996.

                                  [ART WORK]





  The names Dark & Lovely(R), Dark & Lovely Excelle(R), Dark & Natural(R), Beautiful Beginnings(R), Reviving Colors(R), and Magic(R) are included among the registered trademarks of the Company. The names Fail Safe(TM), DL 2000(TM), Comfort Plus(TM) and Color Care(TM) are the subject of pending trademark registrations.

  IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated or where the context otherwise requires, (i) all information in this Prospectus gives effect to the Recapitalization (as defined herein) and assumes no exercise of the Underwriters' over-allotment options, and (ii) all references herein to the "Company" refer to Carson, Inc., Aminco, Inc. (the "Predecessor") and their direct and indirect subsidiaries. Unless otherwise indicated, certain industry data and data regarding the Company's products in this Prospectus are based on (i) the December 1995 Combined Food and Drug Store Report (the "Towne-Oller Report") published by Towne-Oller & Associates, Inc., a market research organization and a subsidiary of Information Resources Inc., and (ii) a July 1995 report published by Packaged Facts, an independent market research company that provides market data to consumer products companies and relies on a variety of information sources including the Towne-Oller Report (the "Packaged Facts Report"). Towne-Oller's data is based on market samples from food and drug chain stores, which constitute approximately 20% of the total ethnic health and beauty aids product distribution channels, and is therefore limited in scope. While the Company believes these reports to be reliable, the Company has not independently verified the data contained therein. References herein to fiscal years refer to the Company's fiscal year ending March 31 in the year referenced.

                                  THE COMPANY

GENERAL

  The Company is the leading manufacturer and marketer in the U.S. retail ethnic hair care market for African-Americans. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company currently sells over 60 different products under five principal brand names, including Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural and Magic. The majority of the Company's sales are derived from four segments of the ethnic health and beauty aids market: hair relaxers and texturizers, which are used to chemically treat and straighten hair (constituting approximately 50% of the Company's net sales in fiscal
1996), hair color, shaving products and hair care maintenance products. The Company's products are specifically formulated to address the unique physiological characteristics of hair of persons of African descent, which typically include curliness and dryness. The Company markets its products in the United States with its own experienced direct sales force. The Company also currently markets its products in 60 countries outside of the United States, primarily through local distributors. In fiscal 1996, approximately 23.8% of the Company's net sales were derived from sales within these countries.

  On August 23, 1995, the Predecessor was acquired (the "Acquisition") by an investor group which assembled a new management team to focus on enhancing the Company's position in the ethnic hair care market. Several important initiatives have been undertaken by the new management, including establishing a manufacturing facility in South Africa, expanding the in-house direct sales force, selecting a new ethnic-oriented advertising agency, reinvigorating the product line with new packaging and accelerating the introduction of new products. The Company experienced a 17.5% increase in net sales from $58.1 million in fiscal 1995 to $68.3 million in fiscal 1996 and a 45.6% increase in operating income from $8.2 million in fiscal 1995 to $12.0 million in fiscal 1996.

ETHNIC MARKET LEADERSHIP

  The Company's resources are focused primarily on satisfying the unique hair care needs of individuals of African descent worldwide. The Company believes that it has the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and shaving products). The Company attributes its leading market position to its strong brand names, combined with its direct sales force, broad distribution, research and development capabilities and experienced management team. Because of these strengths, the Company believes that it has a competitive advantage over both the companies specializing in products for the ethnic hair care market and the few general market companies that compete in the ethnic hair care market, but whose principal resources are targeted to the general health and beauty aids market.

  . Strong brands. The Company currently sells its products under five principal brand names including Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural and Magic. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market for African-Americans. The Company believes that its brand strength is based upon product quality, properly targeted advertising, package design, reputation for innovation and focused commitment to the unique needs of ethnic consumers.

  . Experienced Sales Force and Broad Distribution. In April 1995, the Company established a direct sales force to enhance its ability to further penetrate existing markets with both current and new products. The sales force has significant sales experience both with major consumer product companies and ethnic hair care competitors. The Company believes that it now has the largest direct sales force serving the U.S. retail ethnic hair care market. Historically, the Company used commissioned sales brokers, as is the industry norm, who tended to have conflicting brand loyalties and provided minimal marketing and sell-through support. In the United States, the Company benefits from having its extensive product line distributed broadly through three principal channels: (i) multi-warehouse chains, including mass merchandisers (e.g., Wal-Mart, K-Mart), major drug chains (e.g., Walgreens, Revco), food chains (e.g., Winn Dixie, Kroger) and discount chains (e.g., Family Dollar, Dollar General), (ii) beauty and barber supply stores ("B&Bs") such as Alberto-Culver Company's Sally's Beauty Supply stores and members of the National Beauty Supply Dealers Association, and (iii) ethnic product distributors.

  . Research and Development. The Company believes that its heritage of technological innovation and its focused research and development ("R&D") effort are important to maintaining its market leadership position. Three of the ethnic hair care industry's most significant innovations were introduced by the Company: the first hair color developed exclusively for hair of persons of African descent (1972), the first no-lye relaxer, which provided a safe relaxer product for home use
     (1978), and the Fail Safe technology for no-lye relaxers (1993), which eliminates problems associated with imprecise mixing which can make no-lye products too weak, thereby impacting straightening, or too strong, leading to hair damage. One of the most significant sources of consumer complaints in the industry is inconsistent results caused by mixing errors. The Company believes that its R&D department, led by two industry experienced chemists with Ph.D.s and including nine other researchers and technicians, represents the largest R&D effort focused on the ethnic hair care market.

  . Experienced Management Team. In connection with the Acquisition, the senior management of the Predecessor was replaced. A team of seasoned senior executives with extensive experience in the ethnic market and consumer products industry was recruited to build on the Company's strong position in the global ethnic hair care market. As Chairman and Chief Executive Officer, Dr. Leroy Keith, former President of Morehouse College and Director of the Predecessor, entrepreneur and prominent member of the African-American community, provides the Company with leadership and vision. Joyce M. Roche, President and Chief Operating Officer, has over 20 years of experience in the health and beauty aids industry, including positions as Senior Vice President of Marketing and Vice President of Global Marketing at Avon Products, Inc. ("Avon") and Director of Marketing at Revlon, Inc. ("Revlon"). Dennis Smith, Executive Vice President of Sales, has over 20 years of experience in the ethnic hair care industry, including senior management positions with a competitor and 14 years with the Company. Miriam Muley, Executive Vice President of Marketing, has over 17 years of consumer products industry experience, having held marketing positions at Avon, Bristol-Myers Squibb Company's Clairol division and Johnson & Johnson. This management team has focused the Company's strategy to further develop the ethnic hair care market both in the United States and internationally.

GROWTH STRATEGY

  The Company believes that it is well positioned to grow both internally and through acquisitions, in order to enhance its market position in the ethnic hair care market. The Company intends to achieve its goals by (i) increasing its share of existing markets, (ii) increasing international expansion, (iii) leveraging brands into new categories, (iv) targeting the U.S. professional salon market and (v) capitalizing on selective acquisition opportunities.

  . Increase Share of Existing Markets. Product innovation and ongoing upgrading of existing products are the cornerstone of the Company's efforts to increase its market share in existing markets. The Company recently incorporated into all of its relaxer products its latest innovation in relaxer technology, called Fail Safe, which eliminates the problem of mixing errors which occur with the in-home use of no-lye relaxers. The Company's Fail Safe technology assures that the consumer will not make a mixing error and thereby vary the relaxer strength. The Company has been on an aggressive schedule of new product introductions or existing product upgrades during the last several years with over 10 products that have been recently introduced or that will be introduced during the next six months, including improved Dark & Lovely and Excelle products, a new shampoo and conditioner to complement the Company's hair color products and a new Magic mild cream formula shaving product.

  . Increase International Expansion. The Company believes it is poised for growth in markets such as Africa, Brazil and the Caribbean, each of which has a significant concentration of consumers of African descent. The Company currently markets its entire product line in over 60 countries worldwide under the same brand names as it uses in the United States. International sales in fiscal 1996 of $16.3 million represented 23.8% of the Company's fiscal 1996 net sales and increased 48.0% compared to fiscal 1995.

    -- Africa: In fiscal 1996, the Company had sales of approximately $7.7 million to 17 of the 55 African countries. The Company commenced its own manufacturing operations in South Africa in March 1996 to support its African strategic initiatives. The Company's key strategic initiatives to achieve growth throughout the African continent are to: (i) continue market penetration and expansion of the core Southern African business; (ii) establish and develop distribution and/or manufacturing facilities in East Africa and West Africa; (iii) extend existing product lines to include related product categories such as cosmetics; and (iv) identify selected strategic acquisitions.

    -- Brazil: Brazil has a population of approximately 100 million people of African descent, almost three times the number of people of African descent as the United States. Moreover, the Company believes that the ethnic hair care industry in Brazil is underdeveloped and that the country's improving economy and demographic trends make this market attractive for the introduction of the Company's products. The Company began establishing a distribution network and training stylists in Brazil in October 1995, through a strategic alliance with Servico Nacional de Aprendizagem (SENAC), a national professional services training organization. The Company intends to use Brazil as a base for expanding its products and facilities to other Central and South American countries.

    -- Caribbean: In order to increase sales penetration in the Caribbean region, the Company recently appointed a Caribbean Sales Manager and is investigating whether to establish a factory in Jamaica which would enable the Company to produce in a Caribbean Community and Common Market (CARICOM) nation, thereby substantially reducing taxes and tariffs. The Company has sold products into the Caribbean on an export basis through brokers since before 1975, but expects to benefit from a more focused local marketing and manufacturing presence.

  . Leverage Brands into New Product Categories. The Company believes that its flagship Dark & Lovely brand name is transferable to other ethnic health and beauty aids categories, including cosmetics. According to the Packaged Facts Report, the cosmetics segment of the U.S. retail ethnic health and beauty aids market was projected to be approximately $251 million in retail sales in 1995, and is forecasted to grow at 15% per year until 1999. The Company intends to enter the ethnic cosmetics market with a product line that is consistent with the positioning of its ethnic hair care brands. The Company intends to take advantage of
     (i) its ability to introduce its consumers to the Dark & Lovely cosmetic line through inserts in Dark & Lovely relaxer and hair color kits (which total 11 million units annually), (ii) its strong relationships with its current customers which will enable it to distribute new cosmetics products efficiently through the same channels, and (iii) its exclusive contract manufacturing arrangement with AM Cosmetics, Inc. ("AM Cosmetics"), a leading low-cost manufacturer of cosmetics. The Company is engaged in market research and product development and, although no specific product launch date has been set, expects to enter the ethnic cosmetics market by the end of 1997.

  . Target the U.S. Professional Salon Market. The Company believes that its R&D expertise and heritage as the technological innovator in the ethnic hair care market will facilitate its entry into the United States professional salon market. The Company is developing a new professional product line under a distinct brand name that will offer certain technological advantages versus products currently offered in salons, as well as a complementary line of hair care maintenance products for exclusive purchase in salons. The Company estimates that there are in excess of 28,000 African-American hair care salons in the United States and Company market research indicates that African-American women are twice as likely as their Caucasian counterparts to patronize salons. The Company believes that it is well positioned to deliver products to the salon market, in significant part because many ethnic stylists purchase their supplies at B&Bs, a distribution channel in which the Company is well established. Additionally, the Company has successfully entered the professional salon market internationally through its South African subsidiary and is implementing a professional salon strategy in other parts of Africa as well as in Brazil. The Company will use the expertise gained from its international efforts to create teams of technical experts to educate salon owners and stylists about the new brand and provide ongoing training and education on the latest techniques in ethnic hair care through trade shows, clinics and newsletters. The Company is engaged in market research and product development and although no specific launch date has been set, expects to be able to enter the salon market by the end of 1997.

  . Capitalize on Selective Acquisition Opportunities. In addition to internally generated growth, the Company will consider the selective acquisition of related brands and businesses which would increase the Company's market share or expand and complement its product lines. The Company does not currently have any outstanding agreements, commitments or understandings regarding any acquisitions or joint ventures at this time. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or if an acquisition is completed, that the operations will be successfully integrated or otherwise not have an adverse effect on the Company.

                                   BACKGROUND

  On August 23, 1995, DNL Savannah Acquisition Corp. ("Acquisition Corp."), a wholly-owned subsidiary of the Company, acquired all of the stock of the Predecessor in the Acquisition. Acquisition Corp. was formed by Morningside Capital Group, L.L.C. ("Morningside"), as financial sponsor, on behalf of an investor group consisting of DNL Partners, Limited Partnership ("DNL Partners"), a partnership formed by the principals of Morningside, the lenders providing the acquisition financing, and certain members of management. The principal shareholder of the Predecessor, Mr. A. Minis, Jr., owned and controlled the Predecessor since 1951 when he purchased it from its original founders and owners who had started the business in 1901 with a single product--Magic shaving powder. The Minis family (the "Selling Stockholders") will sell all of their shares of Common Stock in the Offerings. Concurrent with the Acquisition, Acquisition Corp. merged into Carson Products Company ("Carson Products").

  The Company's existing equity structure will be altered prior to the effectiveness of the Registration Statement of which this Prospectus is a part (the "Recapitalization"). The Company will effect the conversion of each
outstanding share of the Company's former Class A common stock into    shares
of its newly created Class C Common Stock and the conversion of each outstanding share of the Company's former Class B common stock into shares of its newly created Class B Common Stock. See "Description of Capital Stock."

  Upon the consummation of the Offerings, senior management will own approximately % of the total number and % of the combined voting power of the outstanding shares of Common Stock of the Company (after giving effect to options that will be outstanding and exercisable on the closing of the
Offerings). DNL Partners will own approximately    % of the total number and
  % of the combined voting power of the outstanding shares of Common Stock of the Company.

                                 THE OFFERINGS

  The offering of shares of Class A Common Stock in the United States and Canada (the "U.S. Offering") and the offering of shares of Class A Common Stock outside the United States and Canada (the "International Offering") are collectively referred to herein as the "Offerings."

Class A Common Stock of-
 fered:
  By the Company........         shares
  By the Selling Stock-
   holders..............         shares
    Total...............         shares
Common Stock to be Out-
 standing After the Of-
 ferings................         shares of Class A Common Stock(a)
                                 shares of Class B Common Stock(b)
                                 shares of Class C Common Stock(b)
                          ------
    Total...............         shares of Common Stock(a)
                          ======

Voting Rights...........  The Class A Common Stock and Class C Common Stock vote as a single class on all matters, except as otherwise
                          required by law, with each share of Class A Common
                          Stock entitling its holder to one vote and each share
                          of Class C Common Stock entitling its holder to ten
                          votes. The Class B Common Stock generally is not
                          entitled to vote on any matter submitted for the vote
                          of stockholders. See "Description of Capital Stock."
Use of Proceeds.........  The net proceeds to be received by the Company from the
                          Offerings will be used to repay certain outstanding
                          indebtedness. The Company will not receive any proceeds
                          from the sale of shares by the Selling Stockholders.
                          See "Use of Proceeds."
New York Stock Exchange
 Symbol.................  "CIC"

- --------
(a) Excludes     shares of Class A Common Stock reserved for issuance pursuant to the Company's 1996 Non-Employee Directors Equity Incentive Program
    (including     shares that may be issued upon the exercise of options to be
    granted to the Company's non-employee directors). Also excludes     shares
    of Class A Common Stock reserved for issuance pursuant to the Company's
    1996 Long-Term Incentive Plan (including     shares that may be issued upon
    the exercise of options to be granted to the Company's management). The exercise price for the options to be granted under each of these programs will be the initial public offering price of the Class A Common Stock.
(b) Each share of Class B Common Stock and Class C Common Stock is convertible at any time at the option of the holder thereof into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock upon transfer to any person other than specified permitted transferees. The Class C Common Stock will automatically convert to Class A Common Stock if, at any time, the then outstanding Class C Common Stock represents less than 9% of the outstanding shares of Common Stock. See "Description of Capital Stock."

  See "Risk Factors" for a discussion of certain risks that should be considered in connection with an investment in the Class A Common Stock offered hereby.

        SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA(A)
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)

                                   PREDECESSOR               COMPANY       PREDECESSOR      COMPANY
                          ------------------------------- --------------- -------------- --------------
                                                FULL FISCAL YEAR 1996
                                            -----------------------------
                            YEAR ENDED
                             MARCH 31,         APRIL 1    AUGUST 23, 1995  THREE MONTHS   THREE MONTHS
                          ----------------  TO AUGUST 22,  TO MARCH 31,   ENDED JUNE 30, ENDED JUNE 30,
                           1994     1995        1995           1996            1995           1996
                          -------  -------  ------------- --------------- -------------- --------------
STATEMENT OF OPERATIONS
 DATA:
Net sales...............  $50,108  $58,126     $28,424        $39,895        $17,271        $18,799
Cost of sales...........   23,622   25,692      12,193         17,949          7,351          8,135
                          -------  -------     -------        -------        -------        -------
 Gross profit...........   26,486   32,434      16,231         21,946          9,920         10,664
SG&A expenses...........   21,473   23,134      10,403         13,982          6,545          6,673
Incentive compensation..                                                                        800(b)
Depreciation and amorti-
 zation.................      828    1,085         502          1,331(c)         301            629(c)
                          -------  -------     -------        -------        -------        -------
 Operating income.......    4,185    8,215       5,326          6,633          3,074          2,562
Interest expense........       97      136          56          4,487(c)          34          1,826(c)
Other income............      699      783       1,137(d)         182            328             37
                          -------  -------     -------        -------        -------        -------
Income from continuing
 operations before in-
 come taxes and changes
 in accounting princi-
 ples...................    4,787    8,862       6,407          2,328          3,368            773
Provision for income
 taxes..................    1,704    3,174       2,333          1,262          1,230            465
                          -------  -------     -------        -------        -------        -------
Income from continuing
 operations before
 changes in accounting
 principles.............  $ 3,083  $ 5,688     $ 4,074        $ 1,066        $ 2,138        $   308
                          =======  =======     =======        =======        =======        =======
 Net income.............  $ 1,897  $ 5,438     $ 4,074        $ 1,066        $ 2,138        $   308
                          =======  =======     =======        =======        =======        =======
Net income per
 share(e)...............                                      $                             $
                                                              =======                       =======
Weighted average shares
 outstanding............
                                                              =======                       =======

                            PREDECESSOR
                            YEAR ENDED                                     PREDECESSOR      COMPANY
                             MARCH 31,                       COMBINED      THREE MONTHS   THREE MONTHS
                          ----------------                  YEAR ENDED    ENDED JUNE 30, ENDED JUNE 30,
                           1994     1995                  MARCH 31, 1996       1995           1996
                          -------  -------                --------------- -------------- --------------
OTHER DATA:
Capital expenditures....  $ 1,515  $   979                    $ 1,953        $   263        $   540
EBITDA(f)...............    5,121    9,053                     13,977          3,452          3,185(b)
EBITDA as a percentage
 of net sales(f)........     10.2%    15.6%                      20.5%          20.0%          16.9%(b)
                                                                           PREDECESSOR      COMPANY
                                                             COMBINED      THREE MONTHS   THREE MONTHS
                                                            YEAR ENDED    ENDED JUNE 30, ENDED JUNE 30,
                                                          MARCH 31, 1996       1995           1996
                                                          --------------- -------------- --------------
PRO FORMA STATEMENT OF OPERATIONS DATA(G):
Net sales.............................................        $68,319        $17,271        $18,799
Operating income......................................         11,426          2,587          2,682(b)
Interest expense......................................          2,350            592            488
Net income............................................          5,320          1,287          1,212(h)
Net income per share(i)...............................

                             JUNE 30, 1996
                         ----------------------
                         ACTUAL  AS ADJUSTED(J)
                         ------- --------------
BALANCE SHEET DATA:
Working capital......... $14,860    $16,620
Total assets............  92,106     88,339
Total long-term debt
 (excluding current
 portion)...............  67,219     29,027
Stockholders' equity....   9,951     49,335

                                                   (footnotes on following page)

- --------
(a) The period beginning August 23, 1995 reflects data of the Company and its subsidiaries. The periods prior to and including August 22, 1995 reflect data of the Predecessor, all of the stock of which was acquired by the Company on August 23, 1995. See "The Company--Background." Because of the revaluation of the assets and liabilities acquired and the related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of the Company subsequent to that date.
(b) The Company recognized $0.8 million of incentive compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain long-term incentive compensation agreements. Upon completion of the Offerings, the Company will record additional compensation charges of approximately $0.6 million (based on the midpoint of the estimated range of the initial public offering price) principally for final payments under these awards.
    During August 1996, several outside directors and members of senior
    management purchased    shares of the Company's Common Stock. The purchase
    of such shares by senior management was financed with $1.3 million (net of discount) in non-interest bearing long-term full recourse loans from the Company. The Company will record additional non-cash compensation expense of approximately $6.8 million (with no associated income tax benefits) during the three months ended September 30, 1996 for the excess of the estimated initial public offering price over the actual purchase price of such shares. See "Management."
(c) Results for the period from August 23, 1995 to March 31, 1996 include $0.7 million of amortization expense related to acquired goodwill and $4.4 million of interest expense related to debt used to fund the Acquisition. Results for the three months ended June 30, 1996 include $0.3 million of amortization expense related to acquired goodwill and $1.8 million of interest expense related to debt used to fund the Acquisition.
(d) Includes realized gains of $0.8 million recorded by the Predecessor for investment securities of the Predecessor which were sold prior to the Acquisition. The cash received from the sale of such investment securities was used to fund a portion of the consideration for the Acquisition.
(e) Net income per share data has been computed assuming there were    weighted
    average shares of Common Stock outstanding for the periods presented, after
    giving effect to the Recapitalization and     shares of Common Stock
    purchased by several outside directors and members of senior management.
(f) EBITDA represents earnings before interest expense, provision for income taxes, depreciation and amortization, adjusted to exclude investment income and the pre-tax effect of changes in accounting principles. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs.
(g) The unaudited pro forma statements of operations data have been prepared to give effect to the Acquisition, the Recapitalization, the Offerings and the application of the net proceeds therefrom, and the refinancing of the Senior Bank Credit Facility as if these events had occurred on April 1, 1995. See "Unaudited Pro Forma Financial Data."
(h) Excludes extraordinary loss of approximately $3.6 million, net of tax, which will result from prepayment penalties and the write-off of unamortized debt discount and deferred financing costs associated with the repayment of the Senior Bank Credit Facility, the Senior Subordinated
    Notes, and the PIK Subordinated Notes.
(i) Pro forma net income per share has been computed assuming there were weighted average shares of Common Stock outstanding for the periods presented, after giving effect to the Recapitalization, the Offerings and shares of Common Stock purchased by several outside directors and members of senior management.
(j) The unaudited as adjusted balance sheet data as of June 30, 1996 has been prepared to give effect to the purchase of shares of Common Stock by several outside directors and members of senior management, the Offerings and the application of the net proceeds therefrom as if these events had occurred on June 30, 1996. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  Prospective purchasers of the shares of Class A Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Class A Common Stock being offered hereby.

IMPLEMENTATION OF GROWTH STRATEGY

  The Company's growth strategy is to (i) increase its share of existing markets, (ii) increase international expansion, (iii) leverage brands into new product categories, (iv) target the U.S. professional salon market and (v) capitalize on selective acquisition opportunities. The Company's continued ability to implement its growth strategy successfully will be dependent on business, financial and other factors beyond the Company's control, including prevailing economic conditions, changes in consumer preferences and changes in the competitive environment. There can be no assurance that the Company will continue to be successful in the implementation of its growth strategy. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included herein.

  The Company's ability to anticipate changes in market and industry trends and to successfully develop and introduce new and enhanced products on a timely basis will be a critical factor in its ability to grow and remain competitive. There can be no assurance that new products and product enhancements will be completed on a timely basis or will enjoy market acceptance following their introduction. In addition, the anticipated development schedules for new or improved products are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and competitors' new product introductions. Moreover, the Company expects that it will devote substantial resources to R&D efforts, including Quality Control. The costs of such efforts are likely to be expensed as they are incurred, notwithstanding that the benefits, if any, from such efforts (in the form of increased revenues or decreased product costs) may not be reflected until subsequent periods. See "Business--Research and Development and Quality Control."

  The Company's growth will be partially dependent upon its ability to increase its manufacturing capacity. The Company is currently operating at capacity in its Savannah facility. However, the Company is in the process of reconfiguring its production lines and expanding its physical space in order to increase the capacity of the Savannah facility. While the Company believes its sources of financing are adequate to fund its current level of operations, the Company will need to seek additional debt or equity financing if it makes significant expansions or acquisitions. Future growth will be dependent, in part, upon the capital resources available to the Company from time to time. There can be no assurance that such additional financing, if required, will be available in amounts and on terms satisfactory to the Company, if at all. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Another element of the Company's growth strategy is to capitalize on selective acquisition opportunities. However, there can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, adequate financing sources will be available on terms satisfactory to the Company. If an acquisition is completed, there can be no assurance that the operations will be successfully integrated with those of the Company or that such an acquisition will not otherwise have an adverse effect on the Company.

DEPENDENCE ON TRADEMARKS FOR CURRENT AND FUTURE MARKETS

  The market for the Company's products is significantly dependent upon the goodwill engendered by its trademarks and trade names. Trademark protection is therefore material to the Company's business. Although all of the Company's material trademarks and trade names are registered in the United States and in the principal foreign countries in which the Company sells its products, there can be no assurance that the Company will be successful in asserting trademark or trade name protection for its significant marks and names in the United States or other markets, and the costs to the Company of such efforts may be substantial. See "Business-- Trademarks and Patents."

CONCENTRATED MANUFACTURING OPERATIONS INCREASE RISK OF DISRUPTION

  The Company manufactures its products domestically at its facility in Savannah, Georgia, which includes five manufacturing and warehousing buildings, and internationally at its recently-acquired facility in Midrand, South Africa. Any prolonged disruption to the operations of either such facility, whether due to labor difficulties, destruction of or damage to the facility or other reasons, could have a material adverse effect on the Company's business, results of operations or financial condition. The Company maintains business interruption insurance in an amount which it deems reasonable to cover the occurrence of such events; however, there can be no assurance that the proceeds of any such insurance would be sufficient to meet the Company's needs if such an event were to occur.

RELIANCE ON SUPPLIERS

  The Company purchases raw materials from third-party suppliers for use in its manufacturing operations. Although the Company believes that other suppliers are available who can produce similar materials and products, there can be no guarantee that such materials would be available to the Company on an immediate basis if needed, or at prices similar to those now paid by the Company. From time to time, the Company has experienced delays in shipments from suppliers in the ordinary course of operations, but none of such delays has had a material adverse effect on the Company's business, results of operations or financial condition. Guanidine carbonate is an essential raw material used in the manufacturing of no-lye relaxer products and has been purchased by the Company for over 15 years from the one principal supplier to all manufacturers of no-lye relaxers, located in Austria. The Company maintains a stock of guanidine carbonate at its Savannah facility which would satisfy its requirements for approximately four to six months of future production. The Company believes that guanidine carbonate of comparable quality could be made available within this time period from other suppliers on comparable terms. The failure to timely secure such an alternative source of guanidine carbonate would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Manufacturing."

SOCIAL, POLITICAL AND ECONOMIC RISKS AFFECTING FOREIGN OPERATIONS AND EFFECTS OF FOREIGN CURRENCY FLUCTUATIONS

  The Company's products are sold in approximately 60 countries and territories outside the United States and the Company has a manufacturing facility in Midrand, South Africa as well as in Savannah, Georgia. For fiscal 1996 and fiscal 1995, approximately 23.8% and 19.6%, respectively, of the Company's net sales were outside the United States, including domestic exports and sales by the Company's South African operations. All of the Company's sales are in dollars with the exception of sales to South Africa, Botswana, Lesotho, Namibia and Swaziland which are denominated in South African Rand. A significant component of the Company's business strategy is to expand its international operations. In March 1996, the Company commenced operations at its own manufacturing facility in Midrand South Africa, 15 miles north of Johannesburg. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations, including changes in the laws and policies that govern foreign investment in countries where it has operations as well as, to a lesser extent, changes in United States laws and regulations relating to foreign trade and investment. In addition, the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates, which may favorably or adversely affect reported earnings and accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which the Company and foreign competitors sell their products in the same market. There can be no assurance as to the future effect of any such changes in social, political and economic conditions on the Company's business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Company--Corporate Structure."

COMPETITION

  The U.S. retail ethnic hair care market for African-Americans is competitive and highly fragmented with a number of market participants that focus specifically on this market. Six companies generated approximately 50% of industry sales in the U.S. retail ethnic hair care market in 1995 with the remainder being generated by a number of smaller companies, according to the Towne-Oller Report. Some of the larger companies, such as Soft Sheen Products, Inc. ("Soft Sheen"), Luster Products and Pro-Line Corp., are privately-owned and compete only in the ethnic market, as does the Johnson Products subsidiary of IVAX, Inc., a New York Stock Exchange traded company. However, a few general market companies, such as Revlon and Alberto-Culver Company, also produce a limited line of specialized products for the ethnic consumer. In certain product categories, such as shampoos and hair color, competition also arises from general market manufacturers such as the Procter & Gamble Company and Bristol-Myers Squibb Company's Clairol division. Some of the Company's competitors are general market companies which are larger and have substantially greater financial and other resources than the Company. Internationally, the Company's competitors differ from market to market, and include Revlon, Soft Sheen and several regionally based foreign companies.

  Competitive market conditions could materially and adversely affect the Company's business, results of operations and financial condition if the Company were required to reduce product prices to remain competitive or experienced decreased sales volume. The Company plans to increase sales internationally, particularly in Africa, Brazil and the Caribbean. Expanding the Company's share of international markets will require the Company to address competitive factors similar to those it faces in the United States, as well as comply with any local regulatory requirements.

QUARTERLY FLUCTUATIONS

  The Company's operating results may vary significantly from quarter to quarter, in part because of the costs associated with changes in the Company's product mix, timing of promotions, changes in consumer buying patterns, aggressive competition, and the timing of, and costs related to, any future acquisitions. The Company generally experiences its slowest quarter in the three months ending December 31 of any given year. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with new or improved product introductions and market trends may limit management's ability to accurately forecast short-term results of operations. Fluctuations caused by variations in quarterly operating results may adversely affect the market price of the Class A Common Stock.

CHANGES IN THE RETAIL INDUSTRY

  The retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructurings or realign their affiliations which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business, results of operations or financial condition, there can be no assurance as to the future effect of any such changes. See "Business--Distribution and Sales."

CONSUMER LAWS AND GOVERNMENT REGULATIONS

  The Company is subject to the Food, Drug and Cosmetics Act, the Consumer Product Safety Act, the Federal Hazardous Substance Act and to the jurisdiction of the Consumer Product Safety Commission as well as product safety laws in foreign jurisdictions. Such regulations subject the Company to the possibility of requirements of repurchase or recall of products found to be defective and the possibility of fines or penalties. The Food and Drug Administration ("FDA") has promulgated certain regulations concerning product ingredients, product labeling and product claims. In addition, the Federal Trade Commission ("FTC") regulates product claims. The Company is subject to consumer laws in foreign countries where its products are sold, for example, bilingual packaging requirements (Canada) and new product registration requirements (Brazil). Existing and future FDA, FTC and foreign regulations could impact distribution and sales of certain of the Company's products. See "Business--Consumer Laws, Government and Industry Regulations."

RELIANCE ON KEY MANAGEMENT

  The Company's executive officers have extensive experience serving the consumer products industry and the ethnic market. Certain of these key senior management employees have employment contracts with the Company, but there can be no assurance that such individuals will remain with the Company. If, for any reason, such key personnel do not continue to be active in management, the Company's business, results of operations or financial condition could be adversely affected. Immediately after the consummation of the Offerings, the Company's executive officers and certain other key senior management employees
will beneficially own approximately    % of the total shares of Class C Common
Stock, and will hold options to purchase approximately     additional shares
of Class A Common Stock, representing on a fully diluted basis approximately
   % of the total number and   % of the combined voting power of the
outstanding Common Stock.

CONTROL BY CERTAIN EXISTING STOCKHOLDERS

  The Company has three classes of authorized Common Stock, Class A Common Stock, which is offered hereby, Class B Common Stock, which generally has no voting rights, and Class C Common Stock. The Class B Common Stock and Class C Common Stock are convertible into Class A Common Stock at the option of the holder and will automatically convert to Class A Common Stock upon transfer to persons other than specified permitted transferees. While holders of Class A Common Stock are entitled to one vote per share, holders of the Class C Common Stock are entitled to 10 votes per share. The Class A Common Stock and Class C Common Stock generally vote together as a single class, with certain limited exceptions. Immediately after the consummation of the Offerings, DNL Partners
will beneficially own approximately    % of the total shares of Common Stock
and will have   % of the combined voting power of the outstanding Common
Stock. Accordingly, DNL Partners will have sufficient voting power to elect the Board of Directors of the Company and to control the vote on all matters submitted to a vote of stockholders, including extraordinary transactions such as mergers, sales of all or substantially all of the Company's assets or going private transactions. Such concentration of ownership may have the effect of delaying or preventing certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holders of the Class A Common Stock might receive a premium on their shares over prevailing market prices. See "Principal and Selling Stockholders."

POSSIBLE ADVERSE EFFECT ON MARKET PRICE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offerings, the Company will have     shares of Class
A Common Stock outstanding,     shares of Class B Common Stock outstanding and
    shares of Class C Common Stock outstanding. The shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act unless held by an "affiliate" of the Company, as that term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations of Rule 144. In addition, all existing stockholders have registration rights, either "demand" or "piggyback", with respect to the Common Stock held by them. See "Description of Capital Stock--Registration Rights." Such stockholders have waived all rights to register securities owned by them in connection with the Offerings. In addition, all existing stockholders have agreed not to dispose of any shares for a period of 180 days from the date of this Prospectus, or to make any demand for or exercise any right with respect to the registration of the shares, and the Company has agreed not to dispose of any shares (other than shares sold in the Offerings or issuances by the Company of certain employee stock options and shares covered thereby) for a period of 180 days from the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"). Upon expiration
of such 180-day period,     shares will be eligible for sale subject to the
resale limitations of Rule 144 and Rule 144A under the Securities Act. No prediction can be made as to the effect, if any, that the availability of additional shares of Common Stock for sale will have on the market price of the Class A Common Stock. The sale of a substantial number of shares held by the existing stockholders, whether pursuant to a subsequent public offering or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Class A Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible For

Future Sale" and "Underwriting." At the request of the Company, the Underwriters have reserved shares to be issued by the Company and sold to directors, officers, employees, business associates and related persons of the Company at the initial public offering price. Such persons will be required to agree not to sell or otherwise dispose of any shares of Class A Common Stock for a period of 90 days following the date of this Prospectus. See "Underwriting."

DILUTION

  The initial public offering price is substantially higher than the net tangible book value per share of Common Stock. Investors purchasing shares of Class A Common Stock in the Offerings will therefore incur immediate and substantial dilution. See "Dilution."

NO PRIOR MARKET FOR CLASS A COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
PRICE

  Prior to the Offerings, there has been no public market for the Class A Common Stock. Although application has been made to list the Class A Common Stock on the New York Stock Exchange, there can be no assurance that an active or liquid trading market for the Class A Common Stock will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters and may not be indicative of the market price for the Class A Common Stock after the Offerings. The market price for shares of Class A Common Stock may be highly volatile depending on news announcements and changes in general market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. See "Underwriting."

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY

  Certain statements contained in this Prospectus, including in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain "forward-looking" information (as defined in the U.S. Private Securities Litigation Reform Act of 1995) that involves risk and uncertainties, including (i) the Company's plans to introduce new products and product enhancements, (ii) the Company's plans to expand its international operations in Africa, Brazil and the Caribbean, (iii) the Company's plans to enter the ethnic cosmetics product category, (iv) the Company's plans to enter the U.S. professional salon market for ethnic hair care products, (v) the Company's plans to make selective acquisitions, and
(vi) the Company's marketing, distribution and manufacturing expansion plans. Actual future results and trends may differ materially depending on a variety of factors discussed in this "Risk Factors" section and elsewhere in this Prospectus, including (a) the Company's success in implementing its growth strategy, including its success in arranging financing where required, (b) the nature and extent of future competition in the Company's principal marketing areas, and (c) political, economic and demographic developments in the U.S., Africa, Brazil, the Caribbean, Europe and other countries where the Company now does business or in the future may do business.

ENVIRONMENTAL

  The Company is subject to Federal, state, local and foreign environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  The Company has no liabilities arising under environmental requirements, except as would not be expected to have a material adverse effect on the Company's business, results of operations or financial condition. However, some risk of environmental liability is inherent in the nature of the Company's current and former businesses and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental requirements. See "Business-- Environmental Matters."

                                  THE COMPANY

GENERAL

  The Company is the leading manufacturer and marketer in the U.S. retail ethnic hair care market for African-Americans. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company currently sells over 60 different products under five principal brand names, including Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural and Magic. The majority of the Company's sales are derived from four segments of the ethnic health and beauty aids market: hair relaxers and texturizers, which are used to chemically treat and straighten hair, hair color, shaving products and hair care maintenance products. The Company's products are specifically formulated to address the unique physiological characteristics of hair of persons of African descent, which typically include curliness and dryness. The Company markets its products in the United States with its own experienced direct sales force. The Company also currently markets its products in 60 countries outside of the United States, primarily through local distributors. The Company believes that in 1995, it had the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and shaving products). In addition, the Company believes that the strength of its competitive position in the ethnic hair care industry is attributable, in part, to its heritage of technological innovation and its focused R&D effort.

BACKGROUND

  The Company (formerly DNL Savannah Holding Corp.) was established in May 1995. On August 23, 1995, Acquisition Corp., a wholly-owned subsidiary of the Company, acquired all of the stock of the Predecessor from the Minis family and the Aminco, Inc. ESOP (the "ESOP"). Acquisition Corp. was formed by Morningside, as financial sponsor, on behalf of an investor group consisting of DNL Partners, the lenders providing the acquisition financing and certain members of management. The purchase price consisted of approximately $83.2 million in cash, and $11.8 million in junior subordinated promissory notes (the "Junior Subordinated Notes") bearing interest at 10.0% and 15.0% of the common stock of the Company retained by the sellers. The Acquisition was financed by borrowings of $35.0 million aggregate principal amount under a Credit Agreement dated as of August 23, 1995 (as amended, the "Senior Bank Credit Facility"), the issuance of 12.5% Senior Subordinated Notes due 2002 (the "Senior Subordinated Notes") in an aggregate principal amount of $18.0 million, the issuance of 15.0% Subordinated Notes due 2003 (the "PIK Subordinated Notes") in an aggregate principal amount of $3.0 million, the issuance of the Junior Subordinated Notes to the sellers in an aggregate principal amount of approximately $11.8 million, equity contributions of $12.0 million and $15.2 million of the Predecessor's available cash. Concurrent with the Acquisition, the following events took place: (i) two subsidiaries of the Predecessor, Carson Products Company, a Georgia Corporation, and Aminco, Inc., a Georgia corporation, merged into the Predecessor; (ii) the Predecessor changed its name to Carson Products Company; and (iii) Acquisition Corp. merged with Carson Products Company, with Carson Products as the surviving entity.

  The principal shareholder of the Predecessor, Mr. A. Minis, Jr., owned and controlled the Company since 1951 when he purchased it from its original founders and owners who had started the business in 1901 with a single product--Magic shaving powder. In 1985, the Predecessor formed the ESOP, which was terminated with the Acquisition. The shares of the Company collectively owned by the Minis family are currently held by a trust established for the benefit of Mr. Minis, certain Minis family members individually and certain other affiliated trusts and entities. The Selling Stockholders will sell all of their shares in the Offerings and consequently will no longer have an ownership interest in the Company. The Selling Stockholders have agreed that simultaneously with the closing of the Offerings, the Company will purchase all of the outstanding Junior Subordinated Notes held by the Selling Stockholders for a purchase price of approximately $4.7 million to be paid in cash at the closing of the Offerings. The Company intends to use a portion of the proceeds from the Offerings to repurchase the Junior Subordinated Notes. See "Use of Proceeds."

CORPORATE STRUCTURE

  The following chart sets forth the corporate structure of the Company. Except as noted below, each of the Company's direct and indirect subsidiaries are wholly-owned.*

                                 CARSON, INC.


                            CARSON PRODUCTS COMPANY


                                    CARSON
                                 SOUTH AFRICA
                                (73.125% OWNED)


                                CARSON PRODUCTS
                                     S.A.

- --------
* Does not include inactive subsidiaries.

  Carson Holdings Limited ("Carson South Africa"), a South African company incorporated on February 14, 1996, is currently 73.125% owned by Carson Products. Carson Products (Proprietary) Limited ("Carson Products S.A."), a South African registered company, wholly-owned by Carson South Africa, serves as the operating company for the Company's South African operations. On July 3, 1996, Carson South Africa sold 25% of its shares to the public in an initial public offering on the Johannesburg Stock Exchange, which raised approximately $4.2 million in net proceeds. At the same time an additional 1.875% of Carson South Africa shares were issued to certain employees, directors and officers of the Company involved in the South Africa operations. The net proceeds were used by Carson South Africa to purchase a manufacturing facility and related equipment as well as to provide funds for the Company's strategic initiatives in Africa.

  Carson Products S.A. has been in operation for the past three years and manufactures and distributes ethnic hair care products under license from Carson Products. In-house manufacturing of products, previously carried out through a contract manufacturer, began in March 1996 and is being phased in over a one-year period. Pursuant to a distribution agreement with Carson Products dated May 14, 1996, Carson Products S.A. has the exclusive right to distribute and sell the Company's entire product line throughout the African continent and has the right to supply the Company's products to the European market up to 20% of the Company's budgeted European sales. The initial term of the agreement expires on April 1, 2001; however, the agreement continues indefinitely thereafter until terminated by either party upon 12 months written notice. Carson Products S.A. has a license agreement with Carson Products whereby Carson Products S.A. has licensed a number of the products of Carson Products (totalling over 60). In conjunction with the South African initial public offering, the license agreement was amended to provide that, commencing on April 1, 1998, Carson Products S.A. will pay to Carson Products a royalty in the amount of 3.0% of the net sales price of all licensed products sold. The amount of the royalty increases to 3.5% on April 1, 1999 and 4.0% on April 1, 2000 until the termination of the agreement. The initial term of the agreement expires on April 1, 1999, however, the agreement continues indefinitely thereafter until terminated by either party upon 12 months written notice.

  The Company's principal executive offices are located at 64 Ross Road, Savannah Industrial Park, Savannah, GA 31405, and its telephone number is
(912) 651-3400.

                                USE OF PROCEEDS

  The net proceeds to be received from the sale of the     shares of Class A
Common Stock by the Company in the Offerings (after deducting the underwriting discounts and estimated expenses of the Offerings payable by the Company) are
estimated to be approximately $37.6 million ($    million if the Underwriters
exercise their over-allotment options in full), based on an assumed initial
public offering price of $    per share (which represents the midpoint of the
estimated range of the initial public offering price). The Company intends to use such net proceeds (i) to repay approximately $10.0 million of the term loan incurred under the Senior Bank Credit Facility, which matures in September 2001 and which bears interest at floating rates based on the prime rate or the Eurodollar rate (the weighted average interest rate on this indebtedness at March 31, 1996 was 8.4%), (ii) to purchase all of the $18.0 million aggregate principal amount of the 12.5% Senior Subordinated Notes due 2002, plus prepayment premium for an aggregate purchase price of approximately $19.3 million plus accrued and unpaid interest thereon, (iii) to redeem all of the $3.0 million aggregate principal amount of the 15.0% PIK Subordinated Notes due 2003, plus prepayment premium for an aggregate redemption price of approximately $3.6 million plus accrued and unpaid interest thereon, and
(iv) to purchase all of the $11.8 million aggregate principal amount of the Junior Subordinated Notes, for a purchase price of $4.7 million, which Junior Subordinated Notes bear interest at a rate of 10.0% per annum and of which $5.0 million aggregate principal amount matures in August 2000 and approximately $3.4 million aggregate principal amount matures in each of August 2001 and August 2002. The Company will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

  Since the Acquisition, the Company has not declared or paid any cash or other dividends on its Common Stock and does not expect to pay dividends for the foreseeable future. The Company anticipates that for the foreseeable future, earnings will be reinvested in the business to finance its growth and development. The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors of the Company (the "Board"). The Company anticipates entering into a new senior bank facility (the "New Senior Bank Facility") prior to and simultaneous with the consummation of the Offerings. The New Senior Bank Facility may restrict the ability of the Company's subsidiaries to pay dividends or make other distributions on their common stock to the Company which will limit cash available at the Company for dividends. Any future determination to pay dividends will depend on the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by the Board.

                                   DILUTION

  The net tangible book value (deficit) of the Company as of June 30, 1996 was
approximately ($36.2 million) or ($   ) per share of Common Stock. Net
tangible book value (deficit) per share represents the amount of the Company's total assets (excluding intangible assets) less its total liabilities, divided by the number of shares of Common Stock outstanding. The pro forma net tangible book value (deficit) of the Company at June 30, 1996 would have been
approximately ($   ) million, or ($   ) per share of Common Stock, after
giving effect to the Offerings and the use of the net proceeds therefrom and the purchase of shares of Common Stock by several outside directors and members of senior management. See "Unaudited Pro Forma Financial Data." This
represents an immediate increase in net tangible book value of $    per share
to the existing stockholders and an immediate net tangible book value dilution
of $    per share to new investors purchasing shares in the Offerings. The following table illustrates this dilution:

Assumed initial public offering price per share..........             $
    Net tangible book value (deficit) per share at June
     30, 1996............................................  $
    Increase in net tangible book value per share attrib-
     utable to new
     investors...........................................  ---------
Pro forma net tangible book value (deficit) per share af-
 ter the Offerings.......................................             ---------
Dilution per share to new investors......................             $
                                                                      =========

  The following table summarizes, as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and new stockholders, adjusted to give effect to the sale of shares of Class A Common Stock offered hereby:

                            NUMBER OF
                         SHARES PURCHASED      TOTAL CONSIDERATION
                         -------------------   ----------------------  AVERAGE PRICE
                         AMOUNT     PERCENT     AMOUNT      PERCENT      PER SHARE
                         --------   --------   ---------   ----------  -------------
Existing stockholders...
New investors...........
    Total...............

                                CAPITALIZATION

                (IN THOUSANDS, EXCEPT SHARE DATA AND FOOTNOTES)

  The following table sets forth the short-term debt and the consolidated capitalization of the Company at June 30, 1996 after giving effect to the Recapitalization and as adjusted to give effect to the purchase of shares of common stock by certain outside directors and members of senior management in August 1996, the Offerings and the application of the net proceeds therefrom, and the refinancing of the Senior Bank Credit Facility with the New Senior Bank Facility. This table should be read in conjunction with the Consolidated Financial Statements of the Company and accompanying Notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Selected Consolidated Historical Financial Data."

                                                   JUNE 30, 1996
                                                 ---------------------
                                                                AS
                                                 ACTUAL       ADJUSTED
                                                 -------     ---------
Short-term debt (including current portion of
 long-term debt)................................ $ 2,510     $     10
                                                 =======     ========
Long-term debt:
  Senior Bank Credit Facility:
    Term loan................................... $29,000           --
    Revolving line of credit....................   7,500           --
  New Senior Bank Facility(a):
    Term loans..................................      --     $ 25,000
    Revolving line of credit....................      --        4,000
  12.5% Senior Subordinated Notes due 2002......  16,726 (b)      --
  15.0% PIK Subordinated Notes due 2003.........   2,414 (b)      --
  10.0% Junior Subordinated Notes due through
   2002.........................................  11,552 (b)      --
  Other.........................................      27           27
                                                 -------     --------
    Total long-term debt........................  67,219       29,027
                                                 -------     --------
Stockholders' equity:
  Preferred stock, par value $.01 per share,
   shares authorized, none issued...............
  Class A Common Stock, par value $.01 per
   share,         shares authorized,
   shares (actual) and     shares (as adjusted)
   issued and outstanding (c)...................     --           --
  Class B Common Stock, par value $.01 per
   share,        shares authorized,
   shares (actual) and     shares (as adjusted)
   issued and outstanding.......................
  Class C Common Stock, par value $.01 per
   share,        shares authorized,
   shares (actual) and     shares (as adjusted)
   issued and outstanding.......................
  Paid-in capital...............................   8,671       59,727 (d)(e)
  Retained earnings (deficit)...................   1,374       (8,953)(e)(f)(g)
  Foreign currency translation adjustment.......     (94)         (94)
  Notes receivable, net of discount.............               (1,345)(e)
                                                 -------     --------
    Total stockholders' equity..................   9,951       49,335
                                                 -------     --------
      Total capitalization...................... $77,170     $ 78,362
                                                 =======     ========

                                                  (footnotes on following page)

- --------
(a) Prior to or simultaneously with the consummation of the Offerings, the Company will enter into the New Senior Bank Facility. The New Senior Bank Facility will include a $15.0 million revolving credit facility subject to borrowing base limitations. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."
(b) Net of unamortized discount of $1,274, $986, and $201 for the Senior Subordinated Notes, PIK Subordinated Notes, and Junior Subordinated Notes, respectively.
(c) Does not include     shares that may be issued upon exercise of options to
    be granted under the Company's 1996 Long-Term Incentive Plan having a
    weighted average exercise price of $   per share and     shares that may
    be issued upon exercise of options to be granted under the Company's 1996 Non-Employee Directors Equity Incentive Plan having a weighted average
    exercise price of $   per share.
(d) Paid-in-capital has been increased for the addition of the excess of the carrying value of the Junior Subordinated Notes (net of related prepaid interest and deferred financing costs of $1.8 million) over the purchase price to be paid ($4.7 million). Since the Junior Subordinated Notes are held by a related party, the gain on extinguishment of debt will be recorded as a capital transaction.
(e) Retained earnings has been reduced for a compensation charge of $6.8 million (with no associated income tax benefits) as a result of the
    purchase of    shares of common stock by several outside directors and
    members of senior management during August 1996. Paid-in capital has been increased for the compensation charge of $6.8 million and for the purchase price of $0.3 million and $1.3 million (net of discount) for shares of Common Stock purchased by such outside directors and members of senior management, respectively. The purchase of such shares by senior management was financed with non-interest bearing long-term full recourse loans from the Company.
(f) Retained earnings has been reduced for the extraordinary loss of approximately $3.6 million, net of tax, resulting from prepayment penalties, write-off of unamortized debt discount and deferred financing costs associated with the repayment of the Senior Bank Credit Facility, the Senior Subordinated Notes and the PIK Subordinated Notes.
(g) Retained earnings has not been reduced for compensation charges of approximately $0.6 million principally for cash awards under certain incentive compensation agreements which will be recorded upon completion of the Offerings.

                      UNAUDITED PRO FORMA FINANCIAL DATA

              (IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)

  The following unaudited pro forma statements of operations for the year ended March 31, 1996 and the three months ended June 30, 1996 and 1995 give effect to (i) the Acquisition and (ii) the Offerings including the application of the net proceeds therefrom, and (iii) the refinancing of the Senior Bank Credit Facility as if such events had occurred on April 1, 1995.

  The unaudited pro forma financial data are based on the historical consolidated financial statements for the Predecessor and the Company and the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statements of continuing operations do not purport to be representative of the Company's actual results of operations had the events described above occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma financial data are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements and accompanying notes thereto included elsewhere in this Prospectus.

PRO FORMA STATEMENTS OF OPERATIONS

YEAR ENDED MARCH 31, 1996

                          PREDECESSOR  COMPANY
                           APRIL 1,   AUGUST 23,
                           1995 TO     1995 TO   COMBINED   ADJUSTMENTS     ADJUSTMENTS   PRO FORMA
                          AUGUST 22,  MARCH 31,   FISCAL  RELATING TO THE RELATING TO THE  FISCAL
                             1995        1996    1996(A)    ACQUISITION      OFFERINGS      1996
                          ----------- ---------- -------- --------------- --------------- ---------
Net sales...............    $28,424    $39,895   $68,319                                   $68,319
Cost of sales...........     12,193     17,949    30,142                                    30,142
                            -------    -------   -------                                   -------
  Gross profit..........     16,231     21,946    38,177                                    38,177
SG&A expenses...........     10,403     13,982    24,385      $   266 (b)                   24,651
Depreciation and amorti-
 zation.................        502      1,331     1,833          745 (c)     $ (478)(d)     2,100
                            -------    -------   -------      -------         ------       -------
  Operating income......      5,326      6,633    11,959       (1,011)           478        11,426
Interest expense........         56      4,487     4,543        3,160 (e)     (5,353)(d)     2,350
Other income............      1,137        182     1,319       (1,068)(f)                      251
                            -------    -------   -------      -------         ------       -------
Income before income
 taxes..................      6,407      2,328     8,735       (5,239)         5,831         9,327
Provision for income
 taxes..................      2,333      1,262     3,595       (1,804)(g)      2,216 (g)     4,007
                            -------    -------   -------      -------         ------       -------
Net income..............    $ 4,074    $ 1,066   $ 5,140      $(3,435)        $3,615       $ 5,320(h)(i)
                            =======    =======   =======      =======         ======       =======
Net income per share....                                                                   $      (j)
                                                                                           =======
Weighted average shares
 outstanding............
                                                                                           =======

THREE MONTHS ENDED JUNE 30, 1996

                                          COMPANY         ADJUSTMENTS       PRO FORMA
                                       THREE MONTHS     RELATING TO THE THREE MONTHS ENDED
                                    ENDED JUNE 30, 1996    OFFERINGS      JUNE 30, 1996
                                    ------------------- --------------- ------------------
Net sales.........................        $18,799                            $18,799
Cost of sales.....................          8,135                              8,135
                                          -------                            -------
  Gross profit....................         10,664                             10,664
SG&A expenses.....................          6,673                              6,673
Incentive compensation............            800                                800(k)
Depreciation and amortization.....            629           $ (120)(d)           509
                                          -------           ------           -------
  Operating income................          2,562              120             2,682
Interest expense..................          1,826           (1,338)(d)           488
Other income......................             37                                 37
                                          -------           ------           -------
Income before income taxes........            773            1,458             2,231
Provision for income taxes........            465              554 (g)         1,019
                                          -------           ------           -------
Net income........................        $   308           $  904           $ 1,212(h)(i)
                                          =======           ======           =======
Net income per share..............                                           $      (j)
                                                                             =======
Weighted average shares outstand-
 ing..............................
                                                                             =======

THREE MONTHS ENDED JUNE 30, 1995

                              PREDECESSOR       ADJUSTMENTS      ADJUSTMENTS       PRO FORMA
                             THREE MONTHS     RELATING TO THE  RELATING TO THE THREE MONTHS ENDED
                          ENDED JUNE 30, 1995   ACQUISITION       OFFERINGS      JUNE 30, 1995
                          ------------------- ---------------  --------------- ------------------
Net sales...............        $17,271                                             $17,271
Cost of sales...........          7,351                                               7,351
                                -------                                             -------
  Gross profit..........          9,920                                               9,920
SG&A expenses...........          6,545           $   160 (b)                         6,705
Depreciation and amorti-
 zation.................            301               447 (c)      $ (120)(d)           628
                                -------           -------          ------           -------
  Operating income......          3,074              (607)            120             2,587
Interest expense........             34             1,896 (e)      (1,338)(d)           592
Other income............            328              (147)(f)                           181
                                -------           -------          ------           -------
Income before income
 taxes..................          3,368            (2,650)          1,458             2,176
Provision for income
 taxes..................          1,230              (895) (g)        554 (g)           889
                                -------           -------          ------           -------
Net income .............        $ 2,138           $(1,755)         $  904           $ 1,287(h)(i)
                                =======           =======          ======           =======
Net income per share....                                                            $      (j)
                                                                                    =======
Weighted average shares
 outstanding............
                                                                                    =======

                                                   (footnotes on following page)

- --------
(a) The statement of operations of the Predecessor for the period from April 1, 1995 to August 22, 1995 is combined with the statement of operations of the Company for the period August 23, 1995 to March 31, 1996.
(b) Adjustment to reflect the pro forma effect of a full year of executive salary expense increase and management fee arising from the Acquisition.
(c) Adjustment to reflect (i) amortization of goodwill and deferred financing costs arising from the Acquisition and depreciation expense resulting from the revaluation of the Company's fixed assets as a result of the Acquisition, and (ii) the elimination of package design costs amortization (net of actual costs incurred) resulting from a change from the Predecessor's policy of capitalizing to the Company's policy of expensing package design costs as incurred as follows (in thousands):

                                                    THREE MONTHS       YEAR
                                                        ENDED         ENDED
                                                    JUNE 30, 1995 MARCH 31, 1996
                                                    ------------- --------------
     Goodwill......................................     $ 295         $ 491
     Deferred financing costs......................       136           228
     Depreciation expense..........................       (23)          (38)
     Package design costs..........................        39            64
                                                        -----         -----
                                                        $ 447         $ 745
                                                        =====         =====

(d) Reflects a reduction in amortization of deferred financing costs and interest expense resulting from the use of net proceeds from the Offerings to repay $10.0 million of the term loan under the Senior Bank Credit Facility (and the refinancing of remaining amounts thereunder into the New Senior Bank Facility), the Senior Subordinated Notes, and the PIK Subordinated Notes and to repurchase the Junior Subordinated Notes.
(e) Adjustment to reflect interest expense for the entire period presented related to indebtedness under (i) the Senior Bank Credit Facility, (ii) the Senior Subordinated Notes (which bear interest of 12.5% per annum),
    (iii) the PIK Subordinated Notes (which bear interest of 15.0% per annum),
    (iv) the Junior Subordinated Notes (which bear interest of 10.0% per annum), and amortization of related debt discounts.
(f) Adjustment to eliminate investment income related to investment securities held by the Predecessor which were sold in connection with the financing of the Acquisition.
(g) Adjustment to reflect income tax effects of the pro forma adjustments presented herein based on the statutory tax rate (38%) in effect.
(h) Excludes extraordinary loss of approximately $3.6 million, net of tax, which will result from prepayment penalties and write-off of unamortized debt discount and deferred financing costs associated with the repayment of the Senior Bank Credit Facility, the Senior Subordinated Notes and the PIK Subordinated Notes.
(i) Excludes the effect of non-cash compensation charges aggregating approximately $6.8 million (with no associated income tax benefits) to be recorded during the three months ended September 30, 1996 resulting from the purchase of shares of Common Stock by several outside directors and members of senior management during August 1996. Also excludes compensation charges of approximately $0.6 million principally for cash awards under certain incentive compensation agreements which will be recorded upon completion of the Offerings.
(j) Net income per share is based on the weighted average shares of Common Stock outstanding during the period from August 23, 1995 to March 31, 1996. All Common Stock issued prior to the Offerings has been included in the calculation of Common Stock outstanding as if such shares were outstanding for the entire period presented. The total weighted average shares of Common Stock outstanding has been adjusted to give effect to the Recapitalization, the Offerings and the purchase of shares of Common Stock by several outside directors and senior management.
(k) The Company recognized $0.8 million of incentive compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain long-term incentive compensation agreements.

              SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA (A)
              (IN THOUSANDS, EXCEPT PER SHARE DATA AND FOOTNOTES)

  Set forth below are selected historical financial data of the Predecessor and the Company as of the dates and for the periods shown. The selected historical financial data of the Predecessor as of March 31, 1995 and for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 through August 22, 1995 were derived from the audited historical financial statements of the Predecessor for such periods appearing elsewhere in this Prospectus. The selected historical financial data of the Predecessor as of March 31, 1992, 1993, and 1994 and for the periods ended March 31, 1992 and 1993 were derived from audited historical financial statements of the Predecessor not included in this Prospectus. The selected historical financial data of the Company as of March 31, 1996 and for the period from August 23, 1995 through March 31, 1996 were derived from the audited historical financial statements of the Company for such period appearing elsewhere in this Prospectus. The selected historical financial data of the Predecessor as of and for the three months ended June 30, 1995 and of the Company as of and for the three months ended June 30, 1996 are unaudited; however, in the opinion of management such unaudited data include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the information included therein. The results of operations for the three months ended June 30, 1996 are not necessarily indicative of the results for the entire fiscal year or any other interim period. Because of the revaluation of the assets and liabilities and related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 22, 1995 are not strictly comparable to those of the Company subsequent to that date. The selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data" and the Consolidated Financial Statements of the Predecessor and the Company and accompanying notes thereto included elsewhere in this Prospectus.

                                                                   PREDECESSOR                        COMPANY       PREDECESSOR
                                                    ---------------------------------------------   ------------   --------------
                                                                                        FULL FISCAL YEAR 1996
                                                                                       -------------------------


                                                              YEAR ENDED                APRIL 1      AUGUST 23,
                                                               MARCH 31,                   TO           1995        THREE MONTHS
                                                    ---------------------------------  AUGUST 22,   TO MARCH 31,   ENDED JUNE 30,
                                                     1992    1993     1994     1995       1995          1996            1995
                                                    ------- -------  -------  -------  ----------   ------------   --------------
STATEMENT OF OPERATIONS DATA:
Net sales..........................                 $49,947 $49,335  $50,108  $58,126   $28,424       $39,895         $17,271
Cost of sales......................                  21,211  21,585   23,622   25,692    12,193        17,949           7,351
                                                    ------- -------  -------  -------   -------       -------         -------
 Gross profit......................                  28,736  27,750   26,486   32,434    16,231        21,946           9,920
SG&A expenses......................                  20,077  20,316   21,473   23,134    10,403        13,982           6,545
Incentive compensation.............
Depreciation and amortization......                     566     695      828    1,085       502         1,331 (c)         301
                                                    ------- -------  -------  -------   -------       -------         -------
 Operating income..................                   8,093   6,739    4,185    8,215     5,326         6,633           3,074
Interest expense...................                      81     115       97      136        56         4,487 (c)          34
Other income.......................                     697     916      699      783     1,137(d)        182             328
                                                    ------- -------  -------  -------   -------       -------         -------
Income from continuing operations
 before income taxes and changes in
 accounting principles.............                   8,709   7,540    4,787    8,862     6,407         2,328           3,368
Provision for income taxes.........                   3,104   2,601    1,704    3,174     2,333         1,262           1,230
                                                    ------- -------  -------  -------   -------       -------         -------
Income from continuing operations
 before changes in accounting prin-
 ciples............................                   5,605   4,939    3,083    5,688     4,074         1,066           2,138
Income (loss) from discontinued op-
 erations, net of tax(e)...........                      63    (353)    (574)
Loss on disposal of discontinued
 operations, net of tax(e).........                                     (635)
                                                    ------- -------  -------  -------   -------       -------         -------
Income before cumulative effect of
 changes in accounting principles..                   5,668   4,586    1,874    5,688     4,074         1,066           2,138
Cumulative effect of changes in ac-
 counting principles, net of tax...                                       23     (250)
                                                    ------- -------  -------  -------   -------       -------         -------
Net income.........................                 $ 5,668 $ 4,586  $ 1,897  $ 5,438   $ 4,074       $ 1,066         $ 2,138
                                                    ======= =======  =======  =======   =======       =======         =======
Net income per share(f)............                                                                   $
                                                                                                      =======
Weighted average shares
 outstanding(f)....................

                                                       COMPANY
                                                     ------------                                     =======
                                                     THREE MONTHS
                                                    ENDED JUNE 30,
                                                         1996
                                                    ---------------
STATEMENT OF OPERATIONS DATA:
Net sales..........................                    $18,799
Cost of sales......................                      8,135
                                                    ---------------
 Gross profit......................                     10,664
SG&A expenses......................                      6,673
Incentive compensation.............                        800 (b)
Depreciation and amortization......                        629 (c)
                                                    ---------------
 Operating income..................                      2,562
Interest expense...................                      1,826 (c)
Other income.......................                         37
                                                    ---------------
Income from continuing operations
 before income taxes and changes in
 accounting principles.............                        773
Provision for income taxes.........                        465
                                                    ---------------
Income from continuing operations
 before changes in accounting prin-
 ciples............................                        308
Income (loss) from discontinued op-
 erations, net of tax(e)...........
Loss on disposal of discontinued
 operations, net of tax(e).........
                                                    ---------------
Income before cumulative effect of
 changes in accounting principles..                        308
Cumulative effect of changes in ac-
 counting principles, net of tax...
                                                    ---------------
Net income.........................                    $   308
                                                    ===============
Net income per share(f)............                    $
                                                    ===============
Weighted average shares
 outstanding(f)....................
                                                    ===============

BALANCE SHEET DATA:


                              PREDECESSOR  MARCH 31,       COMPANY  PREDECESSOR COMPANY
                          ------------------------------- MARCH 31,  JUNE 30,   JUNE 30,
                           1992    1993    1994    1995     1996       1995       1996
                          ------- ------- ------- ------- --------- ----------- --------
Working capital.........  $14,184 $14,256 $11,653 $15,140  $13,957    $16,364   $14,860
Total assets............   37,848  37,572  39,209  43,863   87,942     44,555    92,106
Total long-term debt
 (excluding current por-
 tion)..................      552     288     --      --    63,778        --     67,219
Stockholders' equity....   29,141  30,473  29,699  34,358    9,737     35,928     9,951

- --------
(a) The period beginning August 23, 1995 reflects data of the Company and its subsidiaries. The periods prior to and including August 22, 1995 reflect data of the Predecessor, all of the stock of which was acquired by the Company on August 23, 1995. See "The Company--Background." Because of the revaluation of the assets and liabilities acquired and the related impact to the statement of operations, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of the Company subsequent to that date.
(b) The Company recognized $0.8 million of incentive compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain long-term incentive compensation agreements. Upon completion of the Offerings, the Company will record additional compensation charges of approximately $0.6 million (based on the midpoint of the estimated range of the initial public offering price) principally for final payments under these awards.

    During August 1996, several outside directors and members of senior
    management purchased    shares of the Company's Common Stock. The purchase
    of such shares by senior management was financed with $1.3 million (net of discount) in non-interest bearing long-term full recourse loans from the Company. The Company will record additional non-cash compensation expense of approximately $6.8 million (with no associated income tax benefits) during the three months ended September 30, 1996 for the excess of the estimated initial public offering price over the actual purchase price of such shares.
(c) Results for the period from August 23, 1995 to March 31, 1996 include $0.7 million of amortization expense related to acquired goodwill and $4.4 million of interest expense related to debt used to fund the Acquisition. Results for the three months ended June 30, 1996 include $0.3 million of amortization expense related to acquired goodwill and $1.8 million of interest expense related to debt used to fund the Acquisition.

    Upon completion of the Offerings, the Company will record an extraordinary loss of approximately $3.6 million, net of tax, which will result from prepayment penalties and write-off of unamortized debt discount and deferred financing costs associated with the repayment of the Senior Bank Credit Facility, the Senior Subordinated Notes and the PIK Subordinated Notes. See "Use of Proceeds."
(d) Includes realized gains of $0.8 million recorded by the Predecessor for investment securities of the Predecessor which were sold prior to the Acquisition. The cash received from the sale of such investment securities was used to fund a portion of the consideration in the acquisition.
(e) Effective January 31, 1994, the Predecessor discontinued operations of a subsidiary and sold certain assets of the subsidiary for proceeds of $1.1 million.
(f) Net income per share data has been computed assuming there were weighted average shares of Common Stock outstanding, after giving
    effect to the Recapitalization and     shares of Common Stock purchased by
    several outside directors and members of senior management.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company is the leading manufacturer and marketer in the U.S. retail ethnic hair care market for African-Americans. The Company currently sells over 60 different products in the United States and 60 other countries under five principal brand names. The majority of the Company's net sales are derived from four segments of the ethnic health and beauty aids market: hair relaxers and texturizers (which constituted approximately 50% of the Company's net sales in fiscal 1996), hair color, shaving products and hair care maintenance products. The Predecessor had and the Company currently has a March 31 fiscal year end. The Company intends to change its fiscal year to a calendar year beginning on January 1, 1997.

  The Company introduced the first no-lye relaxer in the U.S. ethnic retail hair care market in 1978. This allowed the Company to grow and secure a significant position in the U.S. ethnic retail hair care market. This growth continued throughout the 1980s until fiscal 1992. The five-year compounded annual growth rate in net sales for the period from March 31, 1987 to March 31, 1992 was 9.4%. From fiscal year 1992 to fiscal year 1994, net sales remained flat and gross margin decreased from 57.5% to 52.9%. The Company faced competitive pressure during this same time period in the relaxer market, and responded by reformulating and improving its relaxer products, in addition to introducing several other product lines. At the same time, the Company developed and designed new packaging for many of its products and introduced a new marketing campaign. Additionally, the Company introduced, Beautiful Beginnings, a children's relaxer, Dark & Natural, a men's texturizer and new hair care maintenance products. The effect of these competitive responses is reflected in fiscal 1995 results as net sales increased 16.0% and gross margin recovered to 55.8%. In fiscal 1996 on a combined basis the growth continued with a net sales increase of 17.5% and an operating income increase of 45.6% as compared to fiscal 1995. For the three months ended June 30, 1996 net sales increased 8.8% and, excluding the effect of an unusual incentive compensation charge, operating income increased 9.4% and EBITDA increased 15.4% over the Predecessor three month period ended June 30, 1995.

  On August 23, 1995, Acquisition Corp., a wholly-owned subsidiary of the Company, acquired the stock of the Predecessor from the Minis family and the ESOP. Acquisition Corp. was formed by Morningside as financial sponsor, on behalf of an investor group consisting of DNL Partners, the lenders providing the acquisition financing and certain members of management. The purchase price consisted of approximately $83.2 million in cash and $11.8 million in Junior Subordinated Notes bearing interest at 10.0% and 15.0% of the common stock of the Company retained by the sellers. The Acquisition was financed by borrowings of $35.0 million aggregate principal amount under the Senior Bank Credit Facility, the issuance of 12.5% Senior Subordinated Notes in an aggregate principal amount of $18.0 million, the issuance of 15.0% PIK Subordinated Notes in an aggregate principal amount of $3.0 million, the issuance of the Junior Subordinated Notes to the sellers in an aggregate principal amount of approximately $11.8 million, equity contributions of $12.0 million and $15.2 million of available cash. Concurrent with the Acquisition, Acquisition Corp. merged into Carson Products Company. In connection with the Acquisition, the senior management of the Predecessor was replaced and a team of seasoned senior executives with extensive experience in the ethnic market and consumer products industry was recruited to build on the Company's strong position in the global ethnic hair care market.

  In fiscal 1996, 23.8% of the net sales of the Company were to customers outside the United States. The following table presents the combined Predecessor and Company net sales by geographic region for fiscal 1996:

   NET SALES TO:                                        (IN MILLIONS) % OF TOTAL
   -------------                                        ------------- ----------
   United States.......................................     $52.0        76.2%
   Africa..............................................       7.7        11.3
   Europe..............................................       5.6         8.2
   Other international.................................       3.0         4.3
                                                            -----       -----
                                                            $68.3       100.0%
                                                            =====       =====

  In March 1996, the Company commenced operations at its own manufacturing facility in Midrand, South Africa, 15 miles north of Johannesburg. Previously, the Company used a contract manufacturer to produce its products for the Southern African market.

  On July 3, 1996, the Company's South African subsidiary, Carson South Africa, sold 25.0% of its shares in an initial public offering on the Johannesburg Stock Exchange. This offering resulted in net proceeds of approximately $4.2 million. At the same time, Carson South Africa issued 1.875% of its shares to certain employees, officers and directors involved in the Company's South African operations. As a result of the issuance of these shares, the Company will reflect in its consolidated statement of operations for periods subsequent to the share issuance a minority interest in subsidiary earnings. The amount of the charge to be reflected in this line item will generally equal Carson South Africa's net income for the applicable period multiplied by the percentage of the Carson South Africa shares which are not indirectly owned by the Company. In conjunction with the South African initial public offering, Carson Products entered into an amendment to its license agreement with Carson Products S.A., which provides that commencing on April 1, 1998, Carson Products S.A. will pay to Carson Products a royalty in the amount of 3.0% of the net sales of all licensed products. The amount of the royalty increases to 3.5% on April 1, 1999 and 4.0% on April 1, 2000 until the termination of the agreement. The initial term of the agreement expires on April 1, 1999; however, the agreement continues indefinitely thereafter until terminated by either party upon 12 months written notice. See "The Company-- Corporate Structure."

  With the exception of sales by Carson Products S.A. to South Africa, Botswana, Lesotho, Namibia and Swaziland which are denominated in South African Rand, all of the Company's sales are made in U.S. Dollars. The Company does not view the exposure to Rand exchange rate fluctuations as significant because the South African subsidiary incurs all of its costs in Rand. Assets and liabilities of the Company's South African operations are translated for consolidation purposes from South African Rand into U.S. Dollars at the rate of currency exchange at the end of the fiscal period. Revenues and expenses are translated at average monthly prevailing exchange rates. Resulting translation differences are recognized as a component of stockholders' equity. Adjustments resulting from translations have historically been immaterial to the Company's financial statements.

  On June 26, 1996, Carson Products made an investment of $3.0 million in Morningside AM Acquisition Corp., the parent of AM Cosmetics, a leading low-cost manufacturer of cosmetics. The investment was made through the purchase of $3.0 million of 12% cumulative, payment-in-kind preferred stock. The Company's consolidated statement of operations for periods subsequent to June 26, 1996 will include the dividend income from this investment, although dividends are anticipated to be paid through the issuance of additional preferred stock. Therefore, it is anticipated that no cash will be generated from this investment in the near future. In connection with the investment, Carson Products entered into a management agreement and will enter into certain related sales agreements and manufacturing agreements with AM Cosmetics. See "Certain Relationships and Related Transactions--AM Cosmetics."

EFFECT OF THE ACQUISITION ON RESULTS OF OPERATIONS

  The consummation of the Acquisition affected the Company's results of operations following the Acquisition in certain significant respects. The Acquisition was reflected using purchase accounting with the purchase price being allocated to the Company's identifiable assets and liabilities based on fair values at the Acquisition Date. The excess of the purchase price over the fair value of the Company's identifiable net assets has been classified as goodwill. Therefore, the depreciation and amortization expense of the Company are significantly higher than the corresponding amounts for the Predecessor. Additionally, interest expense increased due to debt used to finance the Acquisition. The impact of the Acquisition on the Company's results of operations is discussed below in the comparison of combined fiscal 1996 to fiscal 1995.

RESULTS OF OPERATIONS

  The Acquisition was completed on August 23, 1995. Because of the application of purchase accounting and the resulting revaluation of the Predecessor's assets and liabilities and the impact on certain expenses, the financial statements of the Predecessor for the periods prior to August 23, 1995 are not strictly comparable to those of subsequent periods. However, the following table combines historical fiscal 1996 data for the Predecessor and the Company in order to facilitate discussion of financial results.

                         STATEMENT OF OPERATIONS DATA



                                   PREDECESSOR                          PREDECESSOR     COMPANY
                          ----------------------------- COMBINED YEAR  THREE MONTHS  THREE MONTHS
                            YEAR ENDED     YEAR ENDED       ENDED          ENDED         ENDED
                          MARCH 31, 1994 MARCH 31, 1995 MARCH 31, 1996 JUNE 30, 1995 JUNE 30, 1996
                          -------------- -------------- -------------- ------------- -------------
                                                   (DOLLARS IN THOUSANDS)
Net sales...............     $50,108        $58,126        $68,319        $17,271       $18,799
Cost of sales...........      23,622         25,692         30,142          7,351         8,135
                             -------        -------        -------        -------       -------
  Gross profit..........      26,486         32,434         38,177          9,920        10,664
Selling expenses........      14,639         17,888         17,047          4,938         4,713
General and administra-
 tive
 expenses...............       6,834          5,246          7,338          1,607         1,960
Incentive compensation..         --             --             --             --            800
Depreciation and amorti-         828          1,085          1,833            301           629
 zation.................     -------        -------        -------        -------       -------
  Operating income......       4,185          8,215         11,959          3,074         2,562
Interest expense........          97            136          4,543             34         1,826
Investment income.......         591            633          1,134            251            43
Other income (expense),          108            150            185             77            (6)
 net....................     -------        -------        -------        -------       -------
Income before taxes.....       4,787          8,862          8,735          3,368           773
Provision for income           1,704          3,174          3,595          1,230           465
 taxes..................     -------        -------        -------        -------       -------
Net income (a)..........     $ 3,083        $ 5,688        $ 5,140        $ 2,138       $   308
                             =======        =======        =======        =======       =======
EBITDA..................     $ 5,121        $ 9,053        $13,977        $ 3,452       $ 3,185
DATA AS A PERCENTAGE OF
 SALES:
Net sales...............       100.0%         100.0%         100.0%         100.0%        100.0%
Cost of sales...........        47.1           44.2           44.1           42.6          43.3
                             -------        -------        -------        -------       -------
  Gross profit..........        52.9           55.8           55.9           57.4          56.7
Selling expenses........        29.2           30.8           25.0           28.6          25.1
General and administra-
 tive
 expenses...............        13.6            9.0           10.7            9.3          10.4
Incentive compensation..         --             --             --             --            4.3
Depreciation and amorti-
 zation.................         1.7            1.9            2.7            1.7           3.3
                             -------        -------        -------        -------       -------
  Operating income......         8.4%          14.1%          17.5%          17.8%         13.6%
                             =======        =======        =======        =======       =======

- --------
(a) Before effects of discontinued operations and changes in accounting principles in the years ended March 31, 1994 and 1995.

 COMPANY THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO PREDECESSOR THREE MONTHS
  ENDED JUNE 30, 1995.

  Net Sales. Net sales increased from $17.3 million in the three months ended June 30, 1995 to $18.8 million in the three months ended June 30, 1996, an increase of 8.8%. In the United States, relaxers and texturizers, hair color and hair care maintenance products all generated net sales increases. Shaving products decreased as a result of the shaving products' manufacturing line being out of service while it was reorganized and moved to another building to optimize capacity. Carson South Africa continued to demonstrate strong results with an increase in net sales of 47.2% from $1.5 million in the three months ended June 30, 1995 to $2.2 million in the three months ended June 30, 1996. International sales excluding South Africa decreased slightly, primarily as a result of delayed shipments to Nigeria due to changes in import regulations.

  Gross Profit. Gross profit increased from $9.9 million in the three months ended June 30, 1995 to $10.7 million in the three months ended June 30, 1996, an increase of 7.5%. This increase was almost entirely the result of the increase in net sales. Gross margin decreased slightly from 57.4% to 56.7% during this period, primarily as a result of an addition to the LIFO (last in, first out) provision recorded in the three months ended June 30, 1996.

  Selling Expenses. Selling expenses decreased from $4.9 million in the three months ended June 30, 1995 to $4.7 million in the three months ended June 30, 1996, a decrease of 4.6%. As a percentage of net sales, selling expenses decreased from 28.6% to 25.1% during this period. This decrease was due to the timing of advertising and promotional expenses and the inclusion of a full quarter in the three months ended June 30, 1996 of the effect of the establishment of an in-house sales organization and termination of the majority of the Company's sales broker relationships.

  General and Administrative Expenses. General and administrative expenses increased from $1.6 million in the three months ended June 30, 1995 to $2.0 million in the three months ended June 30, 1996, an increase of 22.0%. As a percentage of net sales, general and administrative expenses increased from 9.3% to 10.4% during this period. This increase in general and administrative expenses as a percentage of net sales was a function of several factors relating to the Acquisition and the new management structure. First, the new management team included the addition of several new senior executives and the promotion of certain key executives that increased personnel costs which management believed were necessary to support the future growth of the Company. Second, travel expenses increased significantly due to the new management's focus on international markets which required extensive travel. Third, the Company entered into a management agreement with Morningside which provides strategic consulting advice to the Company for a fee of $350,000 per annum. Finally, bank fees and professional fees increased due to the new credit agreements relating to the debt incurred to finance the Acquisition.

  Incentive Compensation Expenses. The Company recognized $0.8 million of incentive compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain long-term incentive compensation agreements. Upon completion of the Offerings, the Company will record additional compensation charges of approximately $0.6 million (based on the midpoint of the estimated range of the initial public offering price) principally for final payments under these awards. During August 1996, several
outside directors and members of senior management purchased    shares of
Common Stock. The purchase of such shares by senior management was financed with $1.3 million (net of discount) in non-interest bearing long-term full recourse loans from the Company. The Company will record additional non-cash compensation expense of approximately $6.8 million (with no associated income tax benefits) during the three months ended September 30, 1996 for the excess of the estimated initial public offering price over the actual purchase price of such shares. See "Management."

  Depreciation and Amortization. Depreciation and amortization expense increased from $0.3 million in the three months ended June 30, 1995 to $0.6 million in the three months ended June 30, 1996. As a percentage of net sales, depreciation and amortization expense increased from 1.7% to 3.3% during this period. This increase was primarily due to goodwill amortization which resulted from the application of purchase accounting. The increase in amortization due to the Acquisition was partially offset by a change in the way the Company accounts for package design costs. Prior to the Acquisition, the Predecessor capitalized package design costs and amortized it over a four year period. Since the Acquisition, the Company has expensed package design costs as incurred. The application of purchase accounting related to the Acquisition did not have a material impact on the Company's depreciation expense.

  Operating Income and EBITDA. As a result of the above changes, operating income decreased from $3.1 million in the three months ended June 30, 1995 to $2.6 million in the three months ended June 30, 1996, a decrease of 16.7%. As a percentage of net sales, operating income decreased from 17.8% to 13.6% during this period. EBITDA decreased from approximately $3.5 million to $3.2 million, a decrease of 7.7% during this period. Excluding the effects of the incentive compensation charge, operating income and EBITDA increased 9.4% and 15.4% respectively during this period.

  Interest expense. Interest expense increased substantially from $0.0 million in the three months ended June 30, 1995 to $1.8 million in the three months ended June 30, 1996 as a result of the new debt incurred to finance the Acquisition.

  Other Income; Investment Income. Other income decreased as a result of the elimination of royalty income associated with the Caribbean. The Company now handles Caribbean sales through its in-house sales organization. Investment income decreased because most of the Predecessor's investments were liquidated in conjunction with the Acquisition.

  Provision for Income Taxes. The provision for income taxes decreased from $1.2 million in the three months ended June 30, 1995 to $0.5 million in the three months ended June 30, 1996 as a result of the decrease in pre-tax income. The effective tax rate increased from 36.5% to 60.2% primarily as a result of goodwill amortization which is not deductible for income tax purposes.

  COMBINED YEAR ENDED MARCH 31, 1996 COMPARED TO PREDECESSOR YEAR ENDED MARCH 31, 1995

  Net Sales. Net sales increased from $58.1 million in fiscal 1995 to $68.3 million in fiscal 1996, an increase of 17.5%, as a result of positive market acceptance of new product formulations and new packaging, and the efforts of the Company's in-house sales organization which was established in April 1995. In the United States, relaxers and texturizers, hair color, shaving products and hair care maintenance products all generated net sales increases. Carson South Africa continued to show strong growth with an increase in net sales of 84.0% from $3.6 million in fiscal 1995 to $6.7 million in fiscal 1996, a function of both the rapid expansion of the African market and increasing market share. International sales excluding sales by Carson South Africa also increased, primarily due to European sales where the Company increased its sales representation.

  Gross Profit. Gross profit increased from $32.4 million in fiscal 1995 to $38.2 million in fiscal 1996, an increase of 17.7%. This increase was almost entirely the result of the increase in net sales. Gross margin increased slightly from 55.8% to 55.9% during this period.

  Selling Expenses. Selling expenses decreased from $17.9 million in fiscal 1995 to $17.0 million in fiscal 1996, a decrease of 4.7% despite an increase in net sales of 17.5%. As a percentage of net sales, selling expenses decreased from 30.8% to 25.0% during this period. This decrease was due to the Company's decision to establish an in-house sales organization and terminate the majority of its sales broker relationships. In fiscal 1995, brokers were paid a commission which averaged slightly above 5%. The commission expense was almost entirely eliminated in fiscal 1996. This savings was offset in part by an increase in sales salaries and other payroll costs related to the new sales employees.

  General and Administrative Expenses. General and administrative expenses increased from $5.2 million in fiscal 1995 to $7.3 million in fiscal 1996, an increase of 39.9%. As a percentage of net sales, general and administrative expenses increased from 9.0% to 10.7% during this period. The increase in general and administrative expenses as a percent of net sales was a function of several factors relating to the Acquisition and the new management structure. First, the new management team included the addition of several new senior executives and the promotion of certain key executives that increased personnel costs which management believed were necessary to support the future growth of the Company. Second, travel expenses increased significantly due to the new management's focus on international markets, including the establishment of the South African manufacturing operations which required extensive travel. Third, the Company entered into a management agreement with Morningside which provides strategic consulting advice to the Company for a fee of $350,000 per annum. Finally, bank fees and professional fees increased due to the new credit agreements relating to the debt incurred to finance the Acquisition.

  Depreciation and Amortization. Depreciation and amortization expense increased from $1.1 million in fiscal 1995 to $1.8 million in fiscal 1996. As a percentage of net sales, depreciation and amortization expense increased from 1.9% to 2.7% during this period. This increase was due to goodwill amortization which resulted from the application of purchase accounting. The increase in amortization due to the Acquisition was partially offset by a change in the way the Company accounts for package design costs. Prior to the Acquisition, the Predecessor capitalized package design costs and amortized them over a four year period. Since the Acquisition, the Company has expensed package design costs as incurred. The application of purchase accounting related to the Acquisition did not have a material impact on the Company's depreciation expense.

  Operating Income and EBITDA. As a result of the above changes, operating income increased from approximately $8.2 million in fiscal 1995 to $12.0 million in fiscal 1996, an increase of 45.6%. As a percentage of net sales, operating income increased from 14.1% to 17.5% during this period. EBITDA increased from approximately $9.1 million to $14.0 million, an increase of 54.4% during this period.

  Interest expense. Interest expense increased substantially from $0.1 million in fiscal 1995 to $4.5 million in fiscal 1996 as a result of the new debt incurred to finance the Acquisition.

  Other Income; Investment Income. Other income remained approximately the same in fiscal 1996 as compared to fiscal 1995. Investment income increased from $0.6 million in fiscal 1995 to $1.1 million in fiscal 1996 as the Predecessor realized gains on the liquidation of certain investment securities.

  Provision for Income Taxes. The provision for income taxes increased from $3.2 million in fiscal 1995 to $3.6 million in fiscal 1996, an increase of 13.3%. This increase occurred despite pre-tax income decreasing from $8.9 million in fiscal 1995 to $8.7 million in fiscal 1996 as a result of goodwill amortization of $0.7 million in fiscal 1996 which was not deductible for tax purposes. Accordingly, the effective tax rate increased from 35.8% to 41.2% during this period.

  PREDECESSOR YEAR ENDED MARCH 31, 1995 COMPARED TO PREDECESSOR YEAR ENDED MARCH 31, 1994

  Net Sales. Net sales increased from $50.1 million in fiscal 1994 to $58.1 million in fiscal 1995, an increase of 16.0%. In the United States, net sales of relaxers and texturizers, hair color, and shaving products all increased, offset by a nominal decrease in the hair care maintenance category. The Company's South African subsidiary's sales increased from $1.8 million in fiscal 1994, the first full fiscal year of South African operations, to $3.6 million in fiscal 1995, an increase of 105.1%. International sales excluding South Africa also increased, primarily due to increased European sales penetration.

  Gross Profit. Gross profit increased from $26.5 million in fiscal 1994 to $32.4 million in fiscal 1995, an increase of 22.5%. Gross margin improved from 52.9% to 55.8% during this period. Several of the product reformulations completed in fiscal 1995 resulted in lower manufacturing costs. Additionally, due to new packaging and increased advertising, the Predecessor implemented the first significant price increase on the Dark & Lovely relaxer kits in several years.

  Selling Expenses. Selling expenses increased from $14.6 million in fiscal 1994 to $17.9 million in fiscal 1995, an increase of 22.2%. This increase was primarily a result of the increase in net sales since most of the components of selling expense were directly variable with sales. As a percentage of net sales, selling expenses increased from 29.2% to 30.8% during this period, almost entirely attributable to increased advertising.

  General and Administrative Expenses. General and administrative expenses decreased from $6.8 million in fiscal 1994 to $5.2 million in fiscal 1995, a decrease of 23.2%. As a percentage of net sales, general and administrative expenses decreased from 13.6% to 9.0% during this period. This decrease was due primarily to lower compensation paid to the previous owners, decreased computer training expenses and lower legal costs as a result of the settlement of law suits in 1994.

  Depreciation and Amortization. Depreciation and amortization expense increased from $0.8 million in fiscal 1994 to $1.1 million in fiscal 1995. As a percentage of net sales, depreciation and amortization increased from 1.7% to 1.9% during this period. This increase was due to higher capitalized package design cost and higher depreciation expense related to a new administrative building and finished goods warehouse.

  Operating Income and EBITDA. As a result of the above changes, operating income increased from approximately $4.2 million in fiscal 1994 to $8.2 million in fiscal 1995, an increase of 96.3%. As a percentage of net sales, operating income increased from 8.4% to 14.1% during this period. EBITDA increased from approximately $5.1 million to $9.1 million, an increase of 76.8% during this period.

  Interest Expense. Interest expense remained approximately the same at $0.1 million in fiscal 1995 as compared to fiscal 1994.

  Other Income; Investment Income. Other income and investment income remained approximately the same in fiscal 1995 as compared to fiscal 1994.

  Provision for Income Taxes. The provision for income taxes increased from $1.7 million in fiscal 1994 to $3.2 million in fiscal 1995, an increase of 86.3%, due to the increase in pre-tax income. The effective tax rate remained constant at approximately 36% during this period.

  Discontinued Operation; Effect of Changes in Accounting Principles. The charge for the discontinued operation related to the loss on disposal of Fine Products, a candy manufacturing company that was sold in fiscal 1994. The effect of changes in accounting principles related to the adoption of FAS 115--"Accounting for Certain Investments in Debt and Equity Securities", FAS 106--"Accounting for Post-retirement Benefits other than Pensions", and FAS 109--"Accounting for Income Taxes" (see Note 1 to the Predecessor's Consolidated Financial Statements for the years ended March 31, 1994 and 1995 contained elsewhere in this Prospectus).

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the Acquisition, the Predecessor's liquidity requirements arose primarily from working capital needs, especially increases in inventory and receivables, as well as capital expenditures. The Predecessor maintained lines of credit totalling $5.0 million but did not use these lines in fiscal 1994 or 1995. The Predecessor maintained substantial balances of cash and marketable securities which were available for liquidity needs, although cash flow from operations was historically sufficient to fund the Predecessor's liquidity requirements.

  Upon consummation of the Acquisition, the Company's liquidity requirements increased significantly due to the debt service requirements associated with borrowings used to finance the Acquisition. See "The Company--Background." Under the Senior Bank Credit Facility, the Company maintains a revolving credit line which matures in July 2001 and provides for borrowings of up to $10.0 million at a floating rate based upon the Base Rate as defined in the Senior Bank Credit Facility or the Eurodollar Rate as defined in the same agreement, subject to the maintenance of a borrowing base. The Company used $5.0 million of the revolving credit line as part of the financing for the Acquisition. As of March 31, 1996, the Company had borrowed an additional
$2.5 million under the revolving credit line to finance short term working capital requirements. The Company had $1.6 million of cash and cash equivalents on hand at March 31, 1996, and availability under the revolving credit line of $2.5 million. The Company had $0.9 million of cash and cash equivalents on hand at June 30, 1996 and availability under the revolving line of credit of $2.5 million.

  At March 31, 1996, the Company did not comply with certain covenants of the Senior Bank Credit Facility and the Senior Subordinated Notes related to capital expenditures and net worth. The net worth covenant had originally been set without regard to the carryover for accounting purposes of predecessor basis; as a result of such carryover the net worth covenant was amended. The Company has received waivers of these events of default from the lenders under the Senior Bank Credit Facility and Senior Subordinated Notes.

  The Company intends to use the net proceeds of the Offerings (i) to repay approximately $10.0 million of the term loan incurred under the Senior Bank Credit Facility, (the weighted average interest rate on this indebtedness at March 31, 1996 was 8.4%), (ii) to redeem $18.0 million aggregate principal amount of the 12.5% Senior Subordinated Notes due 2002, plus prepayment premium for an aggregate redemption price of approximately $19.3 million plus accrued and unpaid interest thereon, (iii) to redeem $3.0 million aggregate principal amount of the 15.0% PIK Subordinated Notes due 2003, plus prepayment premium for an aggregate redemption price of approximately $3.6 million plus accrued and unpaid interest thereon, and (iv) to purchase $11.8 million aggregate principal amount of the Junior Subordinated Notes for a repurchase price of $4.7 million.

  In conjunction with the Offerings, the Company intends to refinance the remaining portion of the Senior Bank Credit Facility with borrowings under the New Senior Bank Facility which is anticipated to include (i) a $15.0 million term loan A, (ii) a $10.0 million term loan B and (iii) a $15.0 million revolving credit facility, which will provide more availability than the current facility. The term loan A and revolving credit facility would bear interest at the applicable prime rate plus 0.5% or LIBOR plus 2.0% and would have a final maturity of six years. The term loan B would bear interest at the applicable prime rate plus 1.0% or LIBOR plus 2.5% and would have a final maturity of seven years. Management believes that the New Senior Bank Facility will contain less restrictive covenants compared to the existing facility, since the Company will be substantially less leveraged following the Offerings.

  In the seven month period since the Acquisition, August 23, 1995 to March 31, 1996, the Company generated $3.3 million in cash flow from operations adjusted for depreciation and amortization and deferred income taxes. However, changes in assets and liabilities used $4.5 million of cash. Therefore, net cash used in operating activities was $1.2 million. The use of cash relating to changes in assets and liabilities was driven primarily by increases in accounts receivable and inventory due to the increase in net sales, increases in other current assets relating to a deposit, and decreases in accrued expenses primarily relating to the timing of advertising expenditures. These changes were partially offset by increases in accounts payable relating to the higher net sales of the Company, higher interest payable relating to the acquisition debt and decreases in other assets relating to the amortization of the prepaid interest on the Junior Subordinated Notes.

  Net cash used in investing activities (other than to acquire the Predecessor) for the seven months since the Acquisition was $1.5 million of capital expenditures. The two largest capital projects involved equipping the new South African manufacturing facility and reorganizing the shaving powder production in Savannah to better optimize capacity.

  Net cash provided by financing activities (other than to acquire the Predecessor) for the seven months since the Acquisition totaled $1.5 million which included additional borrowings under the revolving credit line of $2.5 million and payments on senior term debt of $1.0 million. The net cash flow for the seven month period since the Acquisition was an outflow of $1.2 million, which, when combined with acquired cash of $2.7 million, results in a net increase in cash of $1.5 million.

  For the three months ended June 30, 1996, the Company generated $1.0 million in cash flow from operations adjusted for depreciation and amortization. However, changes in assets and liabilities used $0.6 million in cash. Therefore, net cash provided by operating activities for the three months ended June 30, 1996 was $0.4 million. Net cash used in investing activities during this period totaled $3.5 million including the $3.0 million investment in the parent of AM Cosmetics and $0.5 million of capital expenditures. Net cash provided by financing activities totaled $2.5 million resulting from $3.0 million of additional borrowings to fund the investment in the parent of AM Cosmetics, less a payment on the term loan of $0.5 million. The net decrease in cash for the three months ended June 30, 1996 was $0.7 million.

  The Company's and the Predecessor's capital expenditures for fiscal 1996, fiscal 1995 and fiscal 1994 were $2.2 million (including package design costs of $0.2 million), $1.3 million (including package design costs of $0.4 million), and $2.5 million (including package design costs of $1.0 million), respectively. The Company anticipates that capital expenditures for the twelve month period ending March 31, 1997 will be approximately $4.3 million, which includes $1.7 million for the purchase of the South African manufacturing plant and additional related equipment (the land and buildings were leased as of March 31, 1996) and the expansion of the Savannah manufacturing and warehousing facility.

  The Company believes that cash flow from operating activities, existing cash balances and available borrowings under its existing revolving credit facility or the New Senior Bank Facility will be sufficient to fund working capital requirements, capital expenditures and debt service requirements in the foreseeable future.

                                   BUSINESS

GENERAL

  The Company is the leading manufacturer and marketer in the U.S. retail ethnic hair care market for African-Americans. The Company believes that it is one of the leading global manufacturers and marketers of ethnic hair care products for persons of African descent. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market. The Company currently sells over 60 different products under five principal brand names, including Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural and Magic. The majority of the Company's sales are derived from four segments of the ethnic health aid beauty aids market: hair relaxers and texturizers, which are used to chemically treat and straighten hair (constituting approximately 50% of the Company's net sales in fiscal 1996), hair color, shaving products and hair care maintenance products. The Company's products are specifically formulated to address the unique physiological characteristics of hair of persons of African descent, which typically include curliness and dryness. The Company believes that it has the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and shaving products). In addition, the Company believes that the strength of its competitive position in the ethnic hair care industry is attributable, in part, to its heritage of technological innovation and its focused R&D effort.

  The Company markets its products in the U.S. with its own experienced direct sales force. The Company currently markets its products in 60 countries outside of the United States, primarily through local distributors. In fiscal 1996, approximately 23.8% of the Company's net sales were derived from sales within these countries.

  In order to capitalize on new growth opportunities, the Company has assembled a senior management team of seasoned executives with extensive experience serving the consumer products industry and the ethnic market. As Chairman and Chief Executive Officer, Dr. Leroy Keith, former President of Morehouse College and director of the Predecessor, entrepreneur and prominent member of the African-American community, provides the Company with leadership and vision. Joyce M. Roche, President and Chief Operating Officer, has over 20 years of experience in the health aid beauty aids industry, including positions as Senior Vice President of Marketing and Vice President of Global Marketing at Avon and Director of Marketing at Revlon. Dennis Smith, Executive Vice President of Sales, has over 20 years of experience in the ethnic hair care industry, including senior management positions with a competitor and 14 years with the Company. Miriam Muley, Executive Vice President of Marketing, has over 17 years of consumer products industry experience, having held marketing positions at Avon, Bristol-Myers Squibb Company's Clairol division and Johnson & Johnson, and as a Vice President at Uniworld Group, a leading advertising agency targeting the African-American market segment.

  The Company has recently taken several important initiatives to enhance its position in the ethnic hair care marketplace. In 1996, the Company's R&D department finalized the development of several product innovations, including the Fail Safe and DL 2000 hair relaxer technologies and a full line of hair care maintenance products. After 20 years of using the same advertising agency, the Company, in early 1996, appointed a new advertising agency, Don Coleman & Associates, Inc., which specializes in the African-American market. The introduction of new and attractive product packaging for many of the Company's products will be completed in 1996. The in-house sales force formed in April 1995 was further expanded in 1996 with the addition of several experienced senior sales executives. In addition, the Company established its own manufacturing plant in South Africa by acquiring a former Pfizer facility, and began operations in early 1996. The Company began establishing a distribution network and training stylists in Brazil in October 1995, through a strategic alliance with Servico Nacional de Aprendizagem (SENAC), a national professional services training organization. The Company intends to use Brazil as a base for expanding to other Central and South American countries.

  The Company experienced a 17.5% increase in net sales from $58.1 million in fiscal 1995 to $68.3 million in fiscal 1996 and a 45.6% increase in operating income from $8.2 million in fiscal 1995 to $12.0 million in fiscal 1996.

INDUSTRY OVERVIEW

  The U.S. retail ethnic hair care market, principally targeting the distinct hair care needs of African-Americans, was estimated in the Packaged Facts Report to be a $1.2 billion retail business in 1995. According to 1995 U.S. Census Data ("Census Data") published by the U.S. Department of Commerce, the African-American population was approximately 34 million and represented 12.7% of the U.S. population. This segment of the U.S. population is projected by the U.S. Department of Commerce to grow significantly faster than the general population through the middle of the next century. The personal income of African-Americans doubled from 1980 to 1990 and their combined purchasing power was estimated to be approximately $260 billion in 1990, according to the Census Data. Moreover, the Packaged Facts Report indicates that African-American consumers generally spend up to three times as much of their disposable income on health and beauty products as Caucasian consumers.

  The Company believes that the U.S. retail ethnic hair care market is highly fragmented, with six companies generating approximately one half of the sales in 1995 in this market and the remaining sales generated by a large number of smaller companies, according to the Towne-Oller Report. Most of the larger competitors in the ethnic hair care market are privately owned and compete only in this market. A few general market health and beauty aids companies produce a limited line of ethnic products.

  In addition to the retail segment of the U.S. ethnic hair care market, there are also professional ethnic hair care salons which the Company estimates to exceed 28,000 in the United States. According to market research studies commissioned by the Company in 1990, which have been updated through focus groups and other internal research conducted by the Company (collectively, "Company Market Research"), approximately 40% of African-American women patronize salons exclusively, 40% maintain their hair at home exclusively and 20% switch between salons and home hair care. The professional segment of the U.S. ethnic hair care market is also highly fragmented, with the leading competitor being a general market health and beauty aids company. The Company does not currently participate in the U.S. professional segment but intends to do so in the near future. See "--Growth Strategy."

  On a global scale, the Company currently estimates that there are approximately 900 million people of African descent outside the United States, including an estimated 750 million people on the African continent, 100 million people in Brazil, 20 million people in the Caribbean, 10-15 million people in Europe and 10-13 million people in Central America. The Company's experience in developing regions such as South Africa, the Caribbean and Brazil, indicates the percentage of women who patronize salons is dramatically higher in these developing markets than in developed markets such as the United States. These women tend to patronize salons because relaxer products are generally unavailable on a retail basis, professionals have the expertise, as well as ready access to hot water, which is necessary for effective use of relaxer products, and the local salon is often a social gathering place for its patrons. Although there is no independent market data to support the size of the international market, the Company believes that the international market is significant. For example, the Company estimates that in Southern Africa, with a Black population of approximately 100 million, manufacturers of ethnic hair care products generated approximately $40 million in sales in 1995. Southern Africa refers to Angola, Botswana, Lesotho, Malawi, Mozambique, Namibia, South Africa, Swaziland, Zambia and Zimbabwe.

  The major segments of the ethnic hair care market in which the Company competes are described below:

  . Relaxers and Texturizers. Chemical hair relaxing is the process of permanently straightening curly hair. Texturizers generally work in a similar manner as relaxers to loosen curly hair, but do not straighten the hair completely. The amount of curl in any type of hair is determined by the abundance of disulfide bonds as well as the shape of the hair follicle from which the hair emerges, either straight, slightly curved or curly. Relaxed hair serves as the foundation for and facilitator of daily hair styling. Consequently, its popularity is not significantly related to current fashion trends. For the person with relaxed hair, relaxers represent a basic personal care product, similar to shampoos and conditioners for the general market. Further, the continual need for "touch-ups" approximately every six weeks requires the relaxer user to frequently purchase relaxers and related products.

     According to the Packaged Facts Report, over 50% of African-American women use chemical relaxers in their hair. For persons of African descent, chemical relaxation became popular in the 1940's with the introduction of sodium hydroxide or "lye" relaxer which was the sole product available until the Company invented and patented "no-lye," or guanidine carbonate hydroxide relaxers in 1978. In the retail market, no-lye relaxers are generally sold in kits which include a cream base component and a chemical activator component, which are mixed together to create the requisite chemical reaction. One of the most significant sources of consumer complaints in the industry is inconsistent results caused by mixing errors. Fail Safe technology, developed by the Company, eliminates such mixing problems. Although lye relaxers do not require mixing and tend to work faster than no-lye relaxers, they have a much higher risk of hair damage and skin irritation than no-lye relaxers. Until the Company invented no-lye relaxers, relaxing hair was relegated primarily to salons where it was applied by trained technicians for safety reasons. The introduction of Dark & Lovely no-lye relaxers by the Company offered an effective and less expensive in-home alternative which significantly changed the industry.

     In 1995, the U.S. retail ethnic relaxer and texturizer segment was the largest category of U.S. retail ethnic hair care products, representing approximately 31% of the U.S. retail ethnic hair care market, according to the Towne-Oller Report. The relaxer and texturizer market is highly fragmented with almost 50 brands available; however, according to the Towne-Oller Report, the top five brands generated almost half of the sales volume in 1995, with the Company's Dark & Lovely brand having the largest market share with approximately 14.5% of the total sales in this segment.

  . Hair Color. Hair coloring involves the addition of chemical coloring agents to the natural pigment of hair, or a lightening or "lifting" of the natural pigment followed by the addition of color to brighten hair. The hair of individuals of African descent has more pigment in the hair cortex than Caucasian hair. This type of hair also has a lower sulfur content, a slightly lower lipid content and possesses sulfur-containing bonds that have a different configuration than Caucasian hair. As a consequence of these characteristics, the pigment in hair of individuals of African descent reacts to coloring agents differently than Caucasian hair and chemically relaxed hair will react more quickly to lightening which can result in a brassy appearance. All of the Company's Dark & Lovely hair colors are formulated to react appropriately to the hair of individuals of African descent to ensure the delivery of the intended color without brassiness.

    The three major categories of hair color are: temporary, semi-permanent and permanent. Temporary hair colors are generally removed from the hair in the first or second shampooing. Temporary color is only deposited on the hair surface and for the most part, no chemical reactions take place, so it is safe to use immediately after relaxing. Temporary color can only deposit pigment, it cannot lighten the hair color. Semi-permanent hair colors are more resistant to removal and are formulated to last from four to six shampoos. They are applied without peroxide, so they do not change the basic structure of the hair and are also safe to use immediately after relaxing. Semi-permanent colors are only designed to add color to the hair. Permanent hair colors produce the most effective and durable coloration. Due to dye penetration of the cortex of the hair as well as the addition of peroxide, these colors can both lighten hair and deposit color. Therefore, permanent color offers the greatest range of shades. According to the Packaged Facts Report, approximately one quarter of all African-American women color their hair, with approximately one half of this group coloring their hair at home.

    In 1995 the U.S. retail ethnic hair color segment represented approximately 6% of the U.S. retail ethnic hair care market, according to the Towne-Oller Report. The Company believes that it has the leading market share in this segment. Three ethnic and two general market health and beauty aids companies produce hair color product lines specifically targeted to consumers of African descent.

  . Hair Care Maintenance Products. The physiological differences between the hair of individuals of African descent and Caucasian hair create the need for a variety of products to treat or "maintain" the hair and scalp. Hair is lubricated by the sebaceous gland which excretes oil that flows down and lubricates the hair shaft. While this generally happens in straight hair and in wavy hair, it is very difficult for oils to follow the curves and undulations of curly or kinky hair. The lack of oil causes curly or kinky hair to become very dry and brittle, leaving the hair with a matte, almost dull finish. This condition is the major reason that hair care maintenance products such as oil sheens, hair dress conditioners, comb-outs/detanglers and wave products are popular among individuals of African descent.

     Women, children and men of African descent use a variety of products in order to permanently change the structure of their hair. In most instances, chemical processes (e.g., relaxing and color treating hair) leave the hair more dry and brittle than it would be otherwise and can significantly damage hair if used improperly. Thus there is an even greater need to condition, replenish and protect hair before, after and in between treatments. In order to protect the hair, strengthen it and return it to a soft, shiny condition with a healthy-looking appearance, the consumer in this market has an even greater need for hair care maintenance products than her or his general market counterpart.

     Numerous ethnic hair care companies and several general market health and beauty aids companies sell hair care maintenance products to consumers of African descent.

  . Shaving Products. "Razor bumps," known medically as Pseudofolliculitis Barbae (PFB), is a condition which primarily affects men of African descent. Razor bumps are both caused and aggravated by shaving due to the way curly facial hairs grow on these men, because as their beards grow back after shaving with a razor, the sharp tip of each hair will continue curling until it grows back into the skin. Razor bumps may lead to an unpleasant appearance or even permanent disfigurement and can cause great discomfort during the shaving process. The incidence of men of African descent who suffer from some degree of razor bumps is estimated to range from 35% to 40% and, of this group, an estimated 50% seek some sort of relief, according to reports published by the National Medical Association, a group of predominantly African-American physicians. The primary alternative to shaving is using a depilatory such as the Company's Magic product line. The advantage of depilatories is that they remove hair chemically by weakening and dissolving the hair so that it can be easily removed to give a smooth, close, razorless shave. Because depilatories do not leave sharp tips on the ends of hair, they reduce the probability that hair will grow back into the skin.

     Two companies specializing in men's hair depilation compete in this market, with the Company dominating this segment.

ETHNIC MARKET LEADERSHIP

  The Company's resources are focused primarily on satisfying the unique hair care needs of individuals of African descent worldwide. The Company believes that it has the number one U.S. retail market position in three of the four ethnic hair care categories in which it competes (hair relaxers and texturizers, hair color and shaving products). The Company attributes its leading market position to its strong brand names, combined with its direct sales force, broad distribution, R&D capabilities and experienced management team. Because of these strengths, the Company believes that it has a competitive advantage over both the companies specializing in products for the ethnic hair care market and the few general market companies that compete in the ethnic hair care market but whose principal resources are targeted to the general health and beauty aids market.

  . Strong brands. The Company currently sells its products under five principal brand names including Dark & Lovely, Excelle, Beautiful Beginnings, Dark & Natural and Magic. The Company's flagship brand, Dark & Lovely, is the most widely recognized ethnic brand name in the U.S. retail ethnic hair care market for African-Americans. The Company believes that its brand strength is based upon product quality, properly targeted advertising, package design, reputation for innovation and focused commitment to the unique needs of ethnic consumers.

  . Experienced Sales Force and Broad Distribution. In April 1995, the Company established a direct sales force to enhance its ability to further penetrate existing markets with both current and new products. The sales force has significant sales experience both with major consumer product companies and ethnic hair care competitors. The Company believes that it now has the largest direct sales force serving the U.S. retail ethnic hair care market. Historically, the Company used commissioned sales brokers, as is the industry norm, who tended to have conflicting brand loyalties and provide minimal marketing and sell-through support. In the United States, the Company benefits from having its extensive product line distributed broadly through three principal channels: (i) multi-warehouse chains, including mass merchandisers (e.g., Wal-Mart, K-Mart), major drug chains (e.g., Walgreens, Revco), food chains (e.g., Winn Dixie, Kroger) and discount chains (e.g., Family Dollar, Dollar General), (ii) B&Bs such as Alberto-Culver Company's Sally's Beauty Supply stores and members of the National Beauty Supply Dealers Association, and (iii) ethnic product distributors. See "-- Distribution."

  . Research and Development. The Company believes that its heritage of technological innovation and its focused R&D effort are important to maintaining its market leadership position. Three of the ethnic hair care industry's most significant innovations were introduced by the
     Company: the first hair color developed exclusively for hair of persons of African descent (1972), the first no-lye relaxer, which provided a safe relaxer product for home use (1978), and the Fail Safe technology for no-lye relaxers (1993), which eliminates problems associated with imprecise mixing which can make no-lye products too weak, thereby impacting straightening, or too strong, leading to hair damage. One of the most significant sources of consumer complaints in the industry is inconsistent results caused by mixing errors. The Company believes that its R&D department, led by two industry experienced chemists with Ph.D.s and including nine other researchers and technicians, represents the largest R&D effort focused on the ethnic hair care market.

  . Experienced Management Team. In connection with the Acquisition, the senior management of the Predecessor was replaced. A team of seasoned senior executives with extensive experience in the ethnic market and consumer products industry were recruited to build on the Company's strong position in the global ethnic hair care market. This management team has focused the Company's strategy to further develop the ethnic hair care market both in the United States and internationally. See "Management."

GROWTH STRATEGY

  The Company believes that it is well positioned to grow both internally and through acquisitions, in order to enhance its market position in the ethnic hair care market. The Company intends to achieve its goals by (i) increasing its share of existing markets, (ii) increasing international expansion, (iii) leveraging brands into new categories, (iv) targeting the U.S. professional salon market and (v) capitalizing on selective acquisition opportunities.

  . Increase Share of Existing Markets. Product innovation and ongoing upgrading of existing products are the cornerstone of the Company's efforts to increase its market share in existing markets. The Company recently incorporated into all of its relaxer products its latest innovation in relaxer technology, called Fail Safe, which eliminates the problem of mixing errors which occur with the in-home use of no-lye relaxers. The Company's Fail Safe technology assures that the consumer will not make a mixing error and thereby vary the relaxer strength. The Company believes it has the only no-lye relaxer that can consistently deliver the same results every time. The Company has been on an aggressive schedule of new product introductions or existing product upgrades during the last several years with over 10 products that have been recently introduced or will be introduced during the next six months, including the following:

    -- Improved Dark & Lovely Relaxer: The Company's flagship line was upgraded to include its innovative Fail Safe technology. Simultaneously, conditioning benefits (ultra-conditioning relaxer base and shampoo) were added to every step of the relaxer system and the packaging was updated. Company research indicates that the new product out-performs both the competition and the former Dark & Lovely product in five key areas: straightening, manageability, softness, health and shine.

    -- Improved Excelle Relaxer: The improved Excelle relaxer brand will use Fail Safe technology as well as increased moisturizing benefits to deliver more body and a finished, salon look. The components of the Excelle kit will be improved and the packaging will be redesigned and upgraded to a modern, more elegant look.

    -- Excelle Hair Care: An Excelle hair care moisturizing line will be added at the same time as the Excelle relaxer relaunch. Three "after-care" products will initially be added, highlighting the Excelle relaxer product and providing necessary hair care maintenance items.

    -- Dark & Lovely Color Care Shampoo and Conditioner: Traditional shampoos and conditioners can strip or dull the hair of individuals of African descent that has been color treated. The Company will introduce a shampoo and conditioner especially designed to add body and shine to color-treated hair to complement the Company's hair color products.

    -- Magic Mild Cream Formula: The Company has developed a mild cream formula which is in a no-mix, easy-to-use form and is targeted to younger users. The current Magic product line is sold primarily to older men of African descent.

  . Increase International Expansion. The Company believes it is poised for growth in markets such as Africa, Brazil and the Caribbean, each of which has a significant concentration of consumers of African descent. The Company currently markets its entire product line in over 60 countries worldwide under the same brand names as it uses in the United States. International sales in fiscal 1996 of $16.3 million represented 23.8% of the Company's fiscal 1996 net sales and increased 48.0% compared to fiscal 1995.

    -- Africa: The Company currently sells to 17 of the 55 African countries, with fiscal 1996 net sales of approximately $7.7 million, 84% of which was in Southern Africa (Angola, Botswana, Lesotho, Malawi, Mozambique, Namibia, South Africa, Swaziland, Zambia, and Zimbabwe). In Southern Africa the current customer base, which consists primarily of professional salon owners and stylists, is serviced through regional distributors and specialty cash-and-carry wholesale outlets. The Company currently offers professional training through salons and seminars in order to educate the professional salon owner or stylist as well as to differentiate itself from its competitors in South Africa. Retail product distribution is currently being expanded to mass merchandisers and other large retail chains in South Africa. The Company commenced its own manufacturing operations in South Africa in March 1996 to support its African strategic initiatives. The Company expects to benefit from the cost and quality advantages of in-house production going forward. The Company's key strategic initiatives to achieve growth throughout the African continent are to: (i) continue market penetration and expansion of the core Southern African business; (ii) establish and develop distribution and/or manufacturing facilities in East Africa and West Africa;
        (iii) extend existing product lines to include related product categories such as cosmetics; and (iv) identify selected strategic acquisitions. Carson South Africa recently sold 25% of its shares in an initial public offering on the Johannesburg Stock Exchange. The proceeds of such offering were used to purchase the manufacturing facility and related equipment as well as to fund the Company's African strategic initiatives.

    -- Brazil: Brazil has a population of approximately 100 million people of African descent, almost three times the number of people of African descent as the United States. Moreover, the Company believes that the ethnic hair care industry in Brazil is underdeveloped and that the country's improving economy and demographic trends make this market attractive for the introduction of the Company's products. The Company began establishing a distribution network and training stylists in Brazil in October 1995, through a strategic alliance with Servico Nacional de Aprendizagem (SENAC), a national professional services training organization. The Company intends to use Brazil as a base for expanding its products and facilities to other Central and South American countries.
    -- Caribbean: In order to increase sales penetration in the Caribbean region, the Company recently appointed a Caribbean Sales Manager position and is investigating whether to establish a factory in Jamaica which would enable the Company to produce in a Caribbean Community and Common Market (CARICOM) nation, thereby substantially reducing taxes and tariffs. The Company has sold products into the Caribbean on an export basis through brokers since before 1975, but expects to benefit from a more focused local marketing and manufacturing presence.

  . Leverage Brands into New Product Categories. The Company believes that its flagship Dark & Lovely brand name is transferable to other ethnic health and beauty aids categories, including cosmetics.

    -- Cosmetics Market Opportunity: According to the Packaged Facts Report, the cosmetics segment of the U.S. retail ethnic health and beauty aids market was projected to be approximately $251 million in retail sales in 1995, and is forecasted to grow at 15% per year until 1999. The Company intends to enter the ethnic cosmetics market with a product line that is consistent with the positioning of its ethnic hair care brands. The Company intends to take advantage of (i) its ability to introduce its consumers to the Dark & Lovely cosmetic line through inserts in Dark & Lovely relaxer and hair color kits (which total 11 million units annually), (ii) its strong relationships with its current customers which will enable it to distribute new cosmetics products efficiently through the same channels, and (iii) its exclusive contract manufacturing arrangement with AM Cosmetics, a leading low-cost manufacturer of cosmetics. See "Certain Relationships and Related Transactions--AM Cosmetics." The Company is engaged in market research and product development and, although no specific product launch date has been set, expects to be able to enter the ethnic cosmetics market by the end of 1997.

  . Target the U.S. Professional Salon Market. The Company believes that its R&D expertise and heritage as the technological innovator in the ethnic hair care market will facilitate its entry into the United States professional salon market. The Company is developing a new professional product line under a distinct brand name that will offer certain technological advantages versus products currently offered in salons, as well as a complementary line of hair care maintenance products for exclusive purchase in salons. The Company estimates that there are in excess of 28,000 African-American hair care salons in the United States and Company market research indicates that African-American women are twice as likely as their Caucasian counterparts to patronize salons and that of the total number of African-American women who relax their hair, 40% are exclusive salon users, 40% are exclusive at-home users, and 20% switch between salon and at-home care. Of the approximately 40% of all African-American women who color treat their hair, approximately one half treat their hair at salons.

     The Company believes that it is well positioned to deliver products to the salon market, in significant part because many ethnic stylists purchase their supplies at B&Bs, a distribution channel in which the Company is well established. Additionally, the Company has successfully entered the professional salon market internationally through its South African subsidiary and is implementing this strategy in other parts of Africa as well as in Brazil. The Company will use the expertise gained from its international efforts to create teams of technical experts to educate salon owners and stylists about the new brand and provide ongoing training and education on the latest techniques in ethnic hair care through trade shows, clinics and newsletters. The Company is engaged in market research and product development and although no specific launch date has been set, expects to be able to enter the salon market by the end of 1997.

  . Capitalize on Selective Acquisition Opportunities. In addition to internally generated growth, the Company will consider the selective acquisition of related brands and businesses which would increase the Company's market share or expand and complement its product lines. The Company does not currently have any outstanding agreements, commitments or understandings regarding any acquisitions or joint ventures at this time. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or if an acquisition is completed, that the operations will be successfully integrated or otherwise not have an adverse effect on the Company.

PRODUCTS

  The Company manufactures and markets a variety of products worldwide. The following table sets forth the Company's principal products, by brand, as of July 1, 1996.

         BRAND                                 PRODUCTS
- -----------------------------------------------------------------------------------------
  Dark & Lovely        Relaxers: Creme Relaxer, Regular Strength; Creme Relaxer Plus,
                       Super Strength
                       Hair Care Maintenance Products: Corrective Leave-in Condition
                       Therapy; Pro Therapy Protein Intensive Conditioner; Rich & Natural
                       Hair Dress Conditioner; Silky Set Conditioning Set & Wrap Lotion;
                       Quik Freeze Super Shine Spritz;
                       3-N-1 Plus Detangling/Conditioning Shampoo; Deep Conditioning
                       Treatment; Restore & Repair Reconstructive Hair Therapy; Styling
                       Gel; Super Hold Gel; Cholesterol Super Strengthening/Conditioning
                       Treatment; 24-hr. Therapy Moisture & Shine Replenisher; Ultra
                       Nourish Vitamin Hair Therapy;
                       The Restorer Super Strengthening Hot Oil; Healthy Shine Oil Sheen
                       Spray
                       Hair Color: Permanent: Jet Black; Natural Black; Brown Sable; Rich
                       Auburn; Sunset Auburn; Autumn Red; Light Brown; Honey Blonde;
                       Golden Bronze; Chestnut Blonde; Spicy Cinnamon; Midnight Blue;
                       Black Ruby; Light Golden Blonde
                       Reviving Colors Hair Color: Semi-Permanent: Radiant Black; Ebone
                       Brown; Spiced Auburn; Passion Plum
- -----------------------------------------------------------------------------------------
  Excelle              Relaxers: Creme Relaxer, Regular Strength; Creme Relaxer Plus,
                       Super Strength
- -----------------------------------------------------------------------------------------
  Beautiful Beginnings Relaxers: Children's Relaxer
                       Hair Care Maintenance Products: Conditioning Shampoo Plus
                       Detangler; Leave-In Conditioner Plus Detangler; Natural Oil
                       Moisturizer Plus Detangler; Scalp Conditioner and Hair Dress
- -----------------------------------------------------------------------------------------
  Dark & Natural       Texturizers: Texture Enhancer, Regular Strength; Texture Enhancer,
                       Extra Strength; Texture Enhancer for Short Hair and Fades
                       Hair Care Maintenance Products: Moisturizing Shampoo; Dry Hair &
                       Scalp Moisturizer Conditioner; Wave Lotion; Wave & Style Gel
                       Hair Color: Jet Black; Natural Black; Darkest Brown
                       Moustache & Beard Color: Jet Black; Natural Black
- -----------------------------------------------------------------------------------------
  Magic                Shaving Products: Shaving Powder: Gold, Platinum, Blue and Red;
                       Pre-shave/after-shave lotion; Cream Shave


  . Dark & Lovely. The Dark & Lovely relaxer was introduced in 1978 and effectively changed the way African-American women could relax their hair. The introduction of the no-lye technology by the Company significantly reduced the possibility of hair damage and skin irritation frequently caused by sodium-based (lye) relaxers. The Dark & Lovely brand is positioned to appeal to the younger African-American woman who is looking for a "straight" look.

     For more than 20 years, Dark & Lovely Hair Color--the first hair color formulated specifically for the distinct hair needs of African-American women--has been the market leader in ethnic hair color. Introduced in 1972, Dark & Lovely Hair Color targets African-American consumers who are interested in changing and enhancing the appearance of their hair color. The brand is supported with a complete line of hair care maintenance products for daily care. In addition, Reviving Colors by Dark & Lovely offers African-American women a range of semi-permanent shades to choose from for a subtle change in color. Two new shades will be introduced in late 1996, offering a total of six shades. A new line of hair care products, Color Care, will also be launched in autumn of 1996 to address the need to maintain and refresh hair that has been color-treated.

   . Excelle. This is the Company's premiere brand targeted to the more mature fashion conscious African-American woman concerned with the appearance and health of her hair who is trying to achieve a finished salon look at home. Introduced in 1984, Excelle Salon Performance relaxer will be relaunched in 1996 with the aim of offering its target audience healthier looking hair with luxurious body and sheen. The new Excelle formula has improved relaxing capabilities and natural ingredients such as aloe vera, vitamin E and protein. The Company believes that upgraded packaging, a new hair care maintenance product line and increased advertising will help communicate the brand's upscale image to consumers.

   . Beautiful Beginnings. This brand, targeted to parents of girls aged 5 to 12 years old, achieved the number three position in sales among children's relaxers within three years of its introduction in 1993. Beautiful Beginnings is an advanced conditioning Fail Safe relaxer system for children with an exclusive Comfort Plus pretreatment that protects sensitive young hair and scalp without inhibiting the relaxing process. The Company believes Beautiful Beginnings is one of the safest and gentlest children's relaxer systems available. The brand is complemented with a complete line of hair care maintenance products.

   . Dark & Natural. This brand is targeted to men of African descent. The Dark and Natural texturizer product delivers rich, natural-looking waves. DL 2000 technology, a tension activated process in the Dark & Natural product line, allows the user to control the amount of relaxation in his hair through combing. Dark & Natural Hair Color for men was introduced in 1992 and represents the first hair color targeted to and developed exclusively for the African-American male. Dark & Natural hair color products are designed to recapture the natural color of hair that is dull or graying and produces a richer, deeper and healthier looking color. The easy-to-mix formula contains no ammonia and therefore is gentle to men's hair.

   . Magic. This brand of shaving products is the top-selling male depilatory product in the United States and globally among Black men. On the market since 1901, Magic shaving products are the only depilatory products endorsed by the National Medical Association for the treatment and prevention of "razor bumps". A new no-mix cream targeted to younger African-American men is planned for introduction in the autumn of 1996.

MARKETING AND PROMOTIONS

  The Company believes that understanding the consumer, meeting her or his needs and delivering on product promises are critical in maintaining the Company's competitive position. The Company spent an average of approximately 1% of net sales for each of the last two fiscal years on market research, such as in-home consumer product placements for new products, tracking studies, concept testing, package testing and advertising testing aimed at improving its understanding of and effectively targeting its consumer. The Company also maintains a toll-free telephone number to answer consumer questions and to gather consumer feedback used to focus the Company's marketing programs.

  Over 15% of net sales in fiscal 1996 was allocated to advertising and consumer promotions. The Company believes that it is the leading advertiser in the ethnic hair care market, with most of its emphasis on television and print. The Company regularly advertises in magazines aimed at consumers of African descent, such as Essence, Ebony, Black Enterprise and Jet, and in targeted spot advertising on television and cable channels such as Black Entertainment Television (BET) and engages in promotional activities and in-store displays to introduce new products or attract new consumers. The Company also uses its kit packaging format to conduct sampling programs for new products.

  In January 1996, the Company's advertising account was awarded to Don Coleman & Associates, Inc., considered by the Company to be in the forefront of ethnic advertising. The previous agency had been in place for over 20 years. A new campaign for the Company's flagship brand, Dark & Lovely, including television, print, and radio advertising is scheduled for late autumn of 1996.

  The Company is actively involved in numerous public relations and community relationship events. In 1996, the Company was involved in the Olympics both in Savannah and Atlanta. In Atlanta, the Company was one of the sponsors of La Maison Olympique Africaine, The African Olympic House, providing the Company with an opportunity to highlight its presence in the global African business community. The Company's commitment to the African-American community is demonstrated through several support programs including sponsorship of the Black Family Reunion Program and a Safe Shelter Program for homeless women and children and the establishment of the Carson Scholarship Program at historically Black universities such as Dillard, Hampton and Fisk Universities. From October to December 1996, the Company, in conjunction with several leading African-American women's organizations and the Celebrating Life Foundation, will be promoting awareness of breast cancer among African-American women. In addition, the Company has committed to donate $0.10 from the sale of every Dark & Lovely relaxer and hair color unit sold during that period, up to $150,000, to the Celebrating Life Foundation to help provide education on breast cancer and make screening available to African-American women unable to afford the examination.

DISTRIBUTION AND SALES

  The Company's customers can be categorized into three principal distribution channels in the U.S. retail ethnic hair care market, as follows:

  . Multi-warehouse Chains. Multi-warehouse chains are groups of stores operating under the same name that have a number of different distribution points, warehouses or shipping points. Chains which carry the Company's products include mass merchandisers (e.g., Wal-Mart, K-
     Mart), drug chains (e.g., Walgreens, Revco, CVS, Rite Aid, Duane Reade), food chains (e.g., Winn Dixie, Kroger), and discount chains (e.g., Family Dollar, Dollar General). The chains generally are an important part of the Company's retail business because of their ability to draw ethnic customers from a large geographic area. The Company's multi-warehouse chain customers may purchase the Company's products directly from the Company, through an ethnic product distributor, or both.

  . Beauty & Barber Supply Stores. The Beauty & Barber Supply Stores ("B&Bs") are dominated by the Sally's Beauty Supply retail chain (Alberto-Culver Company) and the National Beauty Supply Dealers Association (the "NBSDA"), a large group of independent family-controlled retail outlets. B&Bs that are members of the NBSDA are prevalent in the African-American community, typically in retail outlets in strip shopping malls. B&Bs generally have convenient locations, low everyday prices, and a wide selection of ethnic products relative to retail chains.

  . Ethnic Product Distributors. Ethnic product distributors are wholesalers who either place products directly in stores or have a warehouse-to-warehouse relationship with the major chains. K-Mart is an example of a chain that has a warehouse-to-warehouse relationship in which K-Mart obtains the Company's products for certain of its stores through a major ethnic product distributor in Detroit. The overall importance of this class of trade has gained increasing significance in recent years.

The combination of multi-warehouse chains, B&Bs and ethnic product distributors accounted for approximately 87.0% of the Company's domestic net sales in fiscal 1996. The balance of the Company's net sales during this period were generated by general market distributors, regional chains and military exchanges and commissaries. No single Company customer accounted for more than approximately 8% of the Company's net sales in fiscal 1996.

  As the Company develops new stock keeping units (SKUs) for existing product lines, launches new products and enters new markets in the U.S. ethnic health and beauty aids sector, the Company believes that its strong, direct relationships with multi-warehouse chains, B&Bs and ethnic product distributors will play an increasingly valuable role in maintaining market share as well as gaining additional shelf space, promotional/advertising space and store merchandising coverage. The Company has been selected by one of its customers to be the ethnic category manager for all ethnic health and beauty aids products carried by such customer.

  The Company's strong relationships with its customers in the various distribution channels are enhanced by its direct sales force which totals over 30 and is comprised of two divisional managers, eight regional managers and between three and six sales merchandisers per region, covering the Northeast, Mid-Atlantic, Mideast and Midwest regions in the Northern Division and the Mid-South, Southeast, Southwest and Western regions in the Southern Division. The sales force in each region sells to all of the distribution channels doing business in its market.

  The Company has established distributor relationships in various countries in international markets. In South Africa, the Company focuses its direct sales efforts primarily on hair care salons which are serviced through regional distributors and specialty cash-and-carry wholesale outlets. Retail product distribution in South Africa is currently being expanded to include mass merchandisers and other large retail chains.

RESEARCH AND DEVELOPMENT AND QUALITY CONTROL

  The Company believes that the strength of its competitive position in the ethnic hair care industry is attributable, in part, to its heritage of technological innovation and its focused R&D effort. Three of the ethnic hair care industry's most significant innovations were introduced by the Company: the first hair color developed exclusively for African-American hair (1972), the first no-lye relaxer, which provided a safe relaxer product for home use
(1978), and the Fail Safe technology for no-lye relaxers, which eliminates problems associated with mixing no-lye relaxer products to obtain the correct strength (1993). The Company believes that its R&D department, led by two industry experienced chemists with Ph.D.s and including nine other researchers and technicians, represents the largest R&D effort focused on the ethnic hair care market. In 1996, the Company's R&D department finalized the development of several product innovations, including the Fail Safe and DL 2000 hair relaxer technologies, as well as a full line of hair care maintenance products.

  The R&D department pursues an aggressive product development schedule and intends to maintain its leadership in product innovations and technological improvements. In particular, the R&D department intends to: (i) facilitate the Company's entry into the U.S. professional salon market with a line of specially formulated products; (ii) expand the rapidly growing line of Dark & Natural products; (iii) develop new and innovative hair care maintenance products; (iv) strengthen the Company's hair color products; (v) and develop more effective, milder depilatories for both men and women. The R&D department's agenda also includes the continued review and evaluation of various packaging alternatives to ensure that the Company's products are delivered in safe, secure and cost-effective containers.

  The R&D department also supervises the Quality Control staff of 13 who perform extensive safety and quality tests on the Company's products, including analytical chemistry, microbiology and package testing. The Company tests its new products with the aid of its four in-house cosmetology technicians at its on-site salon.

MANUFACTURING

  The Company uses a batching process in its manufacturing operations for virtually all of its products. The batching process begins with chemical ingredients being mixed in kettles in batch sizes ranging from 2,000 lbs. to 21,000 lbs. The kettles heat, cool, homogenize and blend each batch of materials according to standard operating procedures (SOPs). The SOPs for each product are established by the Company's R&D and Quality Control staff and are periodically reviewed and improved to ensure uniformity and batch-to-batch conformity with the manufacturing specifications for the product.

  The product is then transferred from the kettles into a holding tank or another type of storage device until it is pumped into a filling machine that volumetrically fills the liquid or cream into plastic jars, tubes, bottles or packets. Each container (i.e., jar, tube, bottle or packet) is coded to identify or track a specific batch. Hair care maintenance products are then packed in shipping boxes and sent to the finished goods warehouse ready for shipment to the Company's customers. Certain other products are filled, capped, labeled, coded and stored temporarily until they are assembled as components in the relaxer, texturizer or hair color kits.

  The Company emphasizes quality and adherence to Good Manufacturing Practices (according to FDA guidelines) throughout the production operation. Each batch of finished product is tested by Quality Control staff before it is packaged and shipped. The Company's quality control measures and standards include testing raw materials and packaging materials.

  The Company purchases raw materials, packaging, and components throughout the world and reviews the efficiency and quality of its purchasing contracts. Except as described below, the Company believes that alternate sources of supplies exist and does not anticipate any significant shortages of, or difficulty in obtaining, such supplies.

  Guanidine carbonate is an essential raw material used in the manufacturing of no-lye relaxer products and has been purchased by the Company for over 15 years from the one principal supplier to all manufacturers of no-lye relaxers, located in Austria. The Company maintains a stock of guanidine carbonate at its Savannah facility which would satisfy its requirements for approximately four to six months of future production. The Company believes that guanidine carbonate of comparable quality could be made available within this time period from other suppliers on comparable terms.

FACILITIES

  The Company owns and occupies six buildings on an 11.6-acre tract in Savannah. The plant, warehouses and offices encompass approximately 225,000 sq. ft. on seven acres of the property, with the remaining 4.6 acres undeveloped. Four of the buildings are used primarily for warehousing and storage. The largest building (more than 120,000 sq. ft) houses the manufacturing equipment for substantially all of the Company's products, shipping, quality control, the R&D laboratories, customer research and a professional hair salon which tests new products. The manufacturing and warehousing space has been expanded seven times since it was originally built in 1954. The Company is in the process of reconfiguring its production lines and expanding its physical space in order to increase the capacity of the Savannah facility. Following the planned capacity increase, the Company believes that the capacity in the Savannah facility will be adequate for its needs in the reasonably foreseeable future.

  Carson South Africa owns and occupies one building on 4.5 acres in Midrand, South Africa, 15 miles north of Johannesburg in a developing industrial park located on the major highway between Johannesburg and Pretoria. The property was previously occupied by Pfizer as a manufacturing facility and was easily converted to suit the Company's needs. The building encompasses approximately 40,000 sq. ft. and houses the manufacturing equipment for all products, shipping and receiving, raw material and finished goods storage, an R&D laboratory and executive office space. Ample acreage is available for expansion of the facility. The Company believes that capacity in the South African facility is adequate for its needs in the reasonably foreseeable future.

COMPETITION

  The U.S. retail ethnic hair care market is competitive and highly fragmented with a number of market participants that focus specifically on this market. Six companies generated approximately 50% of industry sales in 1995 with the remainder being generated by a number of smaller companies, according to the Towne-Oller Report. Some of the larger companies, such as Soft Sheen, Luster Products and Pro-Line Corp., are privately-owned and compete only in the ethnic market, as does the Johnson Products subsidiary of IVAX, Inc., a New York Stock Exchange traded company. However, a few general market companies, such as Revlon and Alberto-Culver Company, also produce a limited line of specialized products for the ethnic consumer. In certain product categories, such as shampoos and hair color, competition also arises from general market manufacturers such as the Procter & Gamble Company and Bristol-Myers Squibb Company's Clairol division. Such general market companies are larger and have substantially greater financial and other resources than the Company. Internationally, the Company's competitors differ from market to market, and include Revlon, Soft Sheen and several regionally based foreign companies.

  The Company primarily competes on the basis of brand recognition, product quality, performance and price. Advertising, promotions, merchandising, packaging and the timing of new product introductions and line extensions also have a significant impact on buying decisions and the structure and quality of the sales force affect product reception, in-store position, display space and inventory levels in retail outlets.

TRADEMARKS AND PATENTS

  The Company owns all of the trademark rights used in connection with its principal brands both in the United States and in the other countries in which its products are principally sold. Significant trademarks include: Dark & Lovely, Dark & Lovely Excelle, Beautiful Beginnings, Dark & Natural and Magic. The Company utilizes certain proprietary or patented technologies in the formulation or manufacture of a number of its products.

CONSUMER LAWS, GOVERNMENT AND INDUSTRY REGULATIONS

  The Company is subject to the Food, Drug and Cosmetics Act, the Consumer Product Safety Act, the Federal Hazardous Substance Act and to the jurisdiction of the Consumer Product Safety Commission as well as product safety laws in foreign jurisdictions. Such regulations subject the Company to the possibility of requirements of repurchase or recall of products found to be defective and the possibility of fines or penalties. The FDA has promulgated certain regulations concerning product ingredients, product labeling and product claims. In addition, the FTC regulates product claims. The Company is subject to consumer laws in foreign countries where its products are sold, for example, bilingual packaging requirements (Canada) and new product registration requirements (Brazil). Existing and future FDA, FTC and foreign regulations could impact distribution and sales of certain of the Company's products.

  The Company operates under the FDA's Good Manufacturing Practices (GMP) guidelines and is regulated by the FDA, although its product formulas do not have to be approved in advance by the FDA. Coloring agents used in the Company's products may be either Food, Drug & Cosmetic (FD&C) or Drug & Cosmetic (D&C) classified. Additionally, as a member of the Cosmetics, Toiletries and Fragrances Association ("CTFA"), the Company agrees to adhere to Quality Assurance Guidelines as promulgated by CTFA. The Company believes that it is substantially in compliance with such guidelines and uses such guidelines as standards for its operational activities. The Company is also subject to various other Federal, state, local and foreign regulations. Federal, State and local regulations in the United States that are designed to protect customers or the environment have had an increasing influence on product claims, contents and packaging. The Company believes that it is in substantial compliance with such regulations.

EMPLOYEES

  The Company is organized into seven departments--Marketing, R&D (including Quality Control), Sales, Operations (Production and Materials Management), Finance, Administration and Human Resources. As of July 1, 1996, the Company employed approximately 252 persons in Savannah, an additional 30 elsewhere in the United States and 90 internationally. In the United States, 188 were hourly personnel and 94 were salaried employees. The Company also utilizes temporary workers as needed, primarily in manufacturing. An average of 82 such temporary workers were utilized on a daily basis by the Company during the quarter ended June 30, 1996. The Company is non-union and believes that its relationship with employees is good.

LEGAL PROCEEDINGS

  The Company is involved in various routine legal proceedings incident to the ordinary course of its business and believes that the outcome of all pending legal proceedings, in the aggregate, will not have a material adverse effect on the business, results of operations or financial condition of the Company.

ENVIRONMENTAL MATTERS

  The Company is subject to various Federal, state, local and foreign environmental requirements, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste and the cleanup of properties affected by hazardous substances. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"), impose strict, retroactive, joint and several liability upon persons responsible for releases of hazardous substances.

  The Company has no liabilities arising under environmental requirements, except as would not be expected to have a material adverse effect on the Company's business, results of operations or financial condition. However, some risk of environmental liability is inherent in the nature of the Company's current and former businesses and the Company might in the future incur material costs to meet current or more stringent compliance, cleanup or other obligations pursuant to environmental requirements.

  The Company has had difficulty meeting its permit levels for various parameters for its wastewater discharge to the City of Savannah's sewer system resulting in the issuance of notices of violation to the Company by the City of Savannah. In response, the Company installed pretreatment equipment, which has reduced the concentrations of many of the constituents of concern. However, the Company continues to experience difficulty meeting certain discharge limitations. If the Company cannot either improve the reliability of its present treatment system, or obtain modifications to its discharge limits from the sewer authorities, it may be required to install additional treatment equipment. The Company is working cooperatively with the City of Savannah to address this issue and has not been nor does it expect to be fined. However, there can be no guarantee that the Company will not incur future costs, including but not limited to, fines in connection with waste water compliance. The costs for installing additional treatment equipment could be as much as $0.5 million. The Company does not expect the costs of environmental compliance to have a material adverse effect on its business, results of operations or financial condition.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and Carson Products, and their ages as of July 1, 1996 are as follows:

NAME                     AGE                            POSITION
- ----                     ---                            --------
Dr. Leroy Keith.........  57 Chairman of the Board of Directors and Chief Executive Officer
Joyce M. Roche..........  49 President, Chief Operating Officer, Director
Dennis E. Smith.........  49 Executive Vice President of Sales, Director
Miriam Muley............  41 Executive Vice President of Marketing
Bradford N. Creswell....  36 Executive Vice President of Finance and Chief Financial Officer
Lawrence E. Bathgate,     57
 II.....................     Director
Abbey J. Butler.........  59 Director
Suzanne de Passe........  49 Director
Melvyn J. Estrin........  53 Director
James L. Hudson.........  56 Director
John L. Sabre...........  37 Director
Vincent A. Wasik........  51 Director
Jack Kemp...............  60 Director*
Henry H. Minis..........  49 Director**

- --------
* Mr. Kemp resigned from the Board of Directors of Carson Products on August 13, 1996 due to his recent decision to be a candidate for the Vice Presidency of the United States. Mr. Kemp retains his ownership interest in the Company. See "--Compensation of Board of Directors--Outside Director Stock Purchases."

** Mr. Minis is a Director of Carson Products only, and will resign from such position upon the closing of the Offerings.

  Dr. Keith became Chairman and Chief Executive Officer of Carson Products concurrent with the Acquisition in August 1995 and a Director of the Company upon its inception in May 1995, and served as Vice President until August 1996. Dr. Keith became Chairman and Chief Executive Officer of the Company in August 1996. Dr. Keith has served as Chairman of the Board of Directors of AM Cosmetics since June 1996. He served on the Board of Directors of the Predecessor from June 1994 to August 1995. Prior to that, he served as President of Morehouse College from 1987 to 1994. Dr. Keith is a member of the Board of Directors of Keystone Investment Group, the Mutual Funds Board of Phoenix Home Life Insurance Company, One to One Partnership, Inc. and the National Committee for the Performing Arts of the John F. Kennedy Center.

  Ms. Roche became President and Chief Operating Officer of Carson Products in July 1996 and of the Company in August 1996. Prior to July 1996, she held the position of Executive Vice President of Global Marketing since joining Carson Products in August 1995. Before joining Carson Products, Ms. Roche was employed with Avon, Inc. for 19 years where she held the titles of Senior Vice President of Marketing from 1991 to 1993 and Vice President of Global Marketing from 1993 to 1994.

  Mr. Smith became Executive Vice President of Sales of Carson Products concurrent with the Acquisition in August 1995 and of the Company in August 1996. Prior to August 1995, he held the position of Vice President of Sales of Carson Products from 1990 to 1995.

  Ms. Muley became Executive Vice President of Marketing of Carson Products in July 1996 and of the Company in August 1996. Prior to July 1996, she held the position of Vice President, Marketing since joining Carson Products in April 1996. She was previously employed by Avon from 1992 to 1996 as General Manager, African-American Business Unit and by Bristol-Myers Squibb's Clairol division as Product Manager from 1990 to 1992.

  Mr. Creswell became Executive Vice President of Finance and Chief Financial Officer of Carson Products concurrent with the Acquisition in August 1995 and of the Company in August 1996. He has also served as President of Northwest Capital, Inc. since 1992. Prior to that time, he was employed as Vice President, Investment Banking with Bankers Trust Company from 1987 to 1992.

  Mr. Bathgate became a Director of the Company upon its inception in May 1995 and served as Secretary from May 1995 to August 1996. He also serves as President and Chief Executive Officer of Bathgate, Wegener & Wolf, P.A., a law firm with which he has been affiliated since 1970. Mr. Bathgate is a founder and principal of Morningside, and has served on the Board of Directors of AM Cosmetics since June 1996. He also serves on the Board of Trustees of Villanova University, the Board of Regents of Seton Hall University and served as Finance Chairman of the Republican National Committee from 1988 to 1992.

  Mr. Butler became a Director of Carson Products in June 1996 and of the Company in August 1996. Mr. Butler currently serves in the following capacities for the following companies and organizations: FoxMeyer Health Corporation, Director from 1990, Co-Chairman of the Board of Directors from 1990, Co-Chief Executive Officer from 1990 ; Ben Franklin Retail Stores, Inc., Director from 1992 and Co-Chairman of the Board of Directors from 1992; C.B. Equities Capital Corp., President from 1982 and Director from 1982; FWB Bancorporation, Director from 1994; CST Entertainment Inc., Director from 1994; UroHealth Systems, Inc., Director from 1995; Cyclone Fence Corp., Director from 1995; Phar-Mor, Inc.--Director from 1995; The American University, Trustee from 1986; Starlight Foundation, Director from 1990; Executive Council of the National Committee for the Performing Arts of the John F. Kennedy Center, Director from 1989; and President's Advisory Committee on the Arts, Member from 1992.

  Ms. de Passe became a Director of Carson Products in June 1996 and of the Company in August 1996. Ms. de Passe has served as Chief Executive Officer of de Passe Entertainment since 1991. She currently serves on the Board of Directors of The American Film Institute and the Los Angeles Opera.

  Mr. Estrin became a Director of Carson Products in June 1996 and of the Company in August 1996. Mr. Estrin currently serves in the following capacities for the following companies: FoxMeyer Health Corporation, Director since 1990, Co-Chairman of the Board of Directors from March 1991, Co-Chief Executive Officer from October 1991; FoxMeyer, Co-Chairman of the Board of Directors from March 1991 and Co-Chief Executive Officer from May 1993; Washington Gas Light Company, Director from October 1991; Ben Franklin Retail Stores, Inc., Co-Chairman of the Board of Directors from November 1991, Co-Chief Executive Officer from 1994, Director from 1991; FWB Bank, Director from August 1993; FoxMeyer Canada, Inc., Director from February 1995, Co-Chairman of the Board of Directors from February 1996, Co-Chief Executive Officer from 1995; UroHealth Systems, Inc., Director from July 1995; Phar-Mor, Inc., Director from September 1995; and Centaur Partners, L.P., Managing Partner from 1990. Mr. Estrin has also served in the following capacities for the following companies and organizations: University of Pennsylvania, Trustee from 1990 to 1995; and National Capital Planning Commission, Commissioner from 1993 to 1995.

  Mr. Hudson became a Director of Carson Products in June 1996 and of the Company in August 1996. Mr Hudson has served as Chairman of JAH Development Company since 1985. Mr. Hudson served as Chairman of the Board of Trustees of Morehouse College, and as a member of the Board of the Metropolitan Washington Airports Authority.

  Mr. Sabre became a Director of Carson Products concurrent with the Acquisition in August 1995 and of the Company in August 1996. He currently serves as Managing Director of Indosuez Capital, a position he has held since April 1992. Prior to that, Mr. Sabre was a Vice President at Kidder, Peabody & Co. from March 1990 to April 1992.

  Mr. Wasik became Chairman of the Board of Directors and President of the Company upon its inception in May 1995 and served as such until August 1996. Mr. Wasik is currently a Director of Carson Products and of the Company. He became a member of the Board of Directors of AM Cosmetics in June 1996 and currently serves as President. He is also a founder and serves as President of Morningside. From 1985 to 1995, Mr. Wasik served as President of Fidelco Capital Group. He was also President of Wondercamp Entertainment Company from 1994 to 1995. He served as Chairman and Chief Executive Officer of National Car Rental Systems, Inc. from December 1986 to January 1992. He is also currently a member of the Board of Directors of the One to One Partnership, Inc., the National Committee for the Performing Arts of the John F. Kennedy Center and the Board of Trustees for Boston College.

  Mr. Kemp was a Director of Carson Products from February 1996 to August 1996. Mr. Kemp served as Secretary of Housing and Urban Development for the United States Government from 1989 to 1992. Mr. Kemp is also a member of the Board of Directors of Landair, Cyrix Corp., Oracle Corp., Columbus Trust Realty, American Bankers Insurance Corp., and Worldcorp and has served as Co-Director of Empower America since 1993.

  Mr. Minis served as a Director of the Predecessor from 1978 to August 1995 and is currently a Director of Carson Products. Mr. Minis will resign from such position upon the closing of the Offerings. He served as Vice President-International of the Predecessor from April 1988 until August 23, 1995. Prior to that, he was Export Sales Manager of the Predecessor from June 1981 to April 1988.

COMPENSATION OF EXECUTIVE OFFICERS

  Summary of Cash and Certain Other Compensation. The following table sets forth in summary form information concerning the compensation for all services rendered in all capacities to the Company for Dr. Keith, the three other most highly compensated executive officers of the Company at the end of fiscal 1996, David A. Young (the Predecessor's Chief Executive Officer) and two other highly compensated executive officers of the Predecessor who served as such during fiscal 1996 (collectively, the "named executive officers").

                         SUMMARY COMPENSATION TABLE(A)

                                                           LONG-TERM COMPENSATION
                                                    -------------------------------------
                                ANNUAL COMPENSATION          AWARDS            PAYOUTS
                                ------------------- ------------------------ ------------
                                                                SECURITIES
                                                    RESTRICTED  UNDERLYING
   NAME AND PRINCIPAL    FISCAL                       STOCK    OPTIONS/SARS   ALL OTHER
        POSITION          YEAR   SALARY     BONUS     AWARDS   (#) OF SHARES COMPENSATION
   ------------------    ------ ------------------- ---------- ------------- ------------
Dr. Leroy Keith(b)......  1996  $ 190,816 $ 215,000  $    --        --         $   --
 Chairman of the Board
 and
 Chief Executive Officer
Joyce M. Roche(b).......  1996    117,692    35,000       --           (c)         --
 President and Chief
 Operating Officer
Dennis E. Smith.........  1996    150,405    75,870       --           (c)         --
 Executive Vice           1995     99,312    19,813       --        --
 President of Sales
Bradford N.               1996    146,681       --        --        --             --
 Creswell(b)............
 Executive Vice
 President of Finance
 and
 Chief Financial Officer
David A. Young(d).......  1996     88,039    80,600   197,306       --         100,000(e)
 Former Chief Executive   1995    181,680    15,056   107,472       --             --
 Officer
Mario J. de la            1996    147,608    71,364       --        --             --
 Guardia(f).............  1995    155,700    12,583       --        --             --
 Former President
H. L. Cornish, Jr.(d)...  1996     55,918    51,760       --        --         100,000(e)
 Former Senior Vice       1995    114,885     9,771       --        --             --
 President,
 Treasurer and Secretary

- --------
(a) The summary compensation table does not include the value of perquisites and other personal benefits made available by the Company. However, no named executive officer received such compensation in any fiscal year valued in excess of the lesser of $50,000 or 10% of such officer's total salary and bonus reported for such fiscal year.
(b) Dr. Keith, Ms. Roche and Mr. Creswell became executive officers of Carson Products on August 23, 1995 and of the Company on August 14, 1996.
(c) The securities underlying the SARs are shares of the former Class A common stock of the Company. Ms. Roche surrendered her SAR, and Mr. Smith surrendered one-half of his SAR, in exchange for the right to subscribe
    for       and       shares of Class C Common Stock, respectively. See

   "Management--Compensation of Executive Officers--Employment Agreements," for a discussion of the exercise of such rights.
(d) The employment of Messrs. Young and Cornish was terminated on August 23, 1995 in connection with the Acquisition.
(e) Severance payment made in connection with the Acquisition.
(f) Mr. de la Guardia resigned as President of the Predecessor on August 23, 1995 and retired from Carson Products on December 31, 1995.

  Stock Options and Stock Appreciation Rights. No options to purchase stock were granted during fiscal 1996. The following table sets forth information concerning the grant of stock appreciation rights ("SARs") to each of the named executive officers during fiscal 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                          AT ASSUMED
                                                                                       ANNUAL RATES OF
                                                                                         STOCK PRICE
                                                                                         APPRECIATION
                                               INDIVIDUAL GRANTS                       FOR OPTION TERM
                          ------------------------------------------------------------ -------------------
                            NUMBER OF
                            SECURITIES   PERCENT OF TOTAL
                            UNDERLYING   SARS GRANTED TO
                               SARS         EMPLOYEES        EXERCISE OR    EXPIRATION
NAME                      GRANTED (#)(A)  IN FISCAL YEAR  BASE PRICE ($/SH)    DATE    5% ($)     10% ($)
- ----                      -------------- ---------------- ----------------- ---------- --------   --------
Dr. Leroy Keith.........       --               --               --              --          --          --
Joyce M. Roche..........          (b)         23.53%             $           8/23/05    $           $
Dennis E. Smith.........          (b)         23.53%             $           8/23/05    $           $
Bradford N. Creswell....       --               --               --              --          --          --
David A. Young..........       --               --               --              --          --          --
Mario J. de la Guardia..       --               --               --              --          --          --
H. L. Cornish, Jr.......       --               --               --              --          --          --

- --------
(a) The securities underlying the SARs are shares of the former Class A common stock of the Company.

(b) Ms. Roche surrendered her SAR, and Mr. Smith surrendered one-half of his
    SAR, in exchange for the right to subscribe for      and      shares of
    Class C Common Stock, respectively. Both Ms. Roche and Mr. Smith have exercised such rights. See "Management--Compensation of Executive Officers--Employment Agreements" for a discussion of the purchase of such shares by Ms. Roche and Mr. Smith.

  Option/SAR Exercises and Holdings. No options to purchase Common Stock were outstanding and no SARs were exercised by the named executive officers during fiscal 1996.

  Long-Term Incentive Plans. No long term incentive plan awards were granted to the named executive officers during fiscal 1996.

  Employment Agreements. Carson Products has entered into employment agreements with Dr. Keith, Ms. Roche and Mr. Smith, which agreements provide for the terms discussed below (the "Employment Agreements"). The Employment Agreements provide for a term of employment expiring on the third anniversary of the closing of the Offerings. Under the Employment Agreements, the annual base salary amounts for Dr. Keith, Ms. Roche and Mr. Smith are $385,000, $260,000 and $200,000, respectively. In addition to such base salary, the Employment Agreements provide for, among other things: an annual bonus determined under a formula based on specified net revenue growth, net income, earnings per share and/or stock price growth; eligibility in any pension and welfare benefit plans (other than certain profit sharing plans) maintained by Carson Products; a monthly automobile allowance for Dr. Keith, Ms. Roche and Mr. Smith equal to $1,000, $750 and

$500, respectively; reimbursement for specified relocation expenses, including without limitation general relocation payments to Dr. Keith and Ms. Roche, equal to $50,000 and $10,000 respectively; and such other fringe benefits generally provided by Carson Products to its employees.

  Carson Products retains the right to terminate the employment of Dr. Keith, Ms. Roche and Mr. Smith, and each such executive officer retains the right to resign, at any time for any reason. If Carson Products terminates the employment of any of the executive officers named above for "cause" (as defined in the Employment Agreements) or with "good reason" (as defined in the Employment Agreements) such officers will only be entitled to any unpaid base salary amounts through and including the date of termination. If Carson Products terminates the officer's employment without cause, the officer will be entitled to receive severance pay equal to 150% of the officer's base annual salary. If the officer terminates his or her employment with Carson Products for good reason, the officer will be entitled to receive severance pay equal to 200% of the officer's annual base salary (payable in one lump sum). In the event of "disability," as defined in the Employment Agreements, Carson Products may terminate the officer's employment and the officer will thereupon be entitled to receive 150% (200%, in the case of Mr. Smith) of the officer's annual base salary (payable in one lump sum).

  Pursuant to the Employment Agreements, Ms. Roche and Mr. Smith have
purchased     and     shares, respectively, of the Class C Common Stock of the
Company at a price per share equal to $   . The aggregate purchase price for
the shares acquired by each officer was paid in the form of a non-interest bearing long-term full recourse promissory note. In connection with such purchase, each officer pledged the shares he or she acquired to the Company to secure payment of the principal amount of the promissory notes. The principal amount of the notes will be due and payable on the earlier to occur of the sale of the shares acquired, termination of employment or the third anniversary of the date of purchase. The officer may prepay the principal amount of his or her promissory note at any time and from time to time.

  Pursuant to Dr. Keith's agreement, the Company has issued him    shares of
the Class C Common Stock, which represented at the time of issuance 3% of the Company's then outstanding common stock. These shares were issued in consideration for securing the Acquisition. These shares were transferred immediately after issuance to DNL Partners, as trustee under a certain voting trust agreement, dated August 23, 1995, by and among DNL Partners, Dr. Keith and certain other stockholders.

  Upon the occurrence of a "triggering event" (as defined in the Employment Agreement for Mr. Smith), which will include the closing of the Offerings, Mr. Smith will be entitled to receive, within 90 days after the closing of the Offerings, a lump sum amount in cash equal to the difference between (i) the product obtained when (A) the Specified Percentage of the value of the Company on the closing of the Offerings (reduced by the aggregate underwriting discount in connection with the Offerings) is multiplied by (B) the Dilution Percentage, and (ii) the Specified Base Value. The Specified Percentage and the Specified Base Value for Mr. Smith is 0.5%, and $250,000. For purposes of the Employment Agreement for Mr. Smith, the Dilution Percentage is equal to the quotient resulting when (i) the number of shares of all classes of the Company's Common Stock outstanding on July 31, 1996 is divided by (ii) the number of shares of all classes of the Company's Common Stock outstanding immediately after the closing of the Offerings.

  The Employment Agreements also provide that Dr. Keith, Ms. Roche and Mr. Smith, while employed by Carson Products and in the case of Mr. Smith, during the period in which Mr. Smith is receiving Base Salary (as defined in the Employment Agreements) payments from Carson Products (regardless as to whether Mr. Smith is employed by Carson Products), may not directly or indirectly (i) own, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, (ii) solicit (other than on behalf of Carson Products on any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates, or any prospective customers of Carson Products or any of its affiliates whose business Carson Products or any of its affiliates actively solicits during such officer's employment with Carson Products, or (iii) solicit or induce any employee of Carson Products or any of its affiliates to terminate such employee's employment with Carson Products or such affiliates.

  1996 Long-Term Incentive Plan. Prior to the closing of the Offerings, the Board will establish and approve, and the Company will adopt, the 1996 Long-Term Incentive Plan (the "1996 Plan"), which will be administered by a committee of the Board comprised of non-employee directors (the "Committee"). The purpose of the 1996 Plan is to attract, retain and motivate executives and other key individuals who will make significant contributions to the growth and overall success of the Company and its subsidiaries and to align the interests of such executives and individuals with those of the Company's shareholders.

  All salaried employees and consultants of the Company and its subsidiaries are eligible to participate in the 1996 Plan. The 1996 Plan authorizes the grant of (i) options to acquire shares of the Class A Common Stock of the Company intended to qualify as "incentive stock options" under Section 422 of the Code ("ISOs"), (ii) options to acquire the same that do not, or are not intended to, so qualify, (iii) restricted shares of the Class A Common Stock, subject to specified forfeiture risks (the "Restricted Shares"), (iv) stock appreciation rights ("SARs") based on the Class A Common Stock and payable in cash or in shares of the new Class A Common Stock, and (v) performance-based awards, payable in cash or in shares of the Class A Common Stock.

  The 1996 Plan authorizes     shares of the Class A Common Stock (equal to
   % of the aggregate shares of the Common Stock to be outstanding after the Offerings) for issuance, subject to adjustment in certain circumstances. The Committee has determined to grant options to the following officers contemporaneously with the Offerings to acquire the following number of shares
of the Class A Common Stock: Dr. Keith,    , Ms. Roche,     and Mr. Smith,
   , respectively. Additional option grants will be made to other members of management. The number of shares underlying these grants, in the aggregate,
will be equal to     shares. The exercise price per share for these options
will be equal to the initial public offering price paid by the public for the Class A Common Stock. All such options granted to an officer contemporaneously with the Offerings will be either non-statutory stock options or incentive stock options, to the extent permitted by Section 422 of the Code, and will become exercisable by such officer on a cumulative basis in equal installments at a rate of 33 1/3% per year commencing one year from the date of grant. All options granted to an officer will be 100% exercisable in the event of a change in control (as defined in the 1996 Plan) or in the event the optionee terminates his or her employment due to death, disability (as defined in the 1996 Plan) or retirement (as defined in the 1996 Plan). The exercise price may be paid in cash or shares of new Class A Common Stock.

  Pursuant to the regulations under Section 16(b) of the Exchange Act, so long as certain conditions are met, an officer receiving an option award may be able to exercise options that are then exercisable and sell the underlying shares of the Class A Common Stock on the same day without incurring liability under such Section 16(b). The ability to exercise options and concurrently sell the Class A Common Stock obtained upon exercise means that officers face no investment risk with respect to the shares subject to options, since they will generally only exercise an option if the market value of the Class A Common Stock is greater than the exercise price of the option.

  No awards may be granted under the 1996 Plan after December 31, 2006. Restricted shares, performance-based awards and options intended to be ISOs will be transferable only by will or the laws of descent and distribution.

  ISOs granted to any person who is the beneficial owner of more than 10% of the total combined voting of all classes of stock of the Company or Carson Products will contain special limitation provisions required by Section 422 of the Code. Unless otherwise determined by the Committee, no stock option granted in connection with the 1996 Plan will be exercisable more than ninety days after the date on which the optionee ceases to perform services for Carson Products, except that in the event of death, disability or retirement or a termination after a change of control, options may be exercised for up to one year after such event. If, however, an optionee ceases to perform services for Carson Products, any ISO exercised more than three months following the date the optionee ceases to perform services will be treated as a non-statutory stock option.

  The Committee generally is empowered to interpret the 1996 Plan, prescribe rules and regulations relating thereto, determine the terms of awards and other agreements, amend them (in certain cases only with the consent of the optionee), determine the individuals to whom awards are to be granted, determine the number of shares subject to each award and the exercise price thereto, and take all actions in connection with the Plan and the awards thereunder as the Committee, in its sole discretion, deems necessary or desirable. In general, the Board may modify, suspend, or terminate the Plan at any time; provided, however, that any change in the 1996 Plan that may adversely affect an award previously granted under the Plan requires the consent of the adversely affected awardee.

  The Company submitted the 1996 Plan to its existing stockholders for approval. The purpose of seeking stockholder approval was to qualify the 1996 Plan for the granting of ISOs. Although options and other awards may be granted under the 1996 Plan prior to the receipt of such stockholder approval, the exercisability of such options is contingent upon the receipt of such stockholder approval.

BOARD OF DIRECTORS

  The Company has three classes of directors, which are elected for staggered terms of three years. The initial terms of each class expire at the annual meeting of stockholders in 1997 (Class I), 1998 (Class II) and 1999 (Class
III), respectively. Dennis E. Smith, Suzanne de Passe and James Hudson are Class I directors, Joyce M. Roche, Abbey J. Butler and Melvyn J. Estrin are Class II directors and Dr. Leroy Keith, Lawrence E. Bathgate, II, John L. Sabre and Vincent A. Wasik are Class III directors. Each director holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier.

COMMITTEES OF THE BOARD OF DIRECTORS

  In connection with the Offerings, the Board will create an Audit Committee, a Compensation Committee and an Executive Committee of the Board. Following the Offerings, the Audit Committee will initially be comprised of Messrs. Butler and Sabre and will be charged with reviewing the Company's annual audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Compensation Committee will initially be comprised of Messrs. Butler and Sabre. The Executive Committee will initially be comprised of Dr. Keith and Messrs. Bathgate, Butler, Sabre and, Wasik and will have the authority to act on behalf of the full Board with respect to all matters.

COMPENSATION OF BOARD OF DIRECTORS

  1996 Non-Employee Directors Equity Incentive Program. Prior to the closing of the Offerings, the Board will establish and approve, and the Company will adopt, the 1996 Non-Employee Directors Equity Incentive Program (the "Outside Directors Program"). The Outside Directors Program is designed to attract, retain and motivate individuals who the Company believes are capable of making significant contributions to the Board and the Company generally, and to align their interests with those of the shareholders.

  The Outside Directors Program authorizes the issuance of up to     shares of
the Class A Common Stock, subject to adjustment in certain circumstances. Under the Outside Directors Program, each non-employee director of the Company
will receive in connection with the Offerings an option to acquire     shares
of the Class A Common Stock. The exercise price per share for these options will be equal to the initial public offering price paid by the public for the Class A Common Stock. Each such option will become exercisable upon grant and will expire on the first anniversary of the closing of the Offerings (if such option is not exercised prior thereto by the non-employee director grantee).
In the aggregate, a total of     shares of the Class A Common Stock will
underlie such options granted to the seven non-employee directors of the Company in connection with the closing of the Offerings.

  In addition, pursuant to the Outside Directors Program, each non-employee director will receive, immediately following each annual meeting of the Company's stockholders occurring after the closing of the Offerings (i) a number of shares, subject to certain forfeiture restrictions, of the Class A Common Stock (the "Outside Director Restricted Shares") equal to the quotient resulting when $25,000 is divided by the average fair market value of the Class A Common Stock for the five trading days preceding such annual meeting (the

"Trading Period"), and (ii) an option to acquire     shares of the Class A
Common Stock with an exercise price equal to the average fair market value of the Class A Common Stock for the Trading Period (the "Outside Director Options").

  The Outside Director Restricted Shares will vest and become non-forfeitable as to one-third of the aggregate shares granted on each of the next succeeding three anniversaries of the date of grant of such Restricted Shares. If a non-employee director resigns voluntarily from the Board or is removed therefrom with "cause" (as defined in the Outside Directors Program), the unvested Outside Director Restricted Shares held by such non-employee director will be immediately forfeited and automatically cancelled by the Company.

  The Outside Director Options will become exercisable on the first anniversary of the date of grant of any such option and will expire on the tenth anniversary of such date (if any such option is not exercised prior thereto by the non-employee director grantee). If a non-employee director resigns voluntarily from the Board or is removed therefrom for cause, the Outside Director Option held by such director, if then unexercisable, will be immediately forfeited by such director and automatically cancelled by the Company or, if then exercisable, must be exercised by such non-employee director within 90 days after any such resignation or removal.

  The Outside Directors Program will be administered by the Board or a duly appointed committee of the Board. The Board (or such committee thereof) will have the full and final authority to interpret the Outside Directors Program and to adopt and amend such rules and regulations for the administration of the Outside Directors Program as the Board or such committee may deem desirable. In addition, the Board has the right to amend or terminate the Outside Directors Program, subject to certain restrictions set forth therein.

  Outside Director Stock Purchases. Messrs. Kemp and Sabre invested $100,000 and $50,000, respectively, in the former Class A common stock of the Company and Messrs. Butler, Estrin and Hudson and Ms. de Passe each invested $25,000 in the former Class A common stock. These investments resulted in the
acquisition of    shares for Mr. Kemp,     shares for Mr. Sabre, and    shares
each for Messrs. Butler, Estrin, Hudson and Ms. de Passe. Mr. Kemp's shares will be placed in a trust.

  In addition, all non-employee directors of the Company will be permitted to
participate in the Offerings by subscribing to purchase up to     shares each
of the new Class A Common Stock at the initial public offering price. See "Underwriting."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock (i) immediately prior to the Offerings and (ii) as adjusted to reflect the sale of shares of Common Stock pursuant to the Offerings, by (a) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock,
(b) each of the Company's directors, (c) each of the named executive officers,
(d) all directors and officers of the Company as a group and (e) all other selling stockholders. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock indicated as being beneficially owned by them.

                                                                  CLASS B COMMON   CLASS C COMMON
                                CLASS A COMMON STOCK                  STOCK            STOCK             TOTAL COMMON STOCK
                     -------------------------------------------------------------------------------------------------------------
                                        TO BE        TO BE         OWNED PRIOR      OWNED PRIOR         TO BE          VOTING
                                       SOLD IN       OWNED            TO AND           TO AND           OWNED           POWER
                      OWNED PRIOR TO     THE       AFTER THE        AFTER THE        AFTER THE        AFTER THE       AFTER THE
                     OFFERINGS(A)(B)  OFFERINGS OFFERINGS(A)(B)  OFFERINGS(A)(B)  OFFERINGS (A)(B) OFFERINGS(A)(B) OFFERINGS(A)(B)
NAME AND ADDRESS OF  -------------------------- ------------------------------------------------------------------ ---------------
BENEFICIAL OWNERS     NUMBER     %     NUMBER    NUMBER     %     NUMBER     %     NUMBER     %           %               %
- -------------------  -------------------------- ------------------------------------------------------------------ ---------------
DNL
 Partners(c)....
 c/o Morningside
 Capital L.L.C.
 One Morningside
 Drive North,
 Suite 200
 Westport, CT
 06880
Banque
 Indosuez(d)....
 c/o Indosuez
 Capital
 1211 Avenue of
 the Americas
 7th Floor
 New York, NY
 10036-8701
Minis
 Family(e)......
 c/o Hunter, Mc-
 lean, Exley &
 Dunn, P.C.
 200 East St.
 Julian St.
 P.O. Box 9848
 Savannah, Geor-
 gia 31401
Morgan Guaranty
 Trust
 Company(f).....
 c/o J.P. Morgan
 Investment
 Management
 522 Fifth Ave-
 nue
 New York, NY
 10036
Dr. Leroy
 Keith(g).......
Joyce M. Roche..
Dennis E.
 Smith..........
Bradford N.
 Creswell(h)....
David A. Young..
Mario J. de la
 Guardia........
H. L. Cornish,
 Jr.............
Lawrence E.
 Bathgate,
 II(i)..........
Abbey J.
 Butler(i)......
Suzanne de Pas-
 se.............
Melvyn J.
 Estrin(i)......
James L.
 Hudson(i)......
John L. Sabre...
Vincent A.
 Wasik(c).......
All Directors
 and Officers as
 a
 Group (12 per-
 sons)..........

- -------
(a) Does not give effect to purchases, if any, by such persons in the Offerings. Percentage indicates percentage of class, except for the Total Common Stock column.

(b) Based on    ,      and      shares of Class A Common Stock , Class B
    Common Stock and Class C Common Stock, respectively, outstanding prior to
    the Offerings and    ,      and      shares of Class A Common Stock, Class
    B Common Stock and Class C Common Stock, respectively, outstanding after the Offerings. Calculation of percentage of beneficial ownership assumes the exercise of all options and warrants exercisable within 60 days of the date hereof only by the respective named stockholder.

 (c) Amounts shown represent the aggregate number of shares beneficially owned
     by DNL Partners, including     shares subject to a Voting Trust Agreement
     dated August 23, 1995. Pursuant to the Voting Trust Agreement, DNL Partners was granted full power and authorization to vote the shares of the members of the DNL Partners Limited Partnership Voting Trust (the "Voting Trust"), including Dr. Keith and Northwest Capital, Inc., on all matters. Mr. Wasik has a 99% ownership interest in the general partner of DNL Partners, DNL Group L.L.C., and therefore is deemed to have voting and dispositive control as to the shares held by DNL Partners and the Voting Trust. Messrs. Wasik, Bathgate, Butler, Estrin and Hudson, who serve as Directors of the Company, are, or have interests in, limited partners of DNL Partners, including in the case of Messrs. Wasik and Bathgate, ownership interests in Morningside, one of the limited partners in DNL Partners.

 (d) Includes Indosuez Carson Partners and Indosuez CM II, Inc.

 (e) Includes Abram Minis, Jr., Vango L.P.(of which Abram Minis, Jr. is the General Partner), Henry H. Minis, Marguerite M. Tretheway, James E. Hungerpillar, Edith Hunter Minis, Don L. Waters and Russell W. Carpenter, as Co-Trustees, u/a/w Abram Minis, Jr. dated July 15, 1993, Henry H. Minis and Sally M. Minis, as Trustees u/a dated January 14, 1991 fbo Henry Holmes Minis, Jr., a minor, Henry H. Minis, Sally M. Minis and John
     E. Simpson, as Trustees u/a May 3, 1983 of Abram Minis, Jr. fbo Frances Powell Minis, Henry H. Minis, Sally M. Minis and John E. Simpson, as Trustees u/a August 10, 1984, of Abram Minis, Jr. fbo Grace Gates Minis, and Henry H. Minis, Sally M. Minis and John E. Simpson, as Trustees u/a January 16, 1987, of Abram Minis, Jr. fbo Marguerite Anne Minis. Henry Minis was Vice President and Director of the Predecessor for three years prior to the Acquisition, and has been a Director of Carson Products since the Acquisition. The shares held by the Minis family will be converted from Class C Common Stock to Class A Common Stock immediately prior to the effectiveness of the Registration Statement.

 (f) Includes Morgan Guaranty Trust Company, as Trustee of a Commingled Pension Fund-Multi-Market Special Investment Fund II, Multi-Market Special Investment Trust Fund of Morgan Guaranty Company of New York and Morgan Guaranty Trust Company New York as Investment Manager and Agent for the Alfred P. Sloan Foundation Multi-Market Account.

 (g) Represents     shares held by the Voting Trust. See Note (c).

 (h) Represents     shares held by the Voting Trust on behalf of Northwest
     Capital, Inc., a company of which Mr. Creswell is the President and a stockholder.

 (i) These directors are, or have direct or indirect interests in, limited partners of DNL Partners. See Note (c).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MORNINGSIDE

  Carson Products and Morningside Capital Group, L.L.C., a Connecticut limited liability company ("Morningside") entered into a Management Assistance Agreement dated August 23, 1995 (the "Management Agreement"), pursuant to which Morningside agreed to supply the services of Vincent A. Wasik (a principal member of Morningside) to provide advice and assistance with respect to (i) the formulation of a "strategic direction"; (ii) the formulation of business plans, capital budgets and financial strategies; (iii) the formulation of marketing, sales and operational plans; (iv) the evaluation of investment and acquisition opportunities; and (v) dealings with banks and other lending institutions. Such services are provided for a fee of $350,000 per year, payable on a monthly basis in advance plus reimbursement for out of pocket expenses. The Management Agreement provides that Carson Products indemnify Morningside, its members, employees and agents, including Mr. Wasik, for all actions, claims, damages and liabilities based upon or arising from the acceptance of or performance of the obligations of Morningside under the Management Agreement (other than actions resulting from gross negligence, willful misconduct or a material breach of the Management Agreement by Morningside or Mr. Wasik). The termination date of the Management Agreement is August 23, 1998; however, the term of the agreement shall continue after such termination date until terminated by not less than 30 days' advance notice by either party.

  Additionally, for the term of the Management Agreement, Morningside has agreed that neither it nor Mr. Wasik shall directly or indirectly (i) own (other than through the ownership of five percent (5%) or less of any class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), manage, operate, represent, promote, consult for, control or participate in the ownership, operation, acquisition or management of any business manufacturing and/or distributing ethnic hair care products or cosmetics within a 500-mile radius of Carson Products' headquarters, or (ii) solicit (other than on behalf of Carson Products or any of its affiliates), divert or take away the business of any customers of Carson Products or any of its affiliates or any prospective customers of Carson Products or any of its affiliates.

  In connection with the Acquisition, Morningside received fees of $500,000 from the Company for arranging and negotiating the financing for the Acquisition and performing other consulting and financial advisory services and was reimbursed by the Company for certain related expenses. Under the Management Agreement, the Company paid Morningside approximately $25,000 in fiscal 1996 for reimbursement of out-of-pocket expenses. From time to time Morningside may provide additional financial advisory services to the Company, for which Morningside will receive usual and customary compensation.

FEES RELATED TO THE ACQUISITION

  Northwest Capital, Inc., a corporation in which Bradford N. Creswell serves as President and is a principal stockholder, was paid $290,000 and received shares of the Company's Class C Common Stock from the Company in connection with financial advisory services related to the Acquisition. Bathgate, Wegener & Wolf, P.A., a law firm in which Lawrence E. Bathgate, II serves as President and Chief Executive Officer, was paid approximately $690,000 for services rendered in arranging the equity investment in the Company in connection with the Acquisition. Banque Indosuez received fees and reimbursement of out-of-pocket expenses totalling $1,783,000 in connection with the Acquisition.

AM COSMETICS

  Morningside AM Acquisition Corp., a Delaware corporation ("AM Acquisition"), entered into a Subscription Agreement dated as of June 26, 1996 (the "Subscription Agreement") with Carson Products, providing for the purchase by Carson Products of 300 shares of cumulative Payment in Kind Preferred Shares (the "PIK Preferred Shares") issued by AM Acquisition, at a price of $10,000 per share. AM Acquisition was formed by Morningside on behalf of an investor group to acquire the assets of Arthur Matney Co., Inc. ("Matney"). AM Acquisition created a wholly-owned operating subsidiary, AM Cosmetics, to hold such assets and to continue the operations of Matney as a low-cost manufacturer of cosmetics. AM Cosmetics sells three brands of "budget" cosmetics, one of which is targeted at the African-American consumer. The PIK Preferred Shares are non-voting and are entitled to cumulative dividends payable quarterly in additional PIK Preferred Shares at a rate of 12% per annum. Additionally, the PIK Preferred Shares are subject to redemption in whole at the option of Carson Products on or after July 1, 2005, at the stated value per share (which is $10,000 per share) plus an amount in cash equal to all accrued and unpaid dividends on the PIK Preferred Shares (the "Redemption Price"), and are subject to redemption in whole at any time (or in part from time to time if all dividends accrued and unpaid have been paid for all past dividend periods and full dividends have been paid or declared and the amount set apart for payment for the current dividend period) at the option of AM Acquisition at the same redemption price.

  Pursuant to the Subscription Agreement, AM Acquisition agreed on behalf of itself and its wholly-owned subsidiary, AM Cosmetics, that for a period of five years commencing on July 1, 1996, (i) AM Cosmetics would not "contract manufacture" for any other ethnic cosmetics line, (ii) AM Cosmetics will agree to produce a cosmetics line for Carson Products, as designed and directed by Carson Products, at AM Cosmetics' cost plus a maximum 25% markup, and (iii) AM Cosmetics will agree to provide the necessary research and development for formulations for the ethnic cosmetic product line(s) as determined by Carson Products, at no additional cost to Carson Products.

  Concurrent with its investment in AM Acquisition, Carson Products entered into a Management Agreement (the "Carson-AM Management Agreement") with AM Cosmetics, pursuant to which Carson Products agreed to manage the business operations of, and provide certain other services to AM Cosmetics. Under the Carson-AM Management Agreement, Carson Products is required to supervise the production of a detailed business plan and budget for AM Cosmetics each year. Once the business plan is approved by AM Cosmetics' Board of Directors, Carson Products will supervise and administer AM Cosmetics within the confines of the business plan, with the approval of AM Cosmetics' board for any material deviations. In return for the management and other services it will provide, Carson Products is entitled to fees equal to 1% of AM Cosmetics' annual net sales subject to a minimum of $500,000 per annum. The Carson-AM Management Agreement expires on June 26, 2004 unless terminated earlier, or renewed for an additional three-year period at AM Cosmetics' option by giving Carson Products written notice thereof at least 180 days prior to the expiration date. Either party may terminate the AM Management Agreement by providing the other party with written notice, at least 360 days in advance if terminated by Carson Products and 60 days in advance if terminated by AM Cosmetics. The Company anticipates that to perform its obligations under the Carson-AM Management Agreement, certain members of senior management of the Company will devote a portion of their time to assisting the management of AM Cosmetics.

  The Carson-AM Management Agreement also provides that the parties may enter into (i) sales agreements, substantially in the form agreed upon by the parties which provides for a five percent sales commission on net sales, and
(ii) manufacturing agreements which will include the specifications of each product, substantially in the form agreed upon by the parties which provides that AM Cosmetics will be entitled to a 25% profit margin above all costs, including general administrative costs. The Company is currently negotiating such a sales agreement, which the Company believes will provide it with the opportunity to increase its revenues with little additional expense. The Company believes that it can use its existing relationships with its distribution channels to expand the sales of AM Cosmetics' products, and that the Company's sales force will be motivated by the opportunity to earn additional commissions without lowering their targets for sales of the Company's products. The Company expects to enter into a manufacturing agreement with AM Cosmetics in the near future once precise product specifications have been determined, which the Company believes will provide it with the basis for launching its own line of cosmetics targeted to women of African descent under the Dark & Lovely brand name. Pursuant to discussions among the parties, the Company expects that the manufacturing agreement will not contain volume requirements or termination rights for AM Cosmetics.

  Certain of the principal and management stockholders of the Company have ownership interests in AM Cosmetics, including Vincent A. Wasik, Dr. Leroy Keith and Bradford N. Creswell. In addition, Dr. Keith serves as Chairman of the Board of Directors of AM Cosmetics and Mr. Wasik serves as President.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

NEW SENIOR BANK FACILITY

  The Company intends to use a portion of the net proceeds received from the Offerings to repay approximately $10.0 million of the Senior Bank Credit Facility. The balance of the principal amount outstanding under the Senior
Bank Credit Facility, estimated to be approximately $    million, will be
repaid with a borrowing under the New Senior Bank Facility. The Company expects to execute documentation establishing the New Senior Bank Facility prior to or simultaneously with the consummation of the Offerings. The New Senior Bank Facility is anticipated to include (i) a $15.0 million term loan A, (ii) a $10.0 million term loan B and (iii) a $15.0 million revolving credit facility. The term loan A and revolving credit facility would bear interest at the applicable prime rate plus 0.5% or LIBOR plus 2.0% and would have a final maturity of six years. The term loan B would bear interest at the applicable prime rate plus 1.0% or LIBOR plus 2.5% and would have a final maturity of seven years. The new revolving credit facility will provide more availability than the current facility. Management believes that the New Senior Bank Facility will contain less restrictive covenants compared to the existing facility, since the Company will be substantially less leveraged following the Offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

  Immediately prior to the effectiveness of the Registration Statement of which this Prospectus is a part, the Company will amend and restate its Restated Certificate of Incorporation to (i) change the authorized capital
stock of the Company to     shares of Class A Common Stock, par value $0.01
per share ("Class A Common Stock"),   shares of Class B Common Stock, par
value $0.01 per share ("Class B Common Stock"),    shares of Class C Common
Stock, par value $0.01 per share ("Class C Common Stock"), and    shares of
preferred stock, par value $0.01 per share (the "Preferred Stock"), (ii)
reclassify each outstanding share of Class A Common Stock into     shares of
its newly created Class C Common Stock and (iii) reclassify each outstanding
share of Class B Common Stock into     shares of its newly created Class B
Common Stock (the "Amended and Restated Certificate of Incorporation"). Upon
completion of the Offerings,     shares of Class A Common Stock,     shares of
Class B Common Stock and    shares of Class C Common Stock will be issued and
outstanding and no shares of Preferred Stock will be issued and outstanding. The discussion herein describes the Company's capital stock, the Amended and Restated Certificate of Incorporation and Bylaws anticipated to be in effect upon effectiveness of the Registration Statement. The following summary of certain provisions of the Company's capital stock describes all material provisions, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the Bylaws of the Company that are included as exhibits to the Registration Statement and by the provisions of applicable law.

  Certain provisions described herein may have the effect of impeding stockholder actions with respect to certain business combinations and the election of new members to the Board. As such, the provisions could have the effect of discouraging open market purchases of the Company's Common Stock because they may be considered disadvantageous by a stockholder who desires to participate in a business combination or elect a new director.

COMMON STOCK

  Dividends. Holders of record of shares of Common Stock on the record date fixed by the Company's Board are entitled to receive such dividends as may be declared by the Board out of funds legally available for such purpose, subject to the rights of the holders of any series of Preferred Stock. No dividends may be declared or paid in cash or property on any share of any class of Common Stock, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock except that if dividends are declared that are payable in Common Stock or options or warrants to purchase Common Stock or securities convertible into or exchangeable for Common Stock, a like dividend or other distribution will also be paid on each other class of Common Stock, as the case may be, in an equal amount per share.

  Voting Rights. Holders of shares of Class A Common Stock and Class C Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class C Common Stock entitled to ten votes, except as otherwise provided by law. Holders of shares of Class B Common Stock will not be entitled to vote on any matter submitted to a vote of the stockholders, except as otherwise provided by law and except that the holders of the Class B Common Stock will be entitled to vote as a separate class on any amendment, repeal or modification of any provision of the Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Class B Common Stock in a manner different from the adverse effect on the powers, preferences or special rights of the Class A Common Stock. On any matter on which holders of Class A Common Stock, Class B Common Stock (other than with respect to matters referred to in the previous sentence) and Class C Common Stock are entitled to vote, such holders shall vote together as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock and Class C Common Stock entitled to ten votes, except as otherwise provided by law. Holders of Common Stock are not entitled to cumulate votes in the election of Directors.

  Pursuant to the Voting Trust Agreement, DNL Partners, as trustee of the Voting Trust, will vote the shares of Common Stock held in the Voting Trust. Dr. Keith and Mr. Creswell hold trust certificates in the Voting Trust.

  Liquidation Rights. Upon liquidation, dissolution or winding-up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock and Class C Common Stock in all assets available for distributions after payment in full of creditors and payment in full to any holders of Preferred Stock then outstanding of any amount required to be paid under the terms of such Preferred Stock.

  Conversion. Each share of Class B Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock or, prior to a Triggering Event (as defined below), one share of Class C Common Stock. Each share of Class C Common Stock is convertible at any time, at the option of its holder, into one share of Class A Common Stock at any time. In addition, certain stockholders that are subject to regulation under Regulation Y of the Board of Governors of the Federal Reserve System or the Bank Holding Company Act of 1956, as amended, may convert each share of Class A Common Stock held by them into one share of Class B Common Stock at any time, and may convert their shares of Class C Common Stock into the same number of shares of Class B Common Stock at any time. Each share of Class C Common Stock converts automatically into one share of Class A Common Stock upon transfer to any person other than a Permitted Transferee. For purposes hereof, a "Permitted Transferee" means any beneficial owner of the Class C Common Stock on the date hereof, any affiliate of such owner, any member of such owner's immediate family, or any trust or foundation for the benefit of any of the foregoing. In the event that the number of shares of Class C Common Stock issued and outstanding at any time shall constitute less than 9% of the total number of shares of Common Stock issued and outstanding at such time (a "Triggering Event"), then without further act on the part of the holder of the Class C Common Stock, all shares of Class C Common Stock then issued and outstanding will be deemed converted into shares of Class A Common Stock. Additionally, upon the occurrence of a Triggering Event, the holders of the shares of issued and outstanding Class B Common Stock will no longer have the option to convert such shares into Class C Common Stock.

  The holders of Common Stock are not entitled to preemptive rights. Certain stockholders have the right to purchase additional shares of Common Stock pursuant to (i) a Subscription Agreement dated as of August 23, 1995 between the Company and the investors set forth in Schedule I thereto (entities affiliated with Banque Indosuez and Morgan Guaranty Trust Company), and (ii) a Subscription Agreement dated as of August 23, 1995 between the Company and DNL Partners. These rights will be waived in connection with the Offerings. The shares of Common Stock obtained upon the conversion of the Company's former common stock presently outstanding are, and the shares of Class A Common Stock offered hereby will be, upon conversion or issuance, validly issued, fully paid and nonassessable. Pursuant to the Amended and Restated Certificate of Incorporation, in any merger, consolidation or business combination, the consideration to be received per share by holders of Class A Common Stock must be identical to that received by holders of Class B Common Stock and Class C Common Stock, except that in any such transaction in which voting securities (or options or warrants to purchase voting securities, or securities convertible into or exchangeable for voting securities), are distributed, such voting securities (or options or warrants to purchase voting securities, or of securities convertible into or exchangeable for, voting securities) may differ as to voting rights to the extent that voting rights now differ among the classes of Common Stock. Pursuant to the Amended and Restated Certificate of Incorporation, no class of Common Stock may be subdivided, reclassified or otherwise changed unless concurrently the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

  Except as expressly set forth in the Amended and Restated Certificate of Incorporation, the rights of the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock are in all respects identical.

PREFERRED STOCK

  The     authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the Company's Board may authorize, including, but not limited to:

(i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend payable on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Although the Company has no present intention to issue Preferred Stock, the issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND STATUTORY PROVISIONS

  The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise.

  Board of Directors. The Amended and Restated Certificate of Incorporation will provide that the Board will consist of 10 to 15 Directors, and that the number of directors may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws. The Board will be classified into three classes, each of which, after a transitional arrangement, will serve for three years, with one class being elected each year. All Directors will be elected by the holders of the Class A Common Stock and Class C Common Stock, voting as a class.

  Directors may be removed only for cause and only with the approval of the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, the Bylaws will provide that any vacancy on the Board shall be filled only by the remaining directors then in office, even if the remaining Directors constitute less than a quorum, and that directors so appointed will serve for the remainder of the term of the class in which the vacancy occurred rather than until the next annual meeting of stockholders.

  Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and such action may not be effected by consent in writing. Additionally, the Amended and Restated Certificate of Incorporation will require that special meetings of the stockholders of the Company be called only by the Chairman of the Board or the Secretary pursuant to a resolution adopted by a majority of the entire Board, and that advance notice of stockholder nominations for the election of directors be given in the manner provided in the Bylaws.

  The Amended and Restated Bylaws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to such meeting or, if less than 70 days' notice was given for the meeting, within ten days following the date on which such notice was given. The Bylaws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders.

  Amendment to the Charter and Bylaws. The Amended and Restated Certificate of Incorporation will provide that the stockholder vote required to alter, amend, or repeal the foregoing provisions and certain other provisions of the Articles of Incorporation and the Bylaws, or to adopt any provision inconsistent therewith, shall be 80% of the Voting Stock, voting together as a single class.

  Rights to Purchase Stock. The Amended and Restated Certificate of Incorporation will also provide that the Board is authorized to create and issue rights entitling the holders thereof to purchase from the Company shares of stock or other securities of the Company or any other corporation. The creation and issuance of such rights could have the effect of discouraging third party attempts to acquire the Company.

  Section 203 of Delaware Law. Following the consummation of the Offerings, the Company will be subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless (i) the transaction is approved by the Board prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. In addition, the Amended and Restated Certificate of Incorporation will provide that the affirmative vote of at least 80% of the outstanding voting stock is required for a business combination between the Company or any subsidiary and the beneficial owner of more than five percent of the outstanding voting stock unless such transaction (i) has been approved by a majority of the disinterested directors or (ii) involves a person who, as of the effectiveness of the Offerings, was the beneficial owner of more than five percent of the outstanding voting stock.

  Limitations on Liability and Indemnification of Officers and Directors. The Delaware Law provides that a corporation may limit the liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duties as a director. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent conduct). This provision does not exonerate the directors from liability under Federal securities laws nor does it limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Amended and Restated Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Delaware Law, indemnify its officers and directors against liabilities, cost and expenses as provided by Delaware Law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or others pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offerings, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Class A Common Stock.

  Upon the closing of the Offerings there will be    shares of Class A Common
Stock,     shares of Class B Common Stock and    shares of Class C Common
Stock outstanding. The     shares of Class A Common Stock sold in the
Offerings will be freely tradeable without restriction or further registration under the Securities Act, unless held by an "affiliate" of the Company as that term is defined in the Securities Act, which shares will be subject to the resale limitations of Rule 144. All of the remaining shares will be "restricted securities" under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemptions provided by Rule 144 or Rule 144A under the Securities Act, is
available. On    , 1996,     restricted shares of Common Stock held by members
of management and others will be eligible for sale pursuant to Rule 144, subject to the volume limitations described below.

  In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

  Rule 144A provides a nonexclusive safe harbor exemption from the registration requirements of the Securities Act for specified resales of restricted securities to certain institutional investors. In general, Rule 144A allows unregistered resales of restricted securities to a "qualified institutional buyer," which generally includes an entity, acting for its own account or for the account of other qualified institutional buyers, that in the aggregate owns or invests at least $100 million in securities of unaffiliated issuers. Rule 144A does not extend an exemption to the offer or sale of securities that, when issued, were of the same class as securities listed on a national securities exchange or quoted on Nasdaq. The shares of Class B Common Stock and Class C Common Stock outstanding as of the date of this Prospectus would be eligible for resale under Rule 144A because such shares, when issued, were not of the same class as any listed or quoted securities.

  All of the Company's existing stockholders, including the officers and directors of the Company (other than the Selling Stockholders with respect to the shares included in the Offerings), have agreed, subject to certain exceptions, that they will not, without the prior written consent of Merrill Lynch on behalf of the Underwriters, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date hereof or make any demand for or exercise any rights with respect to the registration of the securities. All existing stockholders have also waived all rights (including demand and "piggyback" registration rights) to register securities owned by them for such 180 day period and rights to purchase additional shares of Common Stock in connection with the Offerings. All of the outstanding shares of Common Stock (other than those sold in the Offerings) are subject to such agreements. At the request of the Company, the Underwriters have reserved shares to be issued by the Company to be sold to directors, officers, employees, business associates and related persons of the Company at the initial public offering price. Such persons will be required to agree not to sell or otherwise dispose of any shares of Common Stock for a period of 90 days following the date of this Prospectus. See "Underwriting."

REGISTRATION RIGHTS

  "Piggyback" registration rights will be available for a total of     shares
of Common Stock held by members of management and certain other persons with respect to the registration of Common Stock by the Company under (i) a Subscription Agreement dated as of August 23, 1995 between the Company and Indosuez Carson Partners and Indosuez CM II, Inc., (ii) a Subscription Agreement dated as of August 23, 1995 between the Company and the investors set forth in Schedule I thereto (entities affiliated with Banque Indosuez and Morgan Guaranty Trust Company), (iii) a Subscription Agreement dated as of August 23, 1995 between the Company and DNL Partners, (iv) a Registration Rights Agreement dated as of August 23, 1995 between the Company and Dr. Leroy Keith, (v) a Subscription and Registration Rights Agreement between the Company and the outside directors named therein and (vi) a Subscription and Registration Rights Agreement between the Company and the members of senior management named therein, each of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

  In addition, the Company has granted certain stockholders "demand" registration rights pursuant to the agreements referred to in clauses (i),
(ii) and (iii) of the preceding paragraph. In general, such stockholders may request registration of their shares at the Company's expense 180 days after the effective date of the Registration Statement of which this Prospectus is a part, subject to a minimum amount of the requesting stockholder's shares per requested registration, and subject to the Company's right to register its own shares or shares of other requesting stockholders, which may limit the total number of shares that may be sold in a single offering. However, the Company is not obligated to register any of such stockholders' shares that may immediately be sold under Rule 144 in full during any 90 day period.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

  The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders. In general, a "Non-U.S. Holder" is any holder other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state, or (iii) an estate or trust, the income of which is includable in gross income for United States federal income tax purposes regardless of its source. This discussion is based on current law and is for general information only. This discussion does not address aspects of United States federal taxation other than income and estate taxation and does not address all aspects of income and estate taxation, nor does it consider any specific facts or circumstances that may apply to a particular Non-U.S. Holder. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISERS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF SHARES OF CLASS A COMMON STOCK.

  An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

  In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if certain income tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder. Dividends effectively connected with such a United States trade or business or attributable to such a United States permanent establishment generally will not be subject to United States withholding tax (if the Non-U.S. Holder files certain forms, including Internal Revenue Service Form 4224, with the payor of the dividend) and generally will be subject to United States federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the actual or deemed repatriation from the United States of its "effectively connected earnings and profits," subject to certain adjustments. To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under the current interpretation of existing Treasury Regulations to be paid to a resident of that country absent knowledge to the contrary. However, proposed Treasury Regulations issued April 15, 1996, if finalized, would eliminate this presumption with respect to payments made after December 31, 1997. These proposed Treasury Regulations also would require Non-U.S. Holders to provide the withholding agent with a beneficial owner withholding certificate to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends.
The beneficial owner withholding certificate would contain the Non-U.S. Holders' name, permanent residence address and taxpayer identifying number ("TIN"), certified by the Internal Revenue Service (the "Service"). The Service would certify the TIN based on a certificate of residence issued by the competent authority of the treaty country of which a Non-U.S. Holder claims to be a resident or on certain documentary evidence establishing residence in the treaty country. A Non-U.S. Holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Service.

SALE OF COMMON STOCK

  In general, a Non-U.S. Holder will not be subject to United States federal income tax on any gain realized upon the disposition of such holder's shares of Class A Common Stock unless (i) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, alternatively, if certain tax treaties apply, attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder (and in either such case, the United States branch profits tax may also apply upon actual or deemed repatriation of the gain if the Non-U.S. Holder is a corporation); (ii) in the case of Non-U.S. Holder who is a nonresident alien individual and holds shares of Class A Common Stock as a capital asset, such individual is present in the United States for 183 days or more in the taxable year of disposition, and either (a) such individual has a "tax home" (as defined for United States federal income tax purposes) in the United States (unless the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in a foreign country and such gain has been subject to a foreign income tax equal to at least 10% of the gain derived from such disposition), or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States; (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates whose loss of United States citizenship had as one of its principal purposes the avoidance of United States taxes; or (iv) the Company is or has been a United States real property holding corporation (a "USRPHC") for United States federal income tax purposes (which the Company does not believe that it is or is likely to become) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. If the Company were or were to become a USRPHC, gains realized upon a disposition of Class A Common Stock by a Non-U.S. Holder which did not directly or indirectly own more than 5% of the Class A Common Stock during the shorter of the periods described above generally would not be subject to United States federal income tax, provided that the Class A Common Stock is "regularly traded" on an established securities market. The Company intends to make an application to list the Class A Common Stock on the New York Stock Exchange. Assuming the application is made and approved, the Company believes that the Class A Common Stock will be "regularly traded" on an established market.

ESTATE TAX

  Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes (unless an applicable estate tax treaty provides otherwise), and therefore may be subject to United States federal estate tax.

BACKUP WITHHOLDING, INFORMATION REPORTING AND OTHER REPORTING REQUIREMENTS

  The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

  United States backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) and information reporting generally will not apply to dividends paid on Class A Common Stock to a Non-U.S. Holder at an address outside the United States.

  If the proceeds of the disposition of Class A Common Stock by a Non-U.S. Holder are paid over, by or through a United States office of a broker, the payment is subject to information reporting and to backup withholding unless the disposing holder certifies as to its name, address and status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, United States information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (a) the payment is made through a non-U.S. office of a broker that is (i) a United States person for United States federal income tax purposes, (ii) a "controlled foreign corporation" for United States federal income tax purposes or (iii) a foreign person 50% or more of whose gross income from certain periods is effectively connected with a United States trade or business, and
(b) the broker fails to maintain documentary evidence in its files that the holder is a Non-U.S. Holder or certain conditions are not met.

  Backup withholding is not an individual tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Service.

  These backup withholding tax and information reporting rules are currently under review by the United States Treasury Department and proposed Treasury Regulations issued on April 15, 1996, would modify certain of such rules generally with respect to payments made after December 31, 1997. Accordingly, the application of such rules to the Class A Common Stock could be changed.

                                 UNDERWRITING

  Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "U.S. Representatives") of each of the Underwriters named below (the "U.S. Underwriters"). Subject to the terms and conditions set forth in a U.S. purchase agreement (the "U.S. Purchase Agreement") among the Company, each of the Selling Stockholders and the U.S. Underwriters, and
concurrently with the sale of    shares of Class A Common Stock to the
International Managers (as defined below), the Company, for its own account, and the Selling Stockholders severally have agreed to sell to the U.S. Underwriters, and each of the U.S. Underwriters severally has agreed to purchase from the Company and the Selling Stockholders, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                       NUMBER OF
     U.S. UNDERWRITER                                                   SHARES
     ----------------                                                  ---------
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated.................................................
Donaldson, Lufkin & Jenrette Securities Corporation...................
                                                                         ----
     Total............................................................
                                                                         ====

  The Company and the Selling Stockholders have also entered into an international purchase agreement (the "International Purchase Agreement") with certain underwriters outside the United States and Canada (the "International Managers" and, together with the U.S. Underwriters, the "Underwriters") for whom Merrill Lynch International and Donaldson, Lufkin & Jenrette Securities Corporation are acting as lead managers (the "Lead Managers"). Subject to the terms and conditions set forth in the International Purchase Agreement, and
concurrently with the sale of     shares of Class A Common Stock to the U.S.
Underwriters pursuant to the U.S. Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the International Managers, and the International Managers severally have agreed to purchase from the Company
and the Selling Stockholders, an aggregate of    shares of Class A Common
Stock. The initial public offering price per share and the total underwriting discount per share of Class A Common Stock are identical under the U.S. Purchase Agreement and the International Purchase Agreement.

  In the U.S. Purchase Agreement and the International Purchase Agreement, the several U.S. Underwriters and the several International Managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting U.S. Underwriters or International Mangers (as the case may be) may be increased. The closings with respect to the sale of Class A Common Stock to be purchased by the U.S. Underwriters and the International Managers are conditioned upon one another.

  The U.S. Representatives have advised the Company and the Selling Stockholders that the U.S. Underwriters propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such
price less a concession not in excess of $    per share of Class A Common
Stock. The U.S. Underwriters may allow, and such dealers may allow, a discount
not in excess of $    per share of Class A Common Stock on sales to certain
other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The U.S. Underwriters may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the U.S. Underwriters exercise this option, each U.S. Underwriter will be obligated, subject to certain conditions, to purchase the same percentage of such additional shares of Class A Common Stock as such U.S. Underwriter's initial amount reflected in the foregoing table bears to the total number of shares of Class A Common Stock initially offered by the U.S. Underwriters. The Company also has granted an option to the International Managers, exercisable for 30 days after the date of this
Prospectus, to purchase up to an aggregate of     additional shares of Class A
Common Stock to cover over-allotments, if any, on terms similar to those granted to the U.S. Underwriters.

  At the request of the Company, the U.S. Underwriters have reserved for sale,
at the initial public offering price, up to     shares to be issued by the
Company and offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will offered by the Underwriters to the general pubic on the same basis as the other shares offered hereby. Such persons will be required to agree not to sell or otherwise dispose of any shares of Class A Common Stock, or securities convertible into or exchangeable or exercisable for Class A Common Stock for a period of 90 days following the date of this Prospectus.

  The Company, its directors and executive officers, the Selling Stockholders and all other existing stockholders have agreed, subject to certain exceptions, not to directly or indirectly sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Class A Common Stock or securities or rights convertible into or exercisable or exchangeable for Class A Common Stock, without the prior written consent of Merrill Lynch, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. In addition, all existing stockholders have agreed not to make any demand for or exercise any rights with respect to the registration of Common Stock and have waived all rights (including demand and "piggyback" registration rights) to register securities owned by them for such 180 day period and rights to purchase additional shares of Common Stock in connection with the Offerings. See "Shares Eligible for Future Sale."

  The U.S. Underwriters and the International Managers have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the U.S. Underwriters and the International Managers are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intended to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intended to resell to United States or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the U.S. Representatives and the Lead Managers. Among the facts considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "CIC," subject to official notice of issuance. In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  The Company and the Selling Stockholders have agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock being offered hereby and certain other legal matters relating to the Offerings will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, New York, New York. Certain legal matters will be passed upon for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

  The financial statements of the Predecessor as of March 31, 1995 and for each of the two years in the period ended March 31, 1995 included in this Prospectus and the financial statement schedule for the two years ended March 31, 1995 included in this Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

  The consolidated balance sheet as of March 31, 1996 and the consolidated statements of operations, stockholders' equity and cash flows of the Company for the period from August 23, 1995 through March 31, 1996 and the consolidated statements of income, stockholders' equity, and cash flows of the Predecessor for the period from April 1, 1995 to August 22, 1995 and the related financial statement schedule have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-1 with respect to the Class A Common Stock being offered hereby with the Commission under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. Upon the consummation of the Offerings, the Company will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Commission. The Registration Statement and the exhibits and schedules thereto filed by the Company with the Commission, as well as such reports and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Class A Common Stock is expected to be listed on the New York Stock Exchange, and copies of such material will be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements and a report thereon by the Company's independent accountants and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
AUDITED FINANCIAL STATEMENTS FOR THE COMPANY
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheet at March 31, 1996.............................  F-3
Consolidated Statement of Operations--Period from August 23, 1995 to
 March 31, 1996..........................................................  F-4
Consolidated Statement of Changes in Stockholders' Equity--Period from
 August 23, 1995 to March 31, 1996.......................................  F-5
Consolidated Statement of Cash Flows--Period from August 23, 1995 to
 March 31, 1996..........................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7
AUDITED FINANCIAL STATEMENTS FOR THE PREDECESSOR
Report of Independent Accountants........................................ F-16
Independent Auditors' Report............................................. F-17
Consolidated Balance Sheet at March 31, 1995............................. F-18
Consolidated Statements of Income--Years Ended March 31, 1994 and 1995
 and Period from April 1, 1995 to August 22, 1995........................ F-19
Consolidated Statements of Changes in Stockholders' Equity--Years Ended
 March 31, 1994 and 1995 and Period from April 1, 1995 to August 22,
 1995.................................................................... F-20
Consolidated Statements of Cash Flows--Years Ended March 31, 1994 and
 1995 and Period from April 1, 1995 to August 22, 1995................... F-21
Notes to Consolidated Financial Statements .............................. F-22
UNAUDITED FINANCIAL STATEMENTS FOR THE PREDECESSOR AND THE COMPANY
Consolidated Balance Sheet at June 30, 1996.............................. F-31
Consolidated Statements of Operations--Three Months Ended June 30, 1995
 and 1996................................................................ F-32
Consolidated Statements of Cash Flows--Three Months Ended June 30, 1995
 and 1996................................................................ F-33
Notes to Consolidated Financial Statements............................... F-34

  THE ACCOMPANYING FINANCIAL STATEMENTS REFLECT CHANGES TO THE TYPE AND NUMBER OF COMMON SHARES AUTHORIZED AND A CONVERSION OF PREVIOUSLY OUTSTANDING COMMON STOCK INTO NEWLY CREATED CLASSES OF COMMON STOCK, ALL OF WHICH IS TO BE EFFECTED PRIOR TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT. THE FOLLOWING OPINION IS IN THE FORM WHICH WILL BE SIGNED BY DELOITTE & TOUCHE LLP UPON CONSUMMATION OF THE ABOVE EVENTS, WHICH ARE DESCRIBED IN NOTE 14 OF NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AND ASSUMING THAT FROM JUNE 21, 1996 TO THE DATE OF SUCH EVENTS, NO OTHER EVENTS HAVE OCCURRED WHICH WOULD AFFECT THE ACCOMPANYING FINANCIAL STATEMENTS AND NOTES THERETO.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 14, 1996

                         INDEPENDENT AUDITORS' REPORT

  Board of Directors of Carson, Inc.:

    We have audited the accompanying consolidated balance sheet of Carson, Inc. (formerly DNL Savannah Holding Corp.) and its subsidiaries as of March 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from August 23, 1995 to March 31, 1996.
  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Carson, Inc. and its subsidiaries as of March 31, 1996 and the results of their operations and their cash flows for the period from August 23, 1995 to March 31, 1996 in conformity with generally accepted accounting principles.

  Atlanta, Georgia
  June 21, 1996 (September   , 1996 as to Note 14)

                                  CARSON, INC.

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                    ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............................................ $ 1,553
  Accounts receivable, net of allowance for doubtful accounts of $531..  12,611
  Inventories..........................................................   8,663
  Other................................................................   3,094
                                                                        -------
    Total current assets...............................................  25,921
PROPERTY, PLANT, AND EQUIPMENT--Net....................................  11,986
GOODWILL--Net of accumulated amortization of $688......................  46,493
OTHER ASSETS...........................................................   3,542
                                                                        -------
                                                                        $87,942
                                                                        =======
                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..................................................... $ 3,600
  Accrued expenses.....................................................   5,354
  Current maturities of long-term debt.................................   3,010
                                                                        -------
    Total current liabilities..........................................  11,964
LONG-TERM DEBT.........................................................  63,778
OTHER LIABILITIES......................................................   1,678
DEFERRED INCOME TAXES..................................................     785
COMMITMENTS AND CONTINGENCIES (Note 11)
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value,    shares authorized, none issued...
  Common stock:
    Class A, voting, $.01 par value,    shares authorized,    shares
     issued and outstanding............................................
    Class B, nonvoting, $.01 par value,    shares authorized,    shares
     issued and outstanding............................................
    Class C, voting, $.01 par value,    shares authorized,    shares
     issued and outstanding............................................
  Paid-in capital......................................................   8,671
  Retained earnings....................................................   1,066
                                                                        -------
    Total stockholders' equity.........................................   9,737
                                                                        -------
                                                                        $87,942
                                                                        =======

                See notes to consolidated financial statements.

                                  CARSON, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                 PERIOD FROM AUGUST 23, 1995 TO MARCH 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NET SALES.............................................................. $39,895
COST OF SALES..........................................................  17,949
                                                                        -------
  Gross profit.........................................................  21,946
OPERATING EXPENSES:
  Selling..............................................................   9,016
  General and administrative...........................................   4,966
  Depreciation and amortization........................................   1,331
                                                                        -------
                                                                         15,313
                                                                        -------
OPERATING INCOME.......................................................   6,633
INTEREST EXPENSE.......................................................   4,487
OTHER INCOME...........................................................     182
                                                                        -------
INCOME BEFORE INCOME TAXES.............................................   2,328
INCOME TAX PROVISION...................................................   1,262
                                                                        -------
NET INCOME............................................................. $ 1,066
                                                                        =======
NET INCOME PER SHARE................................................... $
                                                                        =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.............................
                                                                        =======



                See notes to consolidated financial statements.

                                  CARSON, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                 PERIOD FROM AUGUST 23, 1995 TO MARCH 31, 1996
                                 (IN THOUSANDS)

                                        COMMON STOCK
                          -----------------------------------------
                             CLASS A       CLASS B       CLASS C
                          ------------- ------------- -------------
                                                                    PAID-IN  RETAINED
                          SHARES AMOUNT SHARES AMOUNT SHARES AMOUNT CAPITAL  EARNINGS  TOTAL
                          ------ ------ ------ ------ ------ ------ -------  -------- -------
Sale of common stock....                                            $12,000           $12,000
Issuance of common stock
 in connection with
 acquisition of
 Predecessor............                                              2,750             2,750
Carryover of Predecessor
 basis..................                                             (6,079)           (6,079)
Net income..............                                                      $1,066    1,066
                           ---    ----   ---    ----   ---    ----  -------   ------  -------
BALANCE--March 31,
 1996...................          $             $             $     $ 8,671   $1,066  $ 9,737
                           ===    ====   ===    ====   ===    ====  =======   ======  =======



                See notes to consolidated financial statements.

                                  CARSON, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 PERIOD FROM AUGUST 23, 1995 TO MARCH 31, 1996
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
  Net income.......................................................... $ 1,066
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization.....................................   1,443
    Provision for deferred income taxes...............................     805
    Changes in assets and liabilities (excluding effects of acquisi-
     tion):
      Accounts receivable.............................................  (2,155)
      Inventories.....................................................  (1,586)
      Other current assets............................................    (970)
      Other noncurrent assets.........................................     617
      Accounts payable................................................   1,360
      Accrued expenses................................................  (1,767)
      Other liabilities...............................................     (28)
                                                                       -------
        Total adjustments.............................................  (2,281)
                                                                       -------
        Net cash used in operating activities.........................  (1,215)
INVESTING ACTIVITIES:
  Acquisition of Predecessor (net of cash acquired)................... (77,053)
  Purchases of property, plant, and equipment.........................  (1,470)
                                                                       -------
        Net cash used in investing activities......................... (78,523)
FINANCING ACTIVITIES:
  Proceeds from long-term borrowings..................................  70,303
  Principal payments on long-term debt................................  (1,012)
  Sale of common stock................................................  12,000
                                                                       -------
        Net cash provided by financing activities.....................  81,291
                                                                       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.............................   1,553
CASH AND CASH EQUIVALENTS at August 23, 1995..........................     --
                                                                       -------
CASH AND CASH EQUIVALENTS at March 31, 1996........................... $ 1,553
                                                                       =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.......................................................... $ 3,991
                                                                       =======
    Income taxes...................................................... $ 2,497
                                                                       =======

                See notes to consolidated financial statements.

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                       AUGUST 23, 1995 TO MARCH 31, 1996

1. ORGANIZATION AND BUSINESS

  Carson, Inc. (formerly DNL Savannah Holding Corp. and also referred to herein as the Company) was established in May 1995 and until August 1995 its operations were de minimus. On August 23, 1995, the Company acquired all of the outstanding stock of Aminco, Inc. (also referred to as the Predecessor). Aminco's operations were principally conducted by its wholly owned subsidiary, Carson Products Company. Subsequent to the acquisition of Aminco, Carson Products Company was merged into Aminco; the surviving entity was renamed Carson Products Company. For financial reporting purposes, the acquisition was recorded effective on August 31, 1995. The Company's results of operations for the period from August 23, 1995 to August 31, 1995 were not material.

  The Company is the leading manufacturer and marketer in the U.S. retail ethnic hair care market for African-Americans. The Company is also a leading global manufacturer and marketer of ethnic hair care products for persons of African descent. The Company's more than 60 products are marketed under five principal brand names. Certain of the Company's international activities are conducted by its South African subsidiary.

  The Company's acquisition of the Predecessor for approximately $95 million in cash (including $6 million for fees and other costs directly associated with the acquisition) has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the Predecessor's identifiable assets and liabilities based on fair values at the acquisition date. The excess of the purchase price over the fair value of the Predecessor's identifiable net assets has been classified as goodwill.

  The Company borrowed $56 million from various institutions, issued $11.8 million of Junior Subordinated Notes to certain previous shareholders of the Predecessor, and sold $12 million of its common stock to finance the acquisition (also see Note 7).

  Certain previous shareholders of the Predecessor received      shares of
  Class A Common Stock in the acquisition. Such share interest has been carried over at such shareholders' proportionate equity in the book value of Aminco (predecessor basis) in accordance with Emerging Issues Task Force Issue No. 88-16, "Basis in Leveraged Buyout Transactions."

  The purchase price of the Predecessor (net of the carryover of the negative predecessor basis of approximately $6.1 million) has been allocated as follows (in millions):

     Current assets (including $17.9 of cash acquired)................... $37.9
     Property, plant, and equipment......................................  10.8
     Goodwill............................................................  47.2
     Other assets........................................................   4.5
     Liabilities assumed................................................. (11.4)
                                                                          -----
                                                                          $89.0
                                                                          =====

  In connection with the acquisition and its associated financing, the Company also issued shares of its common stock to certain lenders and individuals as follows:

  (i) shares of Class C Common Stock and    shares of Class B Common Stock
  were issued to lenders at the acquisition date which had an aggregate fair value of approximately $2.4 million which has been recorded as debt discount and netted against the carrying value of the associated debt instrument. Such discount is being amortized using the interest method over the life of the underlying debt.

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

  (ii) shares of Class C Common Stock were issued to certain individuals who assisted the Company in securing the acquisition and had a fair value of approximately $360,000. These shares are being held in a trust and are subject to certain voting and other restrictions. The fair value of all shares issued to individuals has been recorded as additional purchase price.

  The fair value of all shares issued above was based on valuations obtained from a third-party appraiser.

  Entities affiliated with certain stockholders of the Company received $1.7 million in cash for their fees associated with assisting the Company with its purchase of the Predecessor. Also, the Company paid consulting fees of $219,000 to certain of such affiliated entities during the seven months ended March 31, 1996.

2. SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

  Inventories--Inventories in the U.S. are valued at the lower of Last-In, First-Out (LIFO) cost or market. Inventories of the South African subsidiary are valued at the lower of First-In, First-Out (FIFO) cost or market.

  Property, Plant, and Equipment--Property, plant, and equipment is recorded at assigned values or cost less an allowance for depreciation. The Company capitalizes eligible expenditures with a cost greater than $1,000. Depreciation is computed using the straight-line method over the following estimated useful lives:

     Buildings......................................................... 42 years
     Land improvements................................................. 20 years
     Machinery and equipment........................................... 12 years
     Furniture and fixtures............................................ 10 years
     Office equipment..................................................  8 years
     Vehicles..........................................................  5 years
     Information systems...............................................  5 years

  Intangible Assets--Goodwill is amortized over 40 years using the straight-line method. Debt issue costs are amortized on the interest method over the life of the related debt. Patents are amortized using the straight-line method over 17 years. The Company periodically assesses the recoverability of goodwill based on judgments as to future undiscounted cash flows from operations.

  Income Taxes--Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying currently enacted statutory rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

  Revenue Recognition--Revenue from sales of manufactured goods are recognized upon shipment to customers.

  Research and Development Costs--Research and development costs (principally for new products) are expensed as incurred and aggregated $244,000 for the period from August 23, 1995 to March 31, 1996. These costs are included in general and administrative expenses in the accompanying statement of operations.

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

  Self-Insurance--The Company is self-insured for employee medical costs and for product liability claims up to certain limits. The Company carries medical and liability insurance for amounts exceeding the self-insured limits in medical and product liability claims.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Foreign Currency Translation--Assets and liabilities of the Company's South African operations are translated from South African Rand into U.S. dollars at the rate of currency exchange at the end of the fiscal period. Revenues and expenses are translated at average monthly exchange rates prevailing during the year. Resulting translation differences are recognized as a component of stockholders' equity. Adjustments resulting from translations are immaterial to the accompanying financial statements.

  Net Income Per Share--Net income per share is computed by dividing net income by weighted average common shares outstanding. In accordance with the rules of the Securities and Exchange Commission, all shares of common stock issued prior to the Company's initial public offering are included in weighted average shares outstanding as if they were issued at the Company's formation.

  Cash and Cash Equivalents--Cash and investments with maturities of three months or less when purchased are considered cash and cash equivalents.

  Fair Value of Financial Instruments--The carrying values of cash and cash equivalents, accounts receivable, inventories, accounts payable, and accrued liabilities approximate fair values due to the short-term maturities of the instruments.

3. INVENTORIES

  Inventories at March 31, 1996 are summarized as follows (in thousands):

     Raw materials....................................................... $4,562
     Work-in-process.....................................................  1,002
     Finished goods......................................................  3,099
                                                                          ------
       Total............................................................. $8,663
                                                                          ======

  There were no material differences between inventories valued on a LIFO basis or their valuation on a FIFO basis at March 31, 1996.

4. OTHER CURRENT ASSETS

  Other current assets at March 31, 1996 consist of the following (in thousands):

     Prepaid interest (Note 7).......................................... $1,090
     Deferred income taxes..............................................    785
     Other..............................................................  1,219
                                                                         ------
       Total............................................................ $3,094
                                                                         ======

                                  CARSON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                 AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

5. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment at March 31, 1996 is summarized as follows (in thousands):

     Land.............................................................. $   545
     Buildings and improvements........................................   5,427
     Machinery and equipment...........................................   5,806
     Furniture and fixtures............................................     277
     Construction-in-progress..........................................     282
                                                                        -------
                                                                         12,337
     Less accumulated depreciation.....................................     351
                                                                        -------
       Total........................................................... $11,986
                                                                        =======

  Depreciation expense for property, plant, and equipment was $351,000 for the period from August 23, 1995 to March 31, 1996.

6. OTHER ASSETS

  Other assets at March 31, 1996 are summarized as follows (in thousands):

     Deferred financing costs........................................... $3,275
     Prepaid interest (Note 7)..........................................    433
     Patents............................................................    152
                                                                         ------
                                                                          3,860
     Less accumulated amortization......................................    318
                                                                         ------
       Total............................................................ $3,542
                                                                         ======

7. LONG-TERM DEBT

  Long-term debt at March 31, 1996 is summarized as follows (in thousands):

     Term loan......................................................... $29,000
     Revolving line of credit..........................................   7,500
     Senior Subordinated Notes, interest at 12.5%, due 2002, net of unamortized discount of $1,307...................................  16,693
     Subordinated Notes, interest at 15%, due 2003, net of unamortized
      discount of $996.................................................   2,004
     Junior Subordinated Notes, interest at 10%, due 2002, net of unamortized discount of $209.....................................  11,544
     Other.............................................................      47
                                                                        -------
                                                                         66,788
     Less current portion..............................................   3,010
                                                                        -------
                                                                        $63,778
                                                                        =======

  During August 1995, the Company entered into various borrowing arrangements in connection with its acquisition of the Predecessor (Note 1). The principal terms of such arrangements are as follows:

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

  Term Loan and Revolving Line of Credit--The Company has a $40 million credit facility (the "Senior Bank Facility") with a commercial bank. This facility is comprised of a $30 million term loan repayable in quarterly installments through 2001 and a $10 million revolving line of credit which expires in July 2001. The Senior Bank Facility requires compliance with certain financial tests and restricts certain activities including, but not limited to, capital expenditures, creation of indebtedness, and payment of dividends by Carson Products Company. Substantially all assets of the Company, including the stock of its wholly owned subsidiaries, are pledged as collateral under the Senior Bank Facility.

  Borrowings under the Senior Bank Facility bear interest at a base rate as defined (8.25% at March 31, 1996) plus 1.5% or LIBOR (5.4% at March 31,
  1996) plus 3%. The weighted average rate on borrowings under the Senior Bank Facility was 9.4% for the period from August 23, 1995 to March 31, 1996.

  Borrowings under the line of credit are limited to percentages of certain eligible assets. The line can also be used for letters of credit which, when issued, reduce availability under the line; no letters of credit were outstanding at March 31, 1996. At March 31, 1996, the Company had $2.5 million of unused capacity under the line of credit.

  Subordinated Notes--The Senior Subordinated Notes, the Subordinated Notes, and the Junior Subordinated Notes (collectively, the "Subordinated Financing") are subordinate to debt outstanding under the term loan and revolving line of credit. The terms of the Subordinated Financing contain certain cross default provisions with the Senior Bank Facility. The Company believes that it is not practicable to estimate the fair value of the Subordinated Financing due to the lack of comparable securities and the lack of a credit rating of the Company by an established rating agency.

  Interest on the Senior Subordinated Notes is payable quarterly in arrears.

  Interest on the Subordinated Notes and the Junior Subordinated Notes is payable semi-annually in arrears and can be paid in cash or, at the Company's option, by the issuance of additional subordinated notes with similar terms. The Junior Subordinated Notes were issued to certain former shareholders of the Predecessor and the Company prepaid interest thereon in cash aggregating $2.2 million. The effective interest rate for the Senior Subordinated Notes, Subordinated Notes, and Junior Subordinated Notes was 14.2%, 24.5%, and 10.5%, respectively.

  Annual maturities of outstanding indebtedness at March 31, 1996 are as follows (in thousands):

     1997............................................................... $ 3,010
     1998...............................................................   4,255
     1999...............................................................   5,214
     2000...............................................................   5,664
     2001...............................................................   6,119
     Thereafter.........................................................  42,526
                                                                         -------
                                                                         $66,788
                                                                         =======

  At March 31, 1996, the Company did not comply with certain covenants of the Senior Bank Facility and the Senior Subordinated Notes related to capital expenditures and net worth. The Company has received waivers of these events of default from its lenders (Note 14).

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

8. ACCRUED LIABILITIES

  Accrued liabilities at March 31, 1996 consist of the following (in thousands):

     Compensation and benefits.......................................... $2,227
     Advertising........................................................  1,340
     Self insurance.....................................................    927
     Interest...........................................................    384
     Other..............................................................    476
                                                                         ------
                                                                         $5,354
                                                                         ======

9.INCOME TAXES

  Income tax expense for the period from August 23, 1995 to March 31, 1996 consists of (in thousands):

     Current:
       Federal.......................................................... $  124
       State............................................................     23
       Foreign..........................................................    310
                                                                         ------
         Total current provision........................................    457
     Deferred:
       Federal..........................................................    609
       State............................................................    114
       Foreign..........................................................     82
                                                                         ------
         Total deferred provision.......................................    805
                                                                         ------
         Total provision................................................ $1,262
                                                                         ======

  The following is a reconciliation of the statutory tax rate to the Company's effective tax rate for the period from August 23, 1995 to March 31, 1996:

     Statutory rate.........................................................  34%
     State income taxes (net of federal benefit)............................   4
     Permanent differences (primarily nondeductible goodwill)...............  16
                                                                             ---
     Effective rate.........................................................  54%
                                                                             ===

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

  The effects of temporary differences which gave rise to the deferred tax asset and liability at March 31, 1996 are as follows (in thousands):

                                                               CURRENT LONG-TERM
                                                               ------- ---------
     Deferred tax assets related to:
       Accrued expenses.......................................  $522    $  826
       Allowance for doubtful accounts........................   199
       Package design costs...................................             412
       Inventories............................................    50
       Other..................................................    14
                                                                ----    ------
                                                                 785     1,238
     Deferred tax liabilities related to:
       Inventories............................................            (801)
       Property, plant, and equipment.........................          (1,222)
                                                                        ------
                                                                        (2,023)
                                                                ----    ------
                                                                $785    $ (785)
                                                                ====    ======

  Deferred income taxes were not provided on undistributed earnings of certain foreign subsidiaries ($1.0 million at March 31, 1996) because such undistributed earnings are expected to be reinvested indefinitely overseas. If these amounts were not considered permanently reinvested, additional deferred taxes of approximately $125,000 would have been provided.

10. EMPLOYEE BENEFIT PLANS

  The Company has a profit sharing plan which covers substantially all U.S. employees. Contributions to the plan are discretionary, as determined by the Board of Directors. Contributions are made on an annual basis. The Company contributed $246,000 to the plan for the period from August 23, 1995 to March 31, 1996.

  The Company is obligated for retirement benefits to a former employee for the remainder of his (and his spouse's) life. The expected present value of this obligation ($1.7 million at March 31, 1996) is classified in other liabilities in the accompanying balance sheet.

  The Company provides postretirement health care benefits to a limited number of key executives. The accumulated postretirement benefit obligation ("APBO") was $499,000 at March 31, 1996. For measurement purposes, the cost of providing medical benefits was assumed to increase by 10% in the fiscal year ended March 31, 1996, decreasing to an annual rate of 8% after March 31, 2000. The medical cost trend rate assumption could have an effect on amounts reported. For example, an increase of 1% in the assumed rate of increase would have an effect of increasing the APBO by $78,000 and the net periodic postretirement benefit cost by $21,000. The weighted average discount rate used in determining the APBO was 8%. Net periodic postretirement benefit cost for the period from August 23, 1995 to March 31, 1996 was $9,000.

  Certain members of senior management are eligible to receive incentive compensation based on the future fair market value of the Company in excess of $50 million subject to five year vesting requirements and payable in cash in the year 2000 (or earlier upon a public offering or sale of the Company). No expense was recognized for such incentives during the period from August 23, 1995 to March 31, 1996 (based on management's estimate of the Company's fair market value at March 31, 1996).

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

11. COMMITMENTS AND CONTINGENCIES

  The Company is a party to lawsuits incidental to its business. Management believes that the ultimate resolution of these matters will not have a materially adverse impact on the business or financial condition and operations of the Company.

12. U.S. AND FOREIGN OPERATIONS

  The Company's operations are located in the United States and South Africa. Financial information by geographic area for the period from August 23, 1995 to March 31, 1996 is as follows (in thousands):

     Net sales by:
       United States:
         Domestic...................................................... $30,571
         Export........................................................   5,029
       South Africa....................................................   4,295
                                                                        -------
                                                                        $39,895
                                                                        =======
     Operating Profit:
       United States................................................... $ 5,661
       South Africa....................................................     972
                                                                        -------
                                                                        $ 6,633
                                                                        =======
     Identifiable assets (at end of period):
       United States................................................... $83,538
       South Africa....................................................   4,404
                                                                        -------
                                                                        $87,942
                                                                        =======

  Transfers of product from the United States to South Africa were not material during the period presented above. Export sales from the United States include sales to customers in Europe, the Carribean, and Africa.

  The Company is in the process of effecting an initial public offering of approximately 25% of the common stock of its South African subsidiary. The subsidiary expects to receive net proceeds of approximately $4.2 million from this sale (which will result in a gain to the Company of approximately $2.8 million which will be recorded in retained earnings upon the completion of the public offering). Proceeds from the offering will be used by the subsidiary to acquire a manufacturing facility in South Africa and for general corporate purposes.

13. FINANCIAL INFORMATION OF CARSON, INC. (PARENT COMPANY)

  The assets of Carson, Inc. on an unconsolidated basis consist solely of its investment in Carson Products Company. During the period from August 23, 1995 to March 31, 1996, the results of operations of Carson, Inc. consisted solely of its equity in the earnings of Carson Products Company and its cash flows consisted solely of the cash provided by financing activities of $12 million from the sale of its common stock and cash used in investing activities of $12 million for its investment in Carson Products Company.

                                 CARSON, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 AS OF MARCH 31, 1996 AND FOR THE PERIOD FROM
                AUGUST 23, 1995 TO MARCH 31, 1996--(CONTINUED)

14. SUBSEQUENT EVENTS

  During August 1996, the long-term incentive compensation agreements (Note
  10) were restructured to allow such employees to purchase shares of the Company's common stock as described below; certain future cash awards under the restructured agreements are still possible. The Company may record additional compensation charges through 2000 for possible cash awards under the restructured agreements.

  During August 1996, several outside directors and members of senior
  management purchased     shares of the Company's Common Stock. The purchase
  of such shares by senior management was financed with $1.3 million (net discount) in non-interest bearing long-term full recourse loans from the Company. The Company will record additional non-cash compensation expense of approximately $6.8 million (with no associated income tax benefits) during the three months ended September 30, 1996 for the excess of the estimated initial public offering price over the actual purchase price of such shares.

  During August 1996, the Company received waivers of noncompliance with certain covenants of its various borrowing arrangements from its lenders (Note 7.)

  On September   , 1996, the Company amended its Certificate of Incorporation to change the authorized capital stock to Class A Common Stock, Class B Common Stock, Class C Common Stock, and Preferred Stock (each with a par value of $.01 per share). Each share of the Company's former Class A Common
  Stock was converted into     shares of newly created Class C Common Stock,
  and each share of former Class B Common Stock was converted into     shares
  of newly created Class B Common Stock. These stock conversions have been given retroactive recognition in the accompanying financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

Directors of Aminco, Inc. and Subsidiaries:

  In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Aminco, Inc. and its subsidiaries (the "Company") at March 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Notes 2 and 10 to the financial statements, the Company changed its methods of accounting for investment securities and accounting for postretirement benefits other than pensions during the fiscal year ended March 31, 1995. As discussed in Note 6 to the financial statements, the Company changed its method of accounting for income taxes during the fiscal year ended March 31, 1994.

PRICE WATERHOUSE LLP

Atlanta, Georgia
May 8, 1995

                         INDEPENDENT AUDITORS' REPORT

Board of Directors of Carson, Inc.:

  We have audited the accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of Aminco, Inc. and its subsidiaries (the "Company") for the period from April 1, 1995 to August 22, 1995. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Aminco, Inc. and its subsidiaries for the period from April 1, 1995 to August 22, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Atlanta, Georgia
August 2, 1996

                         AMINCO, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                   ASSETS
CURRENT ASSETS:
  Cash.............................................................. $ 1,620
  Investments available for sale, at market (Note 2)................   4,699
  Accounts receivable (less allowance for doubtful accounts of
   $242)............................................................  10,338
  Inventories (Note 3)..............................................   5,980
  Other current assets..............................................     696
                                                                     -------
    Total current assets............................................  23,333
PROPERTY, PLANT, AND EQUIPMENT--Net of accumulated depreciation
 (Note 4)...........................................................   9,696
INVESTMENTS AVAILABLE FOR SALE--At market (Note 2)..................   9,702
OTHER NONCURRENT ASSETS.............................................   1,132
                                                                     -------
                                                                     $43,863
                                                                     =======
                    LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.................................................. $ 2,685
  Accrued expenses (Note 7).........................................   5,508
                                                                     -------
    Total current liabilities.......................................   8,193
OTHER LIABILITIES (Note 9)..........................................   1,312
COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDERS' EQUITY (Notes 8 and 9):
  Preferred stock, $10 par value, 700,000 shares authorized, 606,752
   issued...........................................................   6,068
  Common stock, $3 par value, 500,000 shares authorized, 406,699 is-
   sued.............................................................   1,220
  Additional paid-in capital........................................     308
  Retained earnings.................................................  33,187
  Valuation adjustment, investments available for sale, net of in-
   come taxes.......................................................     283
                                                                     -------
                                                                      41,066
  Treasury stock, at cost...........................................  (6,708)
                                                                     -------
                                                                      34,358
                                                                     -------
                                                                     $43,863
                                                                     =======

                See notes to consolidated financial statements.

                         AMINCO, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED       PERIOD FROM
                                                 MARCH 31,      APRIL 1, 1995
                                              ---------------        TO
                                               1994    1995    AUGUST 22, 1995
                                              ------- -------  ---------------
NET SALES.................................... $50,108 $58,126      $28,424
COST OF GOODS SOLD...........................  23,622  25,692       12,193
                                              ------- -------      -------
  Gross margin...............................  26,486  32,434       16,231
EXPENSES:
  Selling....................................  14,639  17,888        8,032
  General and administrative.................   6,834   5,246        2,371
  Depreciation and amortization..............     828   1,085          502
                                              ------- -------      -------
                                               22,301  24,219       10,905
                                              ------- -------      -------
INCOME FROM CONTINUING OPERATIONS............   4,185   8.215        5,326
OTHER INCOME--Net............................     108     150           17
INTEREST EXPENSE.............................      97     136           56
                                              ------- -------      -------
OPERATING INCOME.............................   4,196   8,229        5,287
INVESTMENT INCOME:
  Dividends and interest.....................     396     549          297
  Net gain on sales and maturities of invest-
   ments.....................................     195      84          823
                                              ------- -------      -------
INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES AND CHANGES IN ACCOUNTING
 PRINCIPLES..................................   4,787   8,862        6,407
PROVISION FOR INCOME TAXES (Note 6)..........   1,704   3,174        2,333
                                              ------- -------      -------
INCOME FROM CONTINUING OPERATIONS BEFORE
 CHANGES IN ACCOUNTING PRINCIPLES............   3,083   5,688        4,074
DISCONTINUED OPERATIONS (Note 11):
  Loss from operations of Fine Products (net
   of income tax benefit of $314)............     574     --           --
  Loss on disposal of assets of Fine Products
   (net of income tax benefit of $354).......     635     --           --
                                              ------- -------      -------
INCOME BEFORE CHANGES IN ACCOUNTING PRINCI-
 PLES........................................   1,874   5,688        4,074
EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES--
 Net of income taxes (Notes 1, 6, and 10)....      23    (250)         --
                                              ------- -------      -------
NET INCOME...................................   1,897   5,438        4,074
DIVIDENDS ON PREFERRED STOCK--Declared $2.00
 per share in 1994 and 1995..................   1,113   1,109          554
                                              ------- -------      -------
INCOME AVAILABLE TO ALL SHAREHOLDERS......... $   784 $ 4,329      $ 3,520
                                              ======= =======      =======
50% OF INCOME ALLOCABLE TO COMMON STOCK...... $   392 $ 2,164      $ 1,760
INCOME ALLOCABLE TO PREFERRED STOCK..........   1,505   3,274        2,314
                                              ------- -------      -------
NET INCOME................................... $ 1,897 $ 5,438      $ 4,074
                                              ======= =======      =======

                See notes to consolidated financial statements.

                         AMINCO, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    YEARS ENDED MARCH 31, 1994 AND 1995 AND
                  PERIOD FROM APRIL 1, 1995 TO AUGUST 22, 1995
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                            PREFERRED
                              STOCK       COMMON STOCK  ADDITIONAL
                          -------------- --------------  PAID-IN   RETAINED  VALUATION  ESOP DEBT TREASURY
                          SHARES  AMOUNT SHARES  AMOUNT  CAPITAL   EARNINGS  ADJUSTMENT GUARANTEE  STOCK     TOTAL
                          ------- ------ ------- ------ ---------- --------  ---------- --------- --------  -------
BALANCE--March 31,
 1993...................  606,752 $6,068 406,699 $1,220    $187    $28,074                $(552)  $(4,524)  $30,473
Net income..............                                             1,897                                    1,897
Cash dividends, pre-
 ferred stock...........                                            (1,113)                                  (1,113)
Reduction in ESOP debt
 guarantee..............                                                                    264                 264
Purchase of treasury
 stock..................                                                                           (1,913)   (1,913)
Issuance of treasury
 stock..................                                     27                                        64        91
                          ------- ------ ------- ------    ----    -------      ----      -----   -------   -------
BALANCE--March 31,
 1994...................  606,752  6,068 406,699  1,220     214     28,858                 (288)   (6,373)   29,699
Net income..............                                             5,438                                    5,438
Cash dividends, pre-
 ferred stock...........                                            (1,109)                                  (1,109)
Reduction in ESOP debt
 guarantee..............                                                                    288                 288
Purchase of treasury
 stock..................                                                                             (567)     (567)
Issuance of treasury
 stock..................                                     94                                       232       326
Unrealized gains on in-
 vestments available for
 sale, net of income
 taxes..................                                                        $283                            283
                          ------- ------ ------- ------    ----    -------      ----      -----   -------   -------
BALANCE--March 31,
 1995...................  606,752  6,068 406,699  1,220     308     33,187       283               (6,708)   34,358
Net income..............                                             4,074                                    4,074
Cash dividends, pre-
 ferred stock...........                                              (554)                                    (554)
Purchase of treasury
 stock..................                                                                              296       296
                          ------- ------ ------- ------    ----    -------      ----      -----   -------   -------
BALANCE--August 22,
 1995...................  606,752 $6,068 406,699 $1,220    $308    $36,707      $283      $ --    $(6,412)  $38,174
                          ======= ====== ======= ======    ====    =======      ====      =====   =======   =======




                See notes to consolidated financial statements.

                         AMINCO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                YEAR ENDED        PERIOD FROM
                                                 MARCH 31,       APRIL 1, 1995
                                              ----------------        TO
                                               1994     1995    AUGUST 22, 1995
                                              -------  -------  ---------------
OPERATING ACTIVITIES:
  Net income................................. $ 1,897  $ 5,438      $ 4,074
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Stock issued for compensation............      91      326
    Depreciation and amortization............   1,020    1,085          502
    Cumulative effect of accounting change,
     net of income taxes.....................     (23)     250           62
    Provision (benefit) for deferred income
     taxes...................................    (145)      25
    Loss on disposal of Fine Products........     989
    Loss on sale of assets...................                           101
    Net gain on sales of investments.........    (195)     (84)        (823)
    Gain on sale of trademark................    (328)    (299)
    (Decrease) increase in cash due to
     changes in:
      Accounts receivable....................    (800)  (1,275)        (818)
      Inventories............................    (607)     467          190
      Other current assets...................    (675)     313         (546)
      Other noncurrent assets................     150      172         (630)
      Checks outstanding.....................   1,043   (1,043)
      Accounts payable.......................     399      755         (732)
      Accrued expenses.......................   1,813      479        1,778
      Other liabilities......................    (465)      29          (77)
                                              -------  -------      -------
        Total adjustments....................   2,267    1,200         (993)
                                              -------  -------      -------
        Net cash provided by operating activ-
         ities...............................   4,164    6,638        3,081
INVESTING ACTIVITIES:
  Purchases of investments................... (12,055) (15,704)      (6,760)
  Proceeds from sale of assets of Fine Prod-
   ucts......................................   1,073
  Proceeds from sale of trademark............     328      299
  Proceeds from sales and maturities of in-
   vestments.................................  10,520   12,498       21,428
  Purchase of property, plant, and equip-
   ment......................................  (1,515)    (979)        (483)
  Package design costs.......................    (984)    (356)        (244)
  Proceeds from sale of property, plant, and
   equipment.................................                5          108
                                              -------  -------      -------
        Net cash (used in) provided by in-
         vesting activities..................  (2,633)  (4,237)      14,049
FINANCING ACTIVITIES:
  Dividends paid, preferred stock............  (1,113)  (1,109)        (554)
  Purchases of treasury stock................  (1,913)    (567)        (296)
                                              -------  -------      -------
        Net cash used in financing activi-
         ties................................  (3,026)  (1,676)        (850)
                                              -------  -------      -------
NET INCREASE (DECREASE) IN CASH..............  (1,495)     725       16,280
CASH--Beginning of period....................   2,390      895        1,620
                                              -------  -------      -------
CASH--End of period.......................... $   895  $ 1,620      $17,900
                                              =======  =======      =======

                See notes to consolidated financial statements.

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              YEARS ENDED MARCH 31, 1994 AND 1995 AND THE PERIOD
                     FROM APRIL 1, 1995 TO AUGUST 22, 1995

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Aminco, Inc. and subsidiaries (the "Company"). The principal subsidiaries are Aminco, Inc. (a Georgia corporation), Carson Products Company ("Carson Products"), and Carson South Africa ("Carson-South Africa"). Carson Products is a manufacturer and marketer of ethnic health and beauty-aid products. Carson-South Africa, a subsidiary formed on May 18, 1993, is a foreign subsidiary which distributes ethnic health and beauty-aid products, produced under contract, in the southern cone of Africa. Fine Products Company, a subsidiary which manufactured and distributed candy products, is inactive; the majority of its assets were sold in 1994 (see Note 11).

  Significant accounting policies followed by the Company are summarized below:

  a. Consolidation--The consolidated financial statements include the accounts of the Company. All significant intercompany transactions and balances have been eliminated in the consolidation.

  b. Changes in Accounting Principles--As discussed in Note 2, the Company adopted Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"), effective April 1, 1994, the first day of the year ended March 31, 1995.

    As discussed in Note 10, the Company adopted Financial Accounting Standard No. 106 "Accounting for Postretirement Benefits Other than Pensions" ("FAS 106"), effective April 1, 1994, the first day of the year ended March 31, 1995.

    As discussed in Note 6, the Company adopted Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("FAS 109"), effective April 1, 1993, the first day of the year ended March 31, 1994. The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method ("APB 11") to an asset and liability approach.

  c. Revenue Recognition--Revenues from sales of manufactured goods are recognized as these goods are shipped to customers. Net export sales aggregated $5,918,000, $7,383,000, and $4,665,000 or 11.8%, 12.7%, and
     16.4% of net sales for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 to August 23, 1995, respectively.

  d. Investments Available for Sale--In conjunction with the adoption of FAS 115, management has classified all investments as available for sale. Investments available for sale are carried at estimated fair value with unrealized gains and losses, net of deferred income taxes, recorded as a separate component of shareholders' equity.

    Investments available for sale, current, include money market funds and U.S. Treasury securities which mature within one year. These assets are retained to meet the Company's current cash operating requirements.

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

    Investments available for sale, noncurrent, include money market funds, U.S. Treasury securities, corporate bonds, foreign investments, marketable equity securities, and other long-term investments primarily consisting of precious metals. Most of these assets are managed by an investment advisor and are assets which management currently intends to hold to meet future obligations related to the Carson Employee Stock Ownership Plan ("ESOP") upon the retirement of employees. U.S. Treasury securities included in investments available for sale, noncurrent, mature at various times during the period through March 1, 1999.

    In determining gains and losses, the specific identification method is used to determine the cost of investments.

  e. Inventories--Inventories are valued at the lower of cost (last-in, first-out method) ("LIFO") or market.

  f. Depreciation and Amortization--Depreciation of property and equipment is computed on the straight-line method for financial reporting purposes and accelerated methods for income tax purposes over estimated useful lives ranging from three to forty-five years. Goodwill, formulae, trademarks, and package design costs of $1,128,000 at March 31, 1995, net of accumulated amortization, are included in other noncurrent assets in the accompanying balance sheet and are amortized on a straight-line method over estimated useful lives ranging from four to twenty years.

  g. Advertising--Advertising costs are expensed as incurred by the Company. Advertising costs, included in selling expense in the accompanying income statements, aggregated $4,922,000, $7,181,000, and $3,501,000 for the years ended March 31, 1994 and 1995 and the period from April 1, 1995 to August 22, 1995, respectively.

  h. Statements of Cash Flows--Supplemental disclosures of cash flows information follows (in thousands):

                                                                        PERIOD
                                                                         FROM
                                                         YEAR ENDED    APRIL 1,
                                                          MARCH 31,    1995 TO
                                                        ------------- AUGUST 22,
                                                         1994   1995     1995
                                                        ------ ------ ----------
     Cash paid during the year for:
       Interest........................................ $  176 $  136    $ 56
       Income taxes....................................  1,602  2,654     457
     Stock issued for compensation.....................     91    326      --

  i. Research and Development Costs--Research and development costs (principally for new products) are expensed as incurred and aggregated $404,000, $323,000, and $166,000 for the years ended March 31, 1994 and
     1995 and the period from April 1, 1995 to August 22, 1995, respectively, and are included in general and administrative expenses in the Consolidated Statements of Income.

2. INVESTMENTS AVAILABLE FOR SALE

  Effective April 1, 1994, the Company adopted FAS 115. The effect of the adoption was to increase investments available for sale by $186,000 for net unrealized gains, reduce the net deferred tax asset by $69,000, calculated using an effective tax rate of 37%, and to increase shareholders' equity by $117,000. For the year ended March 31, 1995, investments available for sale increased by an additional $263,000 for

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)
  net unrealized gains, the net deferred tax asset decreased by an additional $97,000, and shareholders' equity increased by $166,000 to $283,000.

  The aggregate cost and market values of investments available for sale carried at fair market value as of March 31, 1995 were as follows (in thousands):

                                                  UNREALIZED UNREALIZED MARKET
                                            COST    GAINS      LOSSES   VALUE
                                           ------ ---------- ---------- ------
     Investments available for sale, cur-
      rent:
       Money market funds................. $3,718                       $3,718
       U.S. Treasury securities...........    957   $  24                  981
                                           ------   -----               ------
         Total current.................... $4,675   $  24               $4,699
                                           ======   =====               ======
     Investments available for sale,
      noncurrent:
       Money market funds................. $  376                       $  376
       U.S. Treasury securities...........  3,528   $   8      $ (54)    3,482
       Corporate bonds....................    752      14                  766
       Foreign investments................  1,263               (119)    1,144
       Marketable equity securities.......  2,862     704        (31)    3,535
       Other..............................    496                (97)      399
                                           ------   -----      -----    ------
         Total noncurrent................. $9,277   $ 726      $(301)   $9,702
                                           ======   =====      =====    ======

  For the year ended March 31, 1994, proceeds from the sales and maturities of investment securities were $10,520,000, resulting in gross realized gains of $195,000 and no gross realized losses. For the year ended March 31, 1995, proceeds from the sale and maturities of investments available for sale were $12,498,000, resulting in gross realized gains of $100,000 and gross realized losses of $16,000.

  For the period from April 1, 1995 to August 22, 1995, proceeds from the sale and maturity of investments available for sale were $21,428,000, resulting in gross realized gains of $1,029,000 and gross realized losses of $206,000.

3. INVENTORIES

  The components of inventories at March 31, 1995 are summarized as follows (in thousands):

     Raw materials...................................................... $3,403
     Work-in-process....................................................    909
     Finished goods.....................................................  3,081
     LIFO reserve....................................................... (1,413)
                                                                         ------
                                                                         $5,980
                                                                         ======

  If valued on the first-in, first-out ("FIFO") method, inventories would have been $1,413,000 higher as of March 31, 1995. Income before income taxes would have been $600,000 and $85,000 higher for the years ended March 31, 1994 and 1995, respectively.

  During the period from April 1, 1995 to August 22, 1995, inventory quantities were reduced which resulted in a liquidation of LIFO inventory layers carried at lower costs which prevailed in prior years. The effect of this liquidation was to decrease cost of goods sold by $399,000 and to increase net income by approximately $240,000.

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

4. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment at March 31, 1995 is summarized as follows (in thousands):

     Buildings and improvements......................................... $7,367
     Machinery and equipment............................................  6,397
     Furniture and fixtures.............................................    327
     Construction-in-progress...........................................    125
                                                                         ------
                                                                         14,216
     Less accumulated depreciation......................................  5,138
                                                                         ------
                                                                          9,078
     Land...............................................................    618
                                                                         ------
                                                                         $9,696
                                                                         ======

  Depreciation expense for property, plant, and equipment was $678,000, $679,000, and $322,000 for the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 to August 22, 1995, respectively.

5. LINES OF CREDIT

  At March 31, 1995, the Company had lines of credit totaling $5,000,000 with banks. Interest is payable at the prime rate. There were no borrowings under lines of credit during the years ended March 31, 1994 and 1995. The prime rate at March 31, 1995 was 9%.

6. INCOME TAXES

  In April 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method APB 11 to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities.

  The difference at April 1, 1993 between deferred taxes accounted for under APB 11 and deferred taxes accounted for under FAS 109 resulted in a benefit of $23,000 and is reflected in the accompanying income statement for the year ended March 31, 1994 as the effect of a change in accounting principle.

                         AMINCO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
               FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

  The provision for income taxes is summarized as follows (in thousands):

                                                YEAR ENDED       PERIOD FROM
                                                 MARCH 31,      APRIL 1, 1995
                                               --------------        TO
                                                1994    1995   AUGUST 22, 1995
                                               ------  ------  ---------------
     Provision for income taxes on continuing
      operations:
       Current:
         Federal.............................  $1,678  $2,760      $1,824
         State...............................     162     294         343
         Foreign.............................       9      95         104
                                               ------  ------      ------
                                                1,849   3,149       2,271
       Deferred:
         Federal.............................    (135)     23          52
         State...............................     (10)      2          10
                                               ------  ------      ------
                                                 (145)     25          62
                                               ------  ------      ------
                                                1,704   3,174       2,333
     Benefit for income taxes on discontinued
      operations:
       Loss from operations on Fine Prod-
        ucts.................................    (314)
       Loss on disposal on Fine Products.....    (354)
                                               ------
                                                 (668)
     Benefit for adoption of FAS 106.........            (147)
                                               ------  ------      ------
         Net provision for income taxes......  $1,036  $3,027      $2,333
                                               ======  ======      ======

  The following is a reconciliation of the statutory tax rate to the Company's effective tax rate:

                                                YEAR ENDED       PERIOD FROM
                                                 MARCH 31,      APRIL 1, 1995
                                               --------------   TO AUGUST 22,
                                                1994    1995        1995
                                               ------  ------  ---------------
     Statutory rate..........................    34.0%   34.0%       34.0%
     State income taxes (net of federal bene-
      fit)...................................     4.0     4.0         4.0
     Other items.............................    (2.4)   (2.2)       (1.6)
                                               ------  ------      ------
     Effective rate..........................    35.6%   35.8%       36.4%
                                               ======  ======      ======

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

  The effects of the temporary differences which gave rise to deferred tax assets and liabilities at March 31, 1995 are as follows (in thousands):

                                                               CURRENT LONG-TERM
                                                               ------- ---------
     Deferred tax assets related to:
       Accrued expenses.......................................  $312
       Allowance for doubtful accounts........................    78
       Deferred compensation..................................           $640
       Other..................................................    15      153
                                                                ----     ----
                                                                 405      793
     Deferred tax liabilities related to:
       Property, plant, and equipment.........................           (694)
       Other..................................................  (111)    (167)
                                                                ----     ----
                                                                (111)    (861)
                                                                ----     ----
                                                                $294     $(68)
                                                                ====     ====

  Deferred income taxes were not provided on undistributed earnings of certain foreign subsidiaries because such undistributed earnings have been immaterial and are expected to be reinvested indefinitely overseas.

  The current deferred tax assets of $294,000 at March 31, 1995 are included in the accompanying financial statements in other current assets. The long-term deferred tax liabilities of $68,000 at March 31, 1995 are included in other liabilities.

7. ACCRUED EXPENSES

  Accrued expenses at March 31, 1995 consist of (in thousands):

     Compensation and benefits.......................................... $2,532
     Advertising........................................................  1,355
     Self-insurance.....................................................    818
     Other..............................................................    803
                                                                         ------
                                                                         $5,508
                                                                         ======

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

8.CAPITAL STOCK

                                                                 MARCH 31, 1995
                                                                 --------------
   Preferred stock ($10.00 par):
     Number of shares:
       Authorized...............................................    700,000
                                                                    =======
       Issued...................................................    606,752
                                                                    =======
   Common stock ($3.00 par):
     Number of shares:
       Authorized...............................................    500,000
                                                                    =======
       Issued...................................................    406,699
                                                                    =======
   Treasury stock:
     Number of shares:
       Preferred................................................     52,461
                                                                    =======
       Common...................................................     84,445
                                                                    =======
     Cost (in thousands):
       Preferred................................................    $ 1,344
       Common...................................................      5,364
                                                                    -------
                                                                    $ 6,708
                                                                    =======
   Liquidation preference of preferred shares outstanding (in
    thousands)..................................................    $15,243
                                                                    =======

  Seven hundred thousand shares of preferred stock are authorized with the first 675,000 shares designated as Series A. The voting rights and dividend rights of the preferred stock other than Series A will be determined by the Company's Board of Directors when and if they are issued.

  Dividends on the Series A preferred stock at an annual rate of $2 are payable in preference to dividends on shares of regular common stock. Series A preferred stock participates as a class in any further dividends and receives 50% of such further dividends, with the remaining 50% being attributed to common stock. The Series A preferred stock is redeemable at the option of the Company at a price of $27.50 per share. Upon redemption, no current or accumulated dividends shall be paid. No dividends can be paid on common stock until all current Series A preferred dividends, as well as dividends in arrears, have been satisfied.

  There are no dividends in arrears on Series A preferred stock at March 31, 1995. Votes per share are 15 for Series A preferred stock and one for common stock.

9.STOCK AND OTHER COMPENSATION PLANS

  Carson Products has a defined contribution profit sharing plan covering substantially all Carson Products employees. Contributions to the plan, which are discretionary, are determined by the Board of Directors and funded annually. Profit sharing contributions were $220,000, $190,000, and $176,000 in the years ended March 31, 1994 and 1995 and for the period from April 1, 1995 to August 22, 1995, respectively.

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

  The Company has entered into a deferred compensation agreement with an officer who retired in 1991 which provides for annual benefits equal to a percentage of his average salary for the two years preceding his retirement. Such benefits continue for as long as he or his spouse shall live. The Company has accrued an amount equal to the present value of the computed future payments under the agreement ($1,241,000 at March 31, 1995), which is classified in other liabilities in the accompanying balance sheet.

  During the years ended March 31, 1994 and 1995, respectively, the Company issued, from treasury stock, 1,100 and 1,210 shares of common stock with an independently-appraised value of $91,000 and $107,000 to a key executive in accordance with his employment agreement. Additional shares may be issued in future years contingent upon continued employment.

  During the year ended March 31, 1995, the Company issued 2,460 shares of common stock with an appraised value of $219,000 to a major shareholder employed by the Company.

  During the year ended March 31, 1985, Carson Products established an ESOP which covers substantially all Carson Products employees. In February 1985, the ESOP borrowed $2,000,000 from a bank and acquired 232,410 shares of the Company's common stock from certain existing shareholders. Under the loan agreement, the Company guaranteed the loan and was obligated to make annual contributions sufficient to enable the ESOP to repay the loan, including interest. This obligation of the ESOP was recorded in the Company's accounts as a liability and as a reduction of shareholders' equity. The liability and the reduction of shareholders' equity were both decreased when the ESOP made payments on the loan. The liability was paid in full by February 1995. The Company made contributions to the ESOP of $298,000 and $254,000 for the years ended March 31, 1994 and 1995, respectively.

10.POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Carson Products provides postretirement health care benefits to a limited number of key executives who meet applicable eligibility requirements. Effective April 1, 1994, the first day of the year ended March 31, 1995, Carson Products adopted FAS 106 which requires accrual of the expected cost of providing postretirement benefits to these executives and their spouses during the years that the executives provide services and become eligible for benefits. Prior to April 1, 1994, Carson Products expensed the costs of health care benefits provided to retirees in the period in which these costs were paid.

  The cumulative effect of this change in accounting principle was a one-time charge of $397,000 before taxes, or $250,000 net of tax benefits calculated at an estimated effective tax rate of 37%.

  At March 31, 1995, Carson Products recorded a liability of $420,000 representing the accumulated postretirement benefit obligation for retirees and active executives. This liability was calculated using the following assumptions.

     Discount rate..........................................................   8%
     Healthcare cost trend rate:
       First five years.....................................................  10%
       Next five years......................................................   8%
       Thereafter...........................................................   6%

  The cost of the benefits for the year ended March 31, 1995 and the period April 1, 1995 to August 22, 1995, primarily relating to interest cost, was approximately $32,000 and $10,000, respectively.

                         AMINCO, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            YEARS ENDED MARCH 31, 1994 AND 1995 AND FOR THE PERIOD
              FROM APRIL 1, 1995 TO AUGUST 22, 1995--(CONTINUED)

11.DISPOSAL OF FINE PRODUCTS

  Effective January 31, 1994, the Company discontinued operations of Fine Products and sold certain assets of Fine Products, to include inventories, fixed assets, and trademarks for proceeds of $1,073,000. The Company incurred losses from operations of approximately $574,000, net of tax benefits of $314,000 for the year ended March 31, 1994. Additionally, during fiscal year 1994, the Company recorded a loss on the sale of certain assets of Fine Products of approximately $635,000, net of tax benefits of approximately $354,000.

12.COMMITMENTS AND CONTINGENCIES

  The nature of the Company's business results in a certain amount of litigation. Accordingly, the Company is a party (as plaintiff and defendant) to lawsuits incidental to its business. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the business, financial condition, results of operations or cash flows of the Company.

                                  CARSON, INC.

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 JUNE 30, 1996
                                 (IN THOUSANDS)

                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..................................... $   867
  Accounts receivable (less allowance for doubtful accounts of
   $641)........................................................  14,169
  Inventories...................................................  10,177
  Other current assets..........................................   2,090
                                                                 -------
    Total current assets........................................  27,303
PROPERTY, PLANT, AND EQUIPMENT--Net of accumulated deprecia-
 tion...........................................................  12,337
INVESTMENT......................................................   3,000
GOODWILL........................................................  46,195
OTHER...........................................................   3,271
                                                                 -------
                                                                 $92,106
                                                                 =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.............................................. $ 3,678
  Accrued expenses..............................................   6,255
  Current maturities of long-term debt..........................   2,510
                                                                 -------
    Total current liabilities...................................  12,443
LONG-TERM DEBT..................................................  67,219
DEFERRED INCOME TAXES...........................................     827
OTHER LIABILITIES...............................................   1,666
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Preferred stock...............................................     --
  Common stock..................................................
  Paid-in capital...............................................   8,671
  Retained earnings.............................................   1,374
  Foreign currency translation adjustment.......................     (94)
                                                                 -------
    Total stockholders' equity..................................   9,951
                                                                 -------
                                                                 $92,106
                                                                 =======

                See notes to consolidated financial statements.

                                  CARSON, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                            PREDECESSOR COMPANY
                                                                                                            ----------- -------
                                                                                                            THREE MONTHS ENDED
                                                                                                                 JUNE 30,
                                                                                                            -------------------
                                                                                                               1995      1996
                                                                                                            ----------- -------
NET SALES..................................................................................................   $17,271   $18,799
COST OF GOODS SOLD.........................................................................................     7,351     8,135
                                                                                                              -------   -------
    Gross profit...........................................................................................     9,920    10,664
EXPENSES:
  Selling..................................................................................................     4,938     4,713
  General and administrative...............................................................................     1,607     1,960
  Incentive compensation...................................................................................                 800
  Depreciation and amortization............................................................................       301       629
                                                                                                              -------   -------
                                                                                                                6,846     8,102
                                                                                                              -------   -------
OPERATING INCOME...........................................................................................     3,074     2,562
INTEREST EXPENSE...........................................................................................        34     1,826
OTHER INCOME (EXPENSE).....................................................................................        77        (6)
INVESTMENT INCOME:
  Dividends and interest...................................................................................       157        43
  Net gain on sales and maturities of investments..........................................................        94
                                                                                                              -------   -------
INCOME BEFORE INCOME TAXES.................................................................................     3,368       773
PROVISION FOR INCOME TAXES.................................................................................     1,230       465
                                                                                                              -------   -------
NET INCOME.................................................................................................   $ 2,138   $   308
                                                                                                              =======   =======
NET INCOME PER SHARE.......................................................................................             $
                                                                                                                        =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................................................................
                                                                                                                        =======



                See notes to consolidated financial statements.

                                  CARSON, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996
                                 (IN THOUSANDS)

                                                                                                            PREDECESSOR COMPANY
                                                                                                            ----------- -------
                                                                                                            THREE MONTHS ENDED
                                                                                                                 JUNE 30,
                                                                                                            -------------------
                                                                                                               1995      1996
                                                                                                            ----------- -------
OPERATING ACTIVITIES:
  Net income...............................................................................................   $2,138    $  308
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..........................................................................      301       682
    Net gain on sales and maturities of investments........................................................      (94)
    Foreign currency translation adjustment................................................................                (94)
    Provision for deferred income taxes....................................................................                 43
    (Decrease) increase in cash due to changes in:
      Accounts receivable..................................................................................   (1,166)   (1,558)
      Inventories..........................................................................................      (27)   (1,514)
      Other current assets.................................................................................      291     1,004
      Other noncurrent assets..............................................................................       (3)      271
      Accounts payable.....................................................................................     (900)       78
      Accrued expenses.....................................................................................       26     1,157
      Other liabilities....................................................................................       (4)      (12)
                                                                                                              ------    ------
        Total adjustments..................................................................................   (1,576)       57
                                                                                                              ------    ------
        Net cash provided by operating activities..........................................................      562       365
INVESTING ACTIVITIES:
  Investment in AM Cosmestics..............................................................................             (3,000)
  Purchases of investments.................................................................................   (1,109)
  Proceeds from sales of maturities of investments.........................................................    1,037
  Purchase of property, plant, and equipment...............................................................     (263)     (540)
  Package design costs.....................................................................................     (169)
                                                                                                              ------    ------
      Net cash used in investing activities................................................................     (504)   (3,540)
FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt.................................................................              3,000
  Principal payment on long-term debt......................................................................               (511)
  Dividends paid on preferred stock........................................................................     (277)
  Purchases of treasury stock..............................................................................     (297)
                                                                                                              ------    ------
      Net cash provided by (used in) financing activities..................................................     (574)    2,489
                                                                                                              ------    ------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................................................................     (516)     (686)
CASH AND CASH EQUIVALENTS--Beginning of period.............................................................    1,620     1,553
                                                                                                              ------    ------
CASH AND CASH EQUIVALENTS--End of period...................................................................   $1,104    $  867
                                                                                                              ======    ======

                See notes to consolidated financial statements.

                                 CARSON, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   THREE MONTHS ENDED JUNE 30, 1995 AND 1996

1. INTERIM FINANCIAL STATEMENTS

  The interim financial statements presented herein include the accounts of the Predecessor (Aminco, Inc.) as of and for the three months ended June 30, 1995 and of the Company as of and for the three months ended June 30, 1996. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments necessary for a fair statement of the results of the interim periods. The results for the three months ended June 30, 1996 are not necessarily indicative of the results to be obtained for the entire fiscal year or any other interim period. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted from these condensed consolidated financial statements pursuant to applicable rules and regulations of the Securities and Exchange Commission. These financial statements should be read in conjunction with the audited Consolidated Financial Statements and the notes thereto of the Company and Predecessor included elsewhere in this Prospectus.

2. INVENTORIES

  Inventories at June 30, 1996 are summarized as follows (in thousands):

     Raw materials...................................................... $ 5,587
     Work-in-process....................................................   1,692
     Finished goods.....................................................   2,898
                                                                         -------
                                                                         $10,177
                                                                         =======

3. INVESTMENT IN AM COSMETICS

  On June 26, 1996, the Company purchased $3.0 million of 12% cumulative, payment-in-kind preferred stock of the parent of AM Cosmetics, a leading low-cost manufacturer of cosmetics, at par value. Certain owners of the Company are also owners of AM Cosmetics. In connection with the investment, the Company entered into a management agreement and will enter into certain related sales agreements and manufacturing agreements with AM Cosmetics.

4. PUBLIC OFFERING OF SOUTH AFRICAN SUBSIDIARY

  In July 1996, the Company's South African subsidiary sold 25% of its shares in an initial public offering on the Johannesburg Stock Exchange. The subsidiary received net proceeds of approximately $4.2 million from this sale (which resulted in a gain to the Company of approximately $2.8 million which will be recorded in retained earnings during the three months ended September 30, 1996). In conjunction with this public offering, the Company entered into an amendment to its license agreement with its South African subsidiary which provides that commencing on April 1, 1998, its South African subsidiary will pay the Company a royalty in the amount of 3.0% of the net sales price of all licensed products. The amount of the royalty increases to 3.5% on April 1, 1999 and 4.0% on April 1, 2000 until the termination of the agreement.

                                 CARSON, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) THREE MONTHS ENDED JUNE 30, 1995 AND 1996--(CONTINUED)

5. POSSIBLE INITIAL PUBLIC OFFERING

  The Company is in process of pursuing an initial public offering of its common stock. Should such an offering be completed, the Company anticipates that it will use its proceeds to repay certain indebtedness. This repayment will result in an extraordinary loss to be recorded at that time currently estimated to be approximately $3.6 million (net of tax) for prepayment penalties and the write-off of unamortized debt discount and deferred issue costs.

6. EMPLOYEE BENEFITS

  The Company recognized $800,000 of compensation expense during the quarter ended June 30, 1996 relating to anticipated costs under certain long-term incentive compensation agreements (in light of the contemplated initial public offering as such awards are based upon the future fair market value of the Company). Such agreements were restructured during August 1996 to allow such employees to purchase shares of the Company's common stock as described below; certain future cash awards under the restructured agreements are still possible. The Company may record additional compensation charges through 2000 for possible cash awards under the restructured agreements. Should the Company complete the initial public offering of its common stock, such cash awards would be accelerated and the Company would record additional compensation charges of approximately $600,000 at that time (based on the midpoint of the estimated range of the initial public offering price) principally for payments under these awards.

  During August 1996, several outside directors and members of senior
  management purchased       shares of the Company's Common Stock. The
  purchase of such shares by senior management was financed with $1.3 million (net of discount) in non-interest bearing long-term full recourse loans from the Company. The Company will record additional non-cash compensation expense of approximately $6.8 million (with no associated income tax benefits) during the three months ended September 30, 1996 for the excess of the estimated initial public offering price over the actual purchase price of such shares.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   16
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Unaudited Pro Forma Financial Data........................................   22
Selected Consolidated Historical Financial Data...........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   35
Management................................................................   49
Principal and Selling Stockholders........................................   57
Certain Relationships and Related Transactions............................   59
Description of Certain Indebtedness.......................................   61
Description of Capital Stock..............................................   62
Shares Eligible for Future Sale...........................................   66
Certain United States Federal Tax Considerations for Non-United States
 Holders..................................................................   67
Underwriting..............................................................   70
Legal Matters.............................................................   72
Experts...................................................................   72
Available Information.....................................................   73
Index to Financial Statements.............................................  F-1

  UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                       SHARES

                                    [LOGO]

                                 CARSON, INC.

                             CLASS A COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                              MERRILL LYNCH & CO.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION


                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                             SUBJECT TO COMPLETION
                     PRELIMINARY PROSPECTUS DATED    , 1996
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS

                                       SHARES

                                  CARSON, INC.

                              CLASS A COMMON STOCK

                                  -----------

  Of the     shares of Class A Common Stock of Carson, Inc. (the "Company")
offered hereby,     shares are being offered by the Company and    shares are
being offered by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

  Of the shares being offered hereby,    shares are being offered for sale
initially outside of the United States and Canada by the International Managers
and    shares are being offered for sale initially in a concurrent offering in the United States and Canada by the U.S. Underwriters. The initial public offering price and the underwriting discount per share are identical for both Offerings. See "Underwriting."

  Upon consummation of the Offerings, the Company's issued and outstanding capital stock will consist of Class A Common Stock offered hereby, Class B Common Stock and Class C Common Stock, each with a par value of $.01 per share (the "Common Stock"). The Class A Common Stock entitles each holder to one vote per share and the Class C Common Stock entitles each holder to ten votes per share. The Class B Common Stock generally is not entitled to vote on any matter submitted for the vote of stockholders. See "Description of Capital Stock." Immediately after the Offerings, DNL Partners, Limited Partnership and its
affiliates will have approximately    % of the combined voting power with
respect to all matters submitted for the vote of all stockholders. See "Principal and Selling Stockholders."

  Prior to the Offerings, there has been no public market for the Class A Common Stock. It is currently anticipated that the initial public offering
price will be between $   and $    per share. For a discussion relating to the
factors to be considered in determining the initial public offering price, see "Underwriting."

  Application has been made to list the Class A Common Stock on the New York Stock Exchange under the symbol "CIC," subject to official notice of issuance.

  SEE "RISK FACTORS," BEGINNING ON PAGE 11, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                                  -----------

THESE  SECURITIES HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY THE  SECURITIES
 AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES   COMMISSION  NOR  HAS
 THE  SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY   OR  ADEQUACY   OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                                  PROCEEDS TO
                             PRICE TO        UNDERWRITING       PROCEEDS TO         SELLING
                              PUBLIC          DISCOUNT(1)        COMPANY(2)       STOCKHOLDERS
- ----------------------------------------------------------------------------------------------
Per Share..............        $                 $                 $                 $
- ----------------------------------------------------------------------------------------------
Total(3)...............       $                 $                 $                 $
- ----------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted the International Managers and the U.S.
    Underwriters options, exercisable within 30 days after the date hereof, to
    purchase up to an additional    shares and     shares of Class A Common
    Stock, respectively, solely to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $   , $    and $   , respectively.
    See "Underwriting."

                                  -----------
  The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in
New York, New York on or about    , 1996.

                                  -----------

MERRILL LYNCH INTERNATIONAL                         DONALDSON, LUFKIN & JENRETTE
                                      SECURITIES CORPORATION

                                  -----------

                   The date of this Prospectus is    , 1996.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                 UNDERWRITING

  Merrill Lynch International ("Merrill Lynch") and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "International Representatives") of each of the International Managers named below (the "International Managers"). Subject to the terms and conditions set forth in an international purchase agreement (the "International Purchase Agreement") among the Company, each of the Selling Stockholders and the
International Managers, and concurrently with the sale of     shares of Class
A Common Stock to the U.S. Underwriters (as defined below), the Company, for its own account, and the Selling Stockholders severally have agreed to sell to the International Managers, and each of the International Managers severally has agreed to purchase from the Company and the Selling Stockholders, the number of shares of Class A Common Stock set forth opposite its name below.

                                                                      NUMBER OF
                                                                       SHARES
     INTERNATIONAL MANAGERS                                           ---------
Merrill Lynch International.........................................
Donaldson, Lufkin & Jenrette Securities Corporation.................
                                                                        ----
 Total..............................................................
                                                                        ====

  The Company and the Selling Stockholders have also entered into a U.S. purchase agreement (the "U.S. Purchase Agreement") with certain underwriters in the United States and Canada (the "U.S. Underwriters" and, together with the International Managers, the "Underwriters") for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are acting as representatives (the "U.S. Representatives"). Subject to the terms and conditions set forth in the U.S.
Purchase Agreement, and concurrently with the sale of     shares of Class A
Common Stock to the International Managers pursuant to the International Purchase Agreement, the Company and the Selling Stockholders have agreed to sell to the U.S. Underwriters, and the U.S. Underwriters severally have agreed to purchase from the Company and the Selling Stockholders, an aggregate of shares of Class A Common Stock. The initial public offering price per share and the total underwriting discount per share of Class A Common Stock are identical under the International Purchase Agreement and the U.S. Purchase Agreement.

  In the International Purchase Agreement and the U.S. Purchase Agreement, the several International Managers and the several U.S. Underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock being sold pursuant to each such agreement if any of the shares of Class A Common Stock being sold pursuant to such agreement are purchased. Under certain circumstances, the commitments of non-defaulting International Managers or U.S. Underwriters (as the

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

case may be) may be increased. The closings with respect to the sale of Class A Common Stock to be purchased by the International Managers and the U.S. Underwriters are conditioned upon one another.

  The International Representatives have advised the Company and the Selling Stockholders that the International Managers propose initially to offer the shares of Class A Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers
at such price less a concession not in excess of $   per share of Class A
Common Stock. The International Managers may allow, and such dealers may
allow, a discount not in excess of $    per share of Class A Common Stock on
sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  The Company has granted an option to the International Managers, exercisable for 30 days after the date of this Prospectus, to purchase up to an aggregate
of     additional shares of Class A Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less the underwriting discount. The International Managers may exercise this option only to cover over-allotments, if any, made on the sale of the Class A Common Stock offered hereby. To the extent that the International Managers exercise this option, each International Manager will be obligated, subject to certain conditions, to purchase the same percentage of such additional shares of Class A Common Stock as such International Manager's initial amount reflected in the foregoing table bears to the total number of shares of Class A Common Stock initially offered by the International Managers. The Company also has granted an option to the U.S. Underwriters, exercisable for 30 days after the date of
this Prospectus, to purchase up to an aggregate of    additional shares of
Class A Common Stock to cover over-allotments, if any, on terms similar to those granted to the International Managers.

  The Company, its directors and executive officers, the Selling Stockholders and all other existing stockholders have agreed, subject to certain exceptions, not to directly or indirectly sell, offer to sell, grant any option for the sale of or otherwise dispose of any shares of Class A Common Stock or securities or rights convertible into or exercisable or exchangeable for Class A Common Stock, without the prior written consent of Merrill Lynch, on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. In addition, all existing stockholders have agreed not to make any demand for or exercise any rights with respect to the registration of Common Stock and have waived all rights (including demand and "piggyback" registration rights) to register securities owned by them for such 180 day period and rights to purchase additional shares of Common Stock in connection with the Offerings. See "Shares Eligible for Future Sale."

  The International Managers and the U.S. Underwriters have entered into an intersyndicate agreement (the "Intersyndicate Agreement") that provides for the coordination of their activities. Pursuant to the Intersyndicate Agreement, the International Managers and the U.S. Underwriters are permitted to sell shares of Class A Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to persons who are non-U.S. or non-Canadian persons or to persons they believe intended to resell to persons who are non-U.S. or non-Canadian persons, and the International Managers and any dealer to whom they sell shares of Class A Common Stock will not offer to sell or sell shares of Class A Common Stock to U.S. persons or to Canadian persons or to persons they believe intended to resell to United States or Canadian persons, except in the case of transactions pursuant to the Intersyndicate Agreement.

  Each International Manager has agreed that (i) it has not offered or sold, and will not for a period of six months following consummation of the Offering offer or sell, in the United Kingdom by means of any document, any shares of Common Stock offered hereby, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied with and will comply with all applicable

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, as amended, or is a person to whom the document may otherwise lawfully be issued or passed on.

  Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the U.S. Representatives and the Lead Managers. Among the facts considered in determining the initial public offering price, in addition to prevailing market conditions, are price-earnings ratios of publicly traded companies that the Representatives believe to be comparable to the Company, certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, and assessment of the company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the initial public offering price.

  Application has been made to list the Class A Common Stock on the New York Stock Exchange, under the symbol "CIC," subject to official notice of issuance. In order to meet the requirements for listing of the Class A Common Stock on that exchange, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners.

  The Underwriters do not intend to confirm sales of the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

  Purchasers of the Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase, in addition to the offering price set forth on the cover page hereof.

  The Company and the Selling Stockholders have agreed to indemnify the International Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNEC-TION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH IN-FORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICA-TION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPEC-TUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

IN THIS PROSPECTUS, REFERENCES TO "DOLLARS" AND "$" ARE UNITED STATES DOLLARS.
                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   11
The Company...............................................................   16
Use of Proceeds...........................................................   18
Dividend Policy...........................................................   18
Dilution..................................................................   19
Capitalization............................................................   20
Unaudited Pro Forma Financial Data........................................   22
Selected Consolidated Historical Financial Data...........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   27
Business..................................................................   35
Management................................................................   49
Principal and Selling Stockholders........................................   57
Certain Relationships and Related Transactions............................   59
Description of Certain Indebtedness.......................................   61
Description of Capital Stock..............................................   62
Shares Eligible for Future Sale...........................................   66
Certain United States Federal Tax Considerations for Non-United States
 Holders..................................................................   67
Underwriting..............................................................   70
Legal Matters.............................................................   72
Experts...................................................................   72
Available Information.....................................................   73
Index to Financial Statements.............................................  F-1

UNTIL    , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       SHARES

                                     [LOGO]

                                  CARSON, INC.

                              CLASS A COMMON STOCK

                               ----------------

                                   PROSPECTUS

                               ----------------

                          MERRILL LYNCH INTERNATIONAL
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

        ITEM                                                            AMOUNT
        ----                                                            ------
   SEC Registration Fee................................................ $27,759
   NASD Filing Fee.....................................................   8,550
   NYSE Listing Fee....................................................       *
   Blue Sky Filing Fees and Expenses...................................       *
   Printing and Engraving Costs........................................       *
   Transfer Agent Fees.................................................       *
   Legal Fees and Expenses.............................................       *
   Accounting Fees and Expenses........................................       *
   Miscellaneous.......................................................       *
                                                                        -------
       Total........................................................... $
                                                                        =======

  All amounts are estimated except for the SEC Registration Fee and the NASD filing fee.
- --------
  * To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Amended and Restated Certificate of Incorporation provides for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145. In that regard, the Amended and Restated Certificate of Incorporation provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  In addition, the by-laws of the Company provide that the Company shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or is or was serving, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

  The Company has purchased an insurance policy effective upon consummation of the Offerings covering indemnification of directors and officers of the Registrant against certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Pursuant to three subscription agreements dated August 23, 1995, the Company issued the following securities in connection with the Acquisition:

                   NAME                   NO. OF SHARES      CLASS/TYPE      PAR VALUE
                   ----                   -------------      ----------      ---------
 Indosuez Carson Partners                               Class B Common Stock   $.01
 Indosuez CM II, Inc.                                   Class B Common Stock   $.01
 Indosuez CM II, Inc.                                   Class B Common Stock   $.01
 Morgan Guaranty Trust                                  Class C Common Stock   $.01
  Company, as Trustee of a
  Commingled Pension Fund-
  Multi-Market Special Investment
  Fund II;
 Multi-Market Special Investment                        Class C Common Stock   $.01
  Trust Fund of Morgan Guaranty
  Company of New York;
 Morgan Guaranty Trust Company                          Class C Common Stock   $.01
  of New York as Investment
  Manager and Agent for the
  Alfred P. Sloan Foundation
  Multi-Market Account
 DNL Partners, Limited Partners                         Class C Common Stock   $.01

  Additionally, pursuant to the Stock Purchase Agreement dated as of May 31,
1995, as amended, the Minis Family received   shares of Class A Common Stock
as part of the consideration for the Acquisition. In
connection with services performed in the Acquisition, Dr. Leroy Keith
received   shares, Northwest Capital received   shares in connection with
services rendered and other individuals received   shares. The issuances cited
above were exempt from registration under the Securities Act pursuant to
Section 4(2) of the Securities Act.

  In connection with management employment agreements, the Company issued the following securities:

       NAME              NO. OF SHARES      CLASS/TYPE      PAR VALUE
       ----              -------------      ----------      ---------
     Joyce M. Roche                    Class C Common Stock   $.01
     Dennis E. Smith                   Class C Common Stock   $.01
     Miriam Muley                      Class C Common Stock   $.01
     John P. Brown, Jr.                Class C Common Stock   $.01
     Dr. Donald Cowsar                 Class C Common Stock   $.01
     Arthur P. Gnann                   Class C Common Stock   $.01
     Sharon Davis                      Class C Common Stock   $.01

  The issuances cited above were exempt from registration under the Securities Act pursuant to Rule 701 of the Securities Act.

  The Company also issued the following securities to certain outside directors:

       NAME            NO. OF SHARES      CLASS/TYPE      PAR VALUE
       ----            -------------      ----------      ---------
     John Sabre                      Class C Common Stock   $.01
     Melvyn Estrin                   Class C Common Stock   $.01
     Abbey Butler                    Class C Common Stock   $.01
     Suzanne de Passe                Class C Common Stock   $.01
     James Hudson                    Class C Common Stock   $.01
     Jack Kemp                       Class C Common Stock   $.01

  The issuances cited above were exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

  (b) Financial Statement Schedules.

  Schedule II--Valuation and Qualifying Accounts

  All other schedules have been omitted as they are inapplicable, or the other information is included in the financial statements.

ITEM 17. UNDERTAKINGS

  (a) The undersigned registrant hereby undertakes to provide the Underwriters at the Closing specified in the Purchase Agreements Certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN NEW YORK, NEW YORK, ON THIS 14TH DAY OF AUGUST, 1996.

                                          CARSON, INC.

                                                 /s/ Bradford N. Creswell
                                          By: _________________________________
                                            Name:Bradford N. Creswell
                                            Title: Executive Vice President of
                                            Finance, Chief Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN AND WOMEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS VINCENT A. WASIK AND DR. LEROY KEITH AND EACH OR ANY OF THEM, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE COMMISSION, GRANTING UNTO SAID ATTORNEY-IN-FACT AND AGENT FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENT, OR HIS SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                        TITLE                 DATE

         /s/ Dr. Leroy Keith           Chairman of the         August 14, 1996
- -------------------------------------   Board and Chief
           DR. LEROY KEITH              Executive Officer
                                        (Principal
                                        Executive Officer)

      /s/ Bradford N. Creswell         Executive Vice          August 14, 1996
- -------------------------------------   President of
        BRADFORD N. CRESWELL            Finance and Chief
                                        Financial Officer
                                        (Principal
                                        Financial Officer)

      /s/ Arthur P. Gnann, III         Vice President of       August 14, 1996
- -------------------------------------   Finance and
        ARTHUR P. GNANN, III            Comptroller
                                        (Principal
                                        Accounting Officer)

              SIGNATURE                 TITLE                        DATE

    /s/ Lawrence E. Bathgate, II        Director               August 14, 1996
- -------------------------------------
      LAWRENCE E. BATHGATE, II

         /s/ Abbey J. Butler            Director               August 14, 1996
- -------------------------------------
           ABBEY J. BUTLER

        /s/ Suzanne de Passe            Director               August 14, 1996
- -------------------------------------
          SUZANNE DE PASSE

        /s/ Melvyn J. Estrin            Director               August 14, 1996
- -------------------------------------
          MELVYN J. ESTRIN

         /s/ James L. Hudson            Director               August 14, 1996
- -------------------------------------
           JAMES L. HUDSON

         /s/ Joyce M. Roche             Director               August 14, 1996
- -------------------------------------
           JOYCE M. ROCHE

          /s/ John L. Sabre             Director               August 14, 1996
- -------------------------------------
            JOHN L. SABRE

         /s/ Dennis E. Smith            Director               August 14, 1996
- -------------------------------------
           DENNIS E. SMITH

        /s/ Vincent A. Wasik            Director               August 14, 1996
- -------------------------------------
          VINCENT A. WASIK

                                                                     SCHEDULE II

                                  CARSON, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE YEARS ENDED MARCH 31, 1994 AND 1995
            AND THE PERIODS ENDED AUGUST 22, 1995 AND MARCH 31, 1996
                                 (IN THOUSANDS)



                                  YEAR ENDED              PERIOD FROM        PERIOD FROM
                         -----------------------------   APRIL 1, 1995     AUGUST 23, 1995
                         MARCH 31, 1994 MARCH 31, 1995 TO AUGUST 22, 1995 TO MARCH 31, 1996
                         -------------- -------------- ------------------ -----------------
Allowance for doubtful
 accounts:
  Balance, beginning of
   period...............      $265           $206             $242              $358
  Addition--provisions
   charged to income....       361            629              158               329
  Deduction--accounts
   written off as
   uncollectible........      (420)          (593)             (42)             (156)
                              ----           ----             ----              ----
  Balance, end of peri-
   od...................      $206           $242             $358              $531
                              ====           ====             ====              ====

                                 EXHIBIT INDEX

NUMBER                                   DESCRIPTION
- ------                                   -----------
 *1     Form of Underwriting Agreement..............................................
 *3.1   Amended and Restated Articles of Incorporation..............................
 *3.2   By-laws of Registrant.......................................................
 *4     Form of Common Stock Certificate............................................
 *5     Opinion of Milbank, Tweed, Hadley & McCloy..................................
 *8     Opinion of Milbank, Tweed, Hadley & McCloy re tax matters...................
 *9     Voting Trust Agreement......................................................
*10.1   Employment Agreement dated as of August 23, 1995, as amended as of July 31,
         1996 between Carson Products Company and Dr. Leroy Keith...................
*10.2   Employment Agreement dated as of June 7, 1995, as amended as of July 31,
         1996, between Carson Products Company and Joyce M. Roche...................
*10.3   Employment Agreement dated as of June 7, 1995, as amended as of July 31,
         1996, between Carson Products Company and Dennis E. Smith..................
*10.4   Employment Agreement dated as of March 11, 1996, as amended July 31, 1996, between Carson Products Company and Miriam Muley...........................
*10.5   Employment Agreement dated as of June 7, 1995, as amended July 31, 1996, between Carson Products Company and John P. Brown, Jr. ....................
*10.6   Employment Agreement dated as of June 22, 1995, as amended July 31, 1996, between the Carson Products Company and Dr. Donald Cowsar..................
*10.7   Employment Agreement dated as of September 1, 1995, as amended July 31,
         1996, between Carson Products Company and Arthur P. Gnann III..............
*10.8   Employment Agreement dated as of September 1, 1995, as amended July 31,
         1996, between Carson Products Company and Allena Lee-Brown.................
*10.9   Employment Agreement dated as of April 1, 1996, as amended July 31, 1996, between Carson Products Company and Sharon A. Davis........................
*10.10  Management Assistance Agreement dated as of August 23, 1995 between Carson
         Products Company and Morningside Capital Group L.L.C. .....................
*10.11  Management Agreement dated as of June 26, 1996 between Carson Products
         Company and AM Cosmetics, Inc. ............................................
*10.12  Subscription Agreement dated as of June 26, 1996 between Carson Products
         Company and Morningside AM Acquisition Corp. ..............................
*10.13  Carson, Inc. 1996 Long Term Incentive Plan..................................
*10.14  Carson, Inc. 1996 Non-Employee Director's Equity Incentive Program..........
*10.15  Subscription Agreement dated as of August 23, 1995 by and among the
         Registrant and Investors set forth in Schedule I...........................
*10.16  Subscription Agreement dated as of August 23, 1995 by and among the
         Registrant and DNL Partners, Limited Partnership...........................
*10.17  Subscription Agreement dated as of August 23, 1995 by and among the
         Registrant, Indosuez Carson Partners and Indosuez CM II, Inc. .............
*10.18  Subscription and Registration Rights Agreement dated as of         between
         the Registrant and the outside directors named therein.....................
*10.19  Subscription and Registration Rights Agreement dated as of           between
         the Registrant and the members of Senior Management named therein..........
*21     Subsidiaries of the Registrant..............................................
 23.1   Consent of Deloitte & Touche LLP............................................
 23.2   Consent of Deloitte & Touche LLP............................................
 23.3   Consent of Price Waterhouse LLP.............................................
*23.4   Consent of Milbank, Tweed, Hadley & McCloy
         (included in its opinions filed as Exhibits 5 and 8 hereto)................
 24     Powers of Attorney (included on signature pages hereto).....................
 27     Financial Data Schedule.....................................................

- --------
*To be filed by amendment.